As filed with the U.S. Securities and Exchange Commission on December 17, 2019.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Genetic Technologies Limited

(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Australia	2386	Not Applicable
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

60-66 Hanover Street
Fitzroy, Victoria, 3065, Australia
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

60-66 Hanover Street

Fitzroy, Victoria, 3065, Australia

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alison Newman, Esq.	Barry I. Grossman, Esq.
Zev Bomrind, Esq.	Sarah E. Williams, Esq.
Fox Rothschild LLP	Ellenoff Grossman & Schole LLP
101 Park Avenue	1345 Avenue of the Americas
New York, NY 10178	New York, NY 10105
(212) 878-7997	(212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act:

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†                                         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)(3)	AMOUNT OF REGISTRATION FEE(4)
Ordinary shares, no par value per share, represented by American Depositary Shares (1)	$10,000,000.00	$1,298.00

(1)                                 American Depositary Shares (as evidenced by American Depositary Receipts, or ADRs, each representing 600 ordinary shares).

(2)                                 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(3)                                 Includes ordinary shares represented by American Depositary Shares, or ADSs, that are issuable upon exercise of the underwriters’ over-allotment option to purchase additional shares.

(4)                                 Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED December 17, 2019

[•] American Depositary Shares
[•] Representing Ordinary Shares

Genetic Technologies Limited

We are offering [•] American Depositary Shares, or ADSs. Each ADS represents 600 ordinary shares. The ADSs may be evidenced by American Depositary Receipts, or ADRs.

The assumed public offering price is $[•] per ADS.  The ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “GENE” and our ordinary shares are listed on the Australian Securities Exchange, or ASX, under the symbol “GTG.”

On December 11, 2019, the last sale price of the ADS on the Nasdaq Capital Market was $2.2818 per ADS and the last sale price of our ordinary shares on the ASX was A$0.005 per share.

Investing in the ADSs involves a high degree of risk. Before buying any ADSs, you should carefully read the discussion of material risks of investing in the ADSs in “Risk factors” beginning on page 6 of this prospectus.

We are a “foreign private issuer” under applicable U.S. federal securities laws. As such, we have elected to comply with certain reduced public company reporting requirements. See “Prospectus summary—implications of being a foreign private issuer” for additional information.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Per ADS
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds before expenses, to us	$	$

(1)                                 The underwriters will receive compensation in addition to the discounts and commissions. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the representative of the underwriters an over-allotment option to purchase up to an additional [•] ADSs from us at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If the representative of the underwriters exercises their over-allotment option in full, the total underwriting discounts and commissions payable will be $[•], and the total proceeds to us, before expenses, will be $[•].

The underwriters expect to deliver the ADSs to purchasers in this offering on or about           , 2019.

Aegis Capital Corp.

The date of this prospectus is            , 2019

We are responsible for the information contained in this prospectus and any free-writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. For the avoidance of doubt, we are not, and the underwriters are not, making an offer to sell our ordinary shares in any jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ADSs.

For investors outside the United States, neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus outside the United States.

We are incorporated under the laws of Western Australia in the Commonwealth of Australia and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer,” or FPI. As an FPI, are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

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ABOUT THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the “Company,” “Genetic Technologies”, “we,” “us” and “our” refer to Genetic Technologies Limited and its consolidated subsidiaries.

In this prospectus, unless otherwise stated, all references to “U.S. dollars” or “US$” or “$” or “cents” are to the currency of the United States of America, and all references to “Australian Dollars” or “A$” are to the currency of Australia. This prospectus also contains conversions of Australian dollar amounts into U.S. dollars at specified rates solely for the convenience of the reader. Unless otherwise specified, all conversions from Australian dollars to U.S. dollars in this prospectus were made at the average interbank rate as of November 30, 2019, which was A$1.00 to US$1.47876. We make no representation that the Australian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Australian dollars, as the case may be, at any particular rate or at all.

This prospectus and the information incorporated herein by reference contain market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

You should rely only on the information that we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation.

In this registration statement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

PRESENTATION OF FINANCIAL INFORMATION

This prospectus incorporates our audited consolidated balance sheets as of June 30, 2019 and 2018, and the related consolidated statements of comprehensive income/(loss), consolidated statements of cash flows and consolidated statements of changes in equity for each of the three years in the period ended June 30, 2019, including the related notes, which are prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, which became effective for us as of our fiscal year ended June 30, 2006. None of our financial statements were prepared in accordance with generally accepted accounting principles in the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in the ADSs or ordinary shares, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth under the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus. Unless the context otherwise requires, we use the terms “Genetic Technologies” “company,” “our,” “us,” and “we” in this prospectus to refer to Genetic Technologies Limited and, where appropriate, our consolidated subsidiaries.

Overview

Founded in 1989, Genetic Technologies listed its ordinary shares on the ASX (GTG) in 2000 and its ADSs on the Nasdaq Capital Market (GENE) in 2005.  Genetic Technologies is a molecular diagnostics company that offers predictive testing and assessment tools to help physicians proactively manage women’s health.  The Company’s legacy product, BREVAGenplus, was a clinically validated risk assessment test for non-hereditary breast cancer and was first in its class. BREVAGenplus improved upon the predictive power of the first generation BREVAGen test and was designed to facilitate better informed decisions about breast cancer screening and preventive treatment plans. BREVAGenplus expanded the application of BREVAGen from Caucasian women to include African-Americans and Hispanics, and was directed towards women aged 35 years or above who have not had breast cancer and have one or more risk factors for developing breast cancer.

The Company successfully launched the first generation BREVAGen test across the U.S. via its U.S. subsidiary Phenogen Sciences Inc., and believes the addition of BREVAGenplus, launched in October 2014, significantly expanded the applicable market.  The Company marketed BREVAGenplus to healthcare professionals in comprehensive breast health care and imaging centers, as well as to obstetricians/gynecologists (OBGYNs) and breast cancer risk assessment specialists (such as breast surgeons).

In May 2019, the Company announced that it had developed two new cancer risk assessment tests branded as GeneType for Breast Cancer and GeneType for Colorectal Cancer. The new breast cancer test provides substantial improvement over the Company’s legacy breast cancer test BREVAGenplus, by incorporating multiple additional clinical risk factors. This test will provide healthcare providers and their patients with a 5-year and lifetime risk assessment of the patient developing breast cancer.  The colorectal cancer test will provide healthcare providers and their patients a 5-year, 10-year, and lifetime risk assessment of the patient developing colorectal cancer.

Both tests require the patient to submit a DNA sample to our testing laboratory for analysis. Currently, we have a fully-licensed laboratory in Australia at which we previously analyzed samples provided by users of our BREVAGen and BREVAGenplus testing products. We intend to open additional laboratories in the United States and other locations across the globe as demand increases for our testing products and services.

With the release of these two predictive genetic tests, and a pipeline of new tests under development, we believe that we are poised to increase collaboration with world-leading genetics institutes and research facilities and to commence product distribution in multiple jurisdictions, including the U.S. and China, in addition to Australia.

GeneType for Breast Cancer

Breast cancer is the most common form of cancer affecting women. It is estimated that in the United States approximately one in eight women will develop the disease in their lifetime; in 2018 over 250,000 women were diagnosed with invasive breast cancer and approximately 40,000 died as a result. Thus, there is a need to predict which women will develop the disease, and to apply measures to prevent it.

The identification in 2007 of a number of genetic biomarkers, consisting of single nucleotide polymorphisms (SNPs), each with an associated small relative risk of breast cancer, led to the development of the first commercially available genetic risk test for sporadic breast cancer, BREVAGen.  The Company launched the product in the U.S. in June 2011.  In October 2014, we released our next generation breast cancer risk assessment test, BREVAGenplus.  This new version of the test incorporated a 10-fold expanded panel of SNPs known to be associated with the development of sporadic breast cancer, providing an increase in predictive power relative to its first-generation predecessor test.  In addition, the new test was clinically validated in a broader population of women including, African American and Hispanic women. This increased the applicable market applicable to the first generation test beyond Caucasian women, and simplified the marketing process in medical clinics and breast health centers in the U.S.

The expanded panel of SNPs incorporated into our breast cancer tests were identified from multiple large-scale genome-wide association studies and subsequently tested in case-control studies utilizing specific Caucasian, African American and Hispanic patient samples.

BREVAGenplus was a clinically validated, predictive risk test for sporadic breast cancer which examined a woman’s clinical risk factors, combined with seventy seven scientifically validated SNPs to allow for more personalized breast cancer risk assessment and risk management.

In May 2019, we announced the development of our next generation breast cancer risk assessment test, ‘GeneType for Breast Cancer’. The new breast cancer test provided substantial improvement over our legacy breast cancer test BREVAGenplus by incorporating key clinical risk factors: family history, mammographic breast density and polygenic risk. This test will provide healthcare providers and their patients with a 5-year and lifetime risk assessment of the patient developing breast cancer.

Germline genetic testing for mutations in BRCA1 and BRCA2 allows for the identification of individuals at significantly increased risk for breast and other cancers. However, such mutations are relatively rare in the general population and account for less than 10% of all breast cancer cases.   The remaining 90% of non-familial or sporadic breast cancer have to be defined by other genetic/clinical markers common to the population at large and this is where we have focused our attention.

We believe that there are over 90 million women in the United States over the age of 35 who will benefit from using a breast cancer risk assessment using the GeneType technology. The newly developed GeneType for Breast Cancer test is aimed at providing the most accurate risk assessment for breast cancer, whether or not the patient has a family history of breast cancer or has been identified as having high breast density.

GeneType for Colorectal Cancer

Globally in 2018, an estimated 1.8 million people were diagnosed with colorectal cancer (CRC), almost 10% of all cancers. In the United States, 1 in 22 men and 1 in 24 women will receive a colorectal cancer diagnosis during their lifetime. Detection relies on screening programs that unaffected individuals typically avoid, despite how crucial early detection is to survival.

Accurate risk assessment to determine those individuals at a higher risk is important for providing personalized screening and intervention plans. Questionnaire-based risk assessment models perform well on a population level, but are less able to predict “individual” risk. GeneType for Colorectal Cancer is designed to address this and enable “personalized” risk assessment. Most national screening programs only use age as a risk factor, where all patients within an age range are invited to screening. Tests that more accurately identify those patients at increased risk of colorectal cancer, such as GeneType for Colorectal Cancer, have the potential to impact healthcare at the system level down to the patient level. One reason being, patients can be flagged as “high risk” and therefore offered more intensive surveillance and/or risk reducing options.

GeneType for Colorectal Cancer targets men and women 30 years of age or older and individuals of Caucasian descent. We intend to broaden the applicable market for this test as we introduce future versions of GeneType for Colorectal Cancer. GeneType for Colorectal Cancer is the only genomic-based colorectal risk assessment that combines genetic risk markers with clinical risk markers to provide an integrated colorectal cancer risk score for the patient. This test minimizes the uncertainty associated with self-reported risk factors and incorporates an unambiguous combination of SNPs to calculate the CRC polygenic risk score.

Patients are stratified into risk categories of either average or increased risk compared to that of the population average. Tailored prevention and surveillance options for those at increased risk include personalized screening regimens, risk reducing medications and lifestyle changes.

We believe that there are over 200 million men and women in the United States over the age of 30 who will benefit from using a colorectal cancer risk assessment using the GeneType technology.

Corporate Information

Our corporate headquarters and laboratory is located at 60-66 Hanover Street, Fitzroy, Victoria, 3065, Australia and our telephone number is 61 3 8412 7000. The offices of our U.S. subsidiary, Phenogen Sciences Inc., are located at 1300 Baxter Street, Suite 157, Charlotte, North Carolina 28269. The telephone number for the Phenogen Sciences office is (877) 992-7382.  Our website address is www.gtglabs.com. The information in our website is not incorporated by reference into this prospectus and should not be considered as part of this prospectus.

Recent Information

                On October 29, 2019, the Company completed a rights offering to the holders of its ordinary shares (the “Rights Offering”), in which it issued 1,125,000,000 ordinary shares at an issue price of A$0.004, resulting in gross proceeds to the Company before transaction costs of A$4,500,000, or approximately US$3,043,000 at current exchange rates. The Company intends to use the net proceeds of the Rights Offering to commence sales of its latest breast cancer and colorectal cancer risk assessment products in the United States and Australia and to fund the development of additional polygenic risk tests. The Rights Offering also enabled the Company to regain compliance with Nasdaq Listing Rule 5550(b), which requires a minimum of $2,500,000 of stockholders’ equity.

                On November 28, 2019, the Company’s shareholders approved a change of the Company’s name to “Genetype Limited” to better reflect its current business strategy and product branding.  The name change will not be effective until the Company makes requisite filings with the Australian Securities and Investments Commission (“ASIC”), which is anticipated to occur in the first quarter of 2020.

Implications of Being a Foreign Private Issuer

We report under the Exchange Act as a non-U.S. company with FPI status. As long as we qualify as an FPI under the Exchange Act we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•                  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•                  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•                  the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events; and

•                  more stringent executive compensation disclosure rules.

THE OFFERING

ADSs offered by us	[•] ADSs.

Ordinary shares to be outstanding after this Offering

[•] ordinary shares, including [•] ordinary shares to be represented by ADSs (or [•] ordinary shares if the underwriters exercise in full their over-allotment option to purchase [•] ordinary shares to be represented by ADSs).

Over-allotment option	[•] ADSs.

ADSs

Each ADS represents 600 ordinary shares, no par value. The depositary will hold the ordinary shares underlying the ADSs and you will have rights as provided in the deposit agreement among us, the depositary, and holders and beneficial owners of ADSs from time to time. To better understand the terms of the ADSs, see “Description of the American Depositary Shares.” We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Depositary	The Bank of New York Mellon.

Use of Proceeds

We estimate that the net proceeds from our sale of ADSs in this offering will be approximately $[•] million (or approximately $[•] million if the underwriters exercise their over-allotment option in full), assuming a public offering price of $[•] per ADS, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds we receive from this offering to support the introduction and distribution of our new products in the United States; for general product research and development, including the development of polygenic risk tests with TGen in the United States; expansion into China; and working capital and other general corporate purposes.

See “Use of Proceeds” for additional information.

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Nasdaq Capital Market symbol	“GENE”

The number of our ordinary shares (including ordinary shares represented by ADSs) that will be outstanding after this Offering is based on 4,063,134,143 ordinary shares outstanding as of December 9, 2019, and excludes 33,000,000 ordinary shares issuable upon the exercise of options to purchase ordinary shares outstanding at a weighted average exercise price of $0.01 per ordinary share;

Unless otherwise indicated, this prospectus reflects and assumes the following:

•                  no exercise of outstanding share options or warrants after October 31, 2019;

•                  no exercise of the underwriters’ over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary consolidated financial data for the periods indicated. We have derived the consolidated statement of comprehensive income/ (loss) for the years ended June 30, 2019 and 2018 and the consolidated balance sheet data as of June 30, 2019 from our audited consolidated financial statements included elsewhere in this prospectus. You should read the following summary consolidated financial data together with the audited consolidated financial statements included elsewhere in this prospectus and the sections entitled “Exchange Rate Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We maintain our books and records in Australian Dollars, and we prepare our financial statements in accordance with IFRS as issued by the IASB. We report our financial results in Australian dollars as of June 30, as noted.

Consolidated Statement of Operations Data:

	Years Ended June 30,
	2019	2018	2017
Revenue from operations	$25,444	$189,254	$518,506
Less: cost of sales	$(276,267)	$(300,088)	$(492,417)
Gross profit from operations	$(250,283)	$(110,834)	26,089
Net operating expenses before tax	$(6,174,781)	$(5,353,038)	$(8,377,737)
Income tax expense	—	—	—
Loss for the year	$(6,425,604)	$(5,463,872)	$(8,403,826)
Other comprehensive income/(loss)	$23,668	$(522,966)	$(130,655)
Total comprehensive loss for the year	$(6,401,936)	$(5,986,838)	$(8,458,965)

Consolidated Balance Sheet Data:

	As of June 30, 2019	As of June 30, 2019
	As Actual	As Adjusted (1)
Cash and cash equivalents	2,131,741
Total current assets	3,195,672
Total current liabilities	1,492,990
Total liabilities	1,493,799
Total equity	1,771,206

(1) Represents the proceeds from the sale of [•] ADSs  at the assumed public price of $[•] per ADS in the offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks described below and the other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to invest in the ADSs. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially and adversely affected, the trading price of the ADSs could decline and you could lose all or part of your investment.

Risks Related to our Business

A material uncertainty exists that may cast significant doubt about our Company’s ability to continue as a Going concern.

For the years ending June 30, 2019 and June 30, 2018, the Company incurred total comprehensive losses of $6,401,936 and $5,986,838, respectively, and net cash outflows from operations of $6,073,182 and $5,636,533, respectively. As at June 30, 2019 the Company held total cash and cash equivalents of $2,131,741.  We expect to continue to incur losses and cash outflows for the foreseeable future as we continue to invest resources in expanding the research and development activities in support of the distribution of existing and new products. As a result, the continuing viability of the Company and its ability to continue as a going concern and meet its debts and commitments as they fall due are dependent on our ability to raise additional financing.  We may seek additional financing, but there can be no assurance that we will be successful in this regard.  In addition, future offerings of our equity securities could have a material adverse effect on the price of the outstanding ADSs.

Due to our history of losses and cash outflows, and the uncertainty surrounding the timing, quantum or the ability to raise additional equity, there is a material uncertainty that casts significant doubt on the Company’s ability to continue as a going concern and therefore, that it may be unable to realise its assets and discharge its liabilities in the normal course of business.  In addition, our auditors have indicated in their report on our consolidated financial statements for the fiscal year ended June 30, 2019, that conditions exist that raise substantial doubt about our ability to continue as a going concern. However, we believe that the Company will be successful in raising required capital when needed, and accordingly, have prepared our financial statements on a going concern basis. As such no adjustments have been made to the financial statements relating to the recoverability and classification of the asset carrying amounts or classification of liabilities that might be necessary should the Company not be able to continue as a going concern.

Our Company has a history of incurring losses.

We have incurred operating losses in every year since the year ended June 30, 2011.  As at June 30, 2019, the Company had accumulated losses of $129,737,550 and the extent of any future losses and whether or not the Company can generate profits in future years remains uncertain.  The Company currently does not generate sufficient revenue to cover its operating expenses.  We expect our capital outlays and operating expenditures to remain constant for the foreseeable future as we continue to focus on R&D and new product development, IP creation and the introduction of predictive genetic testing products.  If we fail to generate sufficient revenue and eventually become profitable, or if we are unable to fund our continuing losses by raising additional financing when required, our shareholders could lose all or part of their investments.

We may not be successful in transitioning from our existing product portfolio to our next generation of risk assessment tests, and our newly developed approach to marketing and distribution of such products may not generate revenues.

Although we developed and marketed our BREVAGen and BREVAGenplus products in the recent past, and had internally developed product distribution teams in both Australia and the United States, we have discontinued marketing those products and believe that our future success is dependent upon our ability to successfully introduce and sell our newly developed products, GeneType for Breast Cancer, and GeneType for Colorectal Cancer.  Although we believe that we now have unique products that are poised to be an important part of making predictive genetic testing a mainstream healthcare activity, we may not be successful in transitioning from our existing products to these products, and there can be no assurance that the demand for these new products will develop. Furthermore, we plan to introduce our new products to healthcare providers through a global network of distribution partners instead of through an internal product distribution team. Although we believe that we are building worthwhile sales and distribution relationships with experienced United States and Chinese medical product distribution firms, there can be no assurance that we will be able to enter into distribution arrangements on terms satisfactory to us, and that our marketing strategy will be successful and result in significant revenues.

Our products may never achieve significant market acceptance.

We may expend substantial funds and management effort on the development and marketing of our predictive genetic testing products with no assurance that we will be successful in selling our products.  Our ability to enter into distribution arrangements to successfully sell our molecular risk assessment and predictive genetic testing products, including GeneType for Breast Cancer and GeneType for Colorectal Cancer, will depend significantly on the perception that our products can reduce patient risk and improve medical outcomes, and that our products are superior to existing tests.  Our business could also be adversely affected if we expend money without any return.

Failure to demonstrate the clinical utility of our products could have a material adverse effect on our financial condition and results of operations.

The Company believes that its GeneType for Breast Cancer and GeneType for Colorectal Cancer tests, along with the pipeline of new tests under development, have the capacity to transform health outcomes.  However, it is critical for the Company to demonstrate the clinical utility of its new products. Clinical utility is the usefulness of a test for clinical practice. If the Company is unable to demonstrate clinical utility, or if the data is deemed insufficient to validate utility, there may be insufficient demand for the Company’s products.

If our competitors develop superior products, our operations and financial condition could be affected.

                                                We are currently subject to increased competition from biotechnology and diagnostic companies, academic and research institutions and government or other publicly-funded agencies that are pursuing products and services, which are substantially similar to our molecular risk assessment testing products, or which otherwise address the needs of our customers and potential customers. Our competitors in the predictive genetic testing and assessment market include private and public sector enterprises located in Australia, the U.S. and elsewhere. Many of the organizations competing with us are much larger and have greater accessibility to needed resources such as capital. In particular, they would have greater experience in the areas of finance, research and development, manufacturing, marketing, sales, distribution, technical and regulatory matters than we do.  In addition, many of the larger current and potential competitors have already established name / brand recognition and more extensive collaborative relationships.

Our competitive position in the molecular risk assessment and predictive testing area is based upon, amongst other things, our ability to:

•             continue to strengthen and maintain scientific credibility through the process of obtaining scientific validation through clinical trials supported by peer-reviewed publication in medical journals;

•             create and maintain scientifically-advanced technology and offer proprietary products and services;

•             continue to strengthen and improve the messaging regarding the importance and value that our cancer risk assessment tests provides to patients and physicians;

•             diversify our product offerings in disease types other than breast cancer;

•             obtain and maintain patent or other protection for our products and services;

•             obtain and maintain required government approvals and other accreditations on a timely basis; and

•             successfully market and distribute our testing products.

If we are not successful in meeting these goals, our business could be adversely affected.  Similarly, our competitors may succeed in developing technologies, products or services that are more effective than any that we are developing or that would render our technology, products and services obsolete, noncompetitive or uneconomical.

We have important relationships with external parties over whom we have limited control.

We have relationships with academic consultants, research collaborators at other institutions and other advisers who are not employed by us.  Accordingly, we have limited control over their activities and can expect only limited amounts of their time to be dedicated to our activities.  These persons may have consulting, employment or advisory arrangements with other entities that may conflict with or compete with their obligations to us.  Our consultants typically sign agreements that provide for confidentiality of our proprietary information and results of studies.  However, we may not be able to maintain the confidentiality of our technology, the dissemination of which could hurt our competitive position and results from operations.  To the extent that our scientific consultants, collaborator or advisors develop inventions or processes that may be applicable to our proposed products, disputes may arise as to the ownership of the proprietary rights to such information, and we may not be successful with any dispute outcomes.

We depend on the collaborative efforts of our academic and corporate partners for research, development and commercialization of our products. A breach by our partners of their obligations, or the termination of the relationship, could deprive us of valuable resources and require additional investment of time and money.

Our strategy for research, development and commercialization of our products has historically involved entering into various arrangements with academic, corporate partners and others. As a result, the success of our strategy depends, in part, upon the strength of those relationships and these outside parties undertaking their responsibilities and performing their tasks to the best of their ability and responding in a timely manner. Our collaborators may also be our competitors. We cannot necessarily control the amount and timing of resources that our collaborators devote to performing their contractual obligations and we have no certainty that these parties will perform their obligations as expected or that any revenue will be derived from these arrangements.

If our collaborators breach or terminate their agreement with us or otherwise fail to conduct their collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaborative arrangement may be delayed. If that is the case, we may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional funds or other resources to such development or commercialization, or such development or commercialization could be terminated. The termination or cancellation of collaborative arrangements could adversely affect our financial condition, intellectual property position and general operations. In addition, disagreements between collaborators and us could lead to delays in the collaborative research, development, or commercialization of certain products or could require or result in formal legal process or arbitration for resolution. These consequences could be time-consuming and expensive and could have material adverse effects on the Company.

We rely upon scientific, technical and clinical data supplied by academic and corporate collaborators, licensors, licensees, independent contractors and others in the evaluation and development of potential therapeutic methods. There may be errors or omissions in this data that would materially adversely affect the development of these methods.

We may be subject to liability and our insurance may not be sufficient to cover damages.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing, marketing and sale of molecular risk assessment and predictive tests.  The use of our products and product candidates, whether for clinical trials or commercial sale, may expose us to professional and product liability claims and possible adverse publicity.  We may be subject to claims resulting from incorrect results of analysis of genetic variations or other screening tests performed using our products.  Litigation of such claims could be costly.  Further, if a court were to require us to pay damages to a plaintiff, the amount of such damages could be significant and severely damage our financial condition.  Although we have public and product liability insurance coverage under broad form liability and professional indemnity policies, for an aggregate amount of A$20,000,000, the level or breadth of our coverage may not be adequate to fully cover any potential liability claims.  In addition, we may not be able to obtain additional liability coverage in the future at an acceptable cost.  A successful claim or series of claims brought against us in excess of our insurance coverage and the effect of professional and/or product liability litigation upon the reputation and marketability of our technology and products, together with the diversion of the attention of key personnel, could negatively affect our business.

We use potentially hazardous materials, chemicals and patient samples in our business and any disputes relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development, production and service activities involve the controlled use of hazardous laboratory materials and chemicals, including small quantities of acid and alcohol, and patient tissue samples.  We do not knowingly deal with infectious samples.  We, our collaborators and service providers are subject to stringent Australian laws and regulations governing occupational health and safety standards, including those governing the use, storage, handling and disposal of these materials and certain waste products. In addition, we are subject to U.S. laws and regulations related to the protection of the environment, the health and safety of employees and the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials. We could be liable for accidental contamination or discharge or any resultant injury from hazardous materials, and conveyance, processing, and storage of and data on patient samples. If we fail to comply with applicable laws or regulations, we could be required to pay penalties or be held liable for any damages that result and this liability could exceed our financial resources.  Further, future changes to environmental health and safety laws could cause us to incur additional expense or restrict our operations.

In addition, our collaborators and service providers may be working with these same types of hazardous materials, including hazardous chemicals, in connection with our collaborations.  In the event of a lawsuit or investigation, we could be held responsible for any injury caused to persons or property by exposure to, or release of, these hazardous materials or patient samples that may contain infectious materials.  The cost of this liability could exceed our resources.  While we maintain broad form liability insurance coverage for these risks, in the amount of up to A$8,000,000, the level or breadth of our coverage may not be adequate to fully cover potential liability claims.

 If our sole laboratory facility becomes inoperable, we will be unable to perform our tests and our business will be harmed.

                                                We rely on our sole laboratory facilities in Melbourne, Australia, which has been certified under the U.S. Clinical Laboratory Improvements Amendments (“CLIA”). Our current lease of laboratory premises expires August 31, 2021. The facility and the equipment we use to perform our tests would be costly to replace and could require substantial lead time to repair or replace. If we were to lose our CLIA certification or other required certifications or licenses, or if the facility is harmed or rendered inoperable by natural or man-made disasters, including flooding and power outages, it will be difficult or impossible for us to perform our tests for some period of time. The inability to perform our tests or the backlog of tests that could develop if our facility is inoperable for even a short period of time may result in the loss of customers or harm our reputation, and we may be unable to regain those customers in the future.

                                                If we no longer had our own facility and needed to rely on a third party to perform our tests, we could only use another facility with established state licensure and CLIA accreditation. We cannot assure you that we would be able to find another CLIA-certified facility willing to comply with the required procedures, that this laboratory would be willing to perform the tests on commercially reasonable terms, or that it would be able to meet our quality standards. In order to establish a redundant clinical reference laboratory facility, we would have to spend considerable time and money securing adequate space, constructing the facility, recruiting and training employees, and establishing the additional operational and administrative infrastructure necessary to support a second facility. We may not be able, or it may take considerable time, to replicate our testing processes or results in a new facility. Additionally, any new clinical reference laboratory facility would be subject to certification under CLIA and licensing by several states, including California and New York, which could take a significant amount of time and result in delays in our ability to begin operations.

The loss of key members of our senior management team or our inability to attract and retain highly skilled scientists, clinicians and salespeople could adversely affect our business.

Our success depends largely on the skills, experience and performance of key members of our executive management team and others in key management positions. The efforts of each of these persons together will be critical as we continue to develop our technologies and testing processes, continue our international expansion and transition to a company with multiple commercialized products. If we were to lose one or more of these key employees, we may experience difficulties in competing effectively, developing our technologies and implementing our business strategies.

We recently experienced significant changes in our executive officers, including the appointment of Dr. Jerzy (“George”) Muchnicki as our Chief Executive Officer on September 23, 2019 following the resignation of Paul Kasian, our former Chief Executive Officer; and the appointment of Philip Hains as our Chief Financial Officer on July 15, 2019, following the resignation of Paul Viney, which followed the resignation of our previous Chief Financial Officer on December 31, 2018. While we believe our current executive officers have the skills and experience to enable us to execute our business plan, these changes may nevertheless result in a transition phase that could adversely affect our operations in the short-term. The departures of Dr. Kasian and Mr. Viney from their respective positions with the Company were not due to any internal disagreements with us.

Our research and development programs and commercial laboratory operations depend on our ability to attract and retain highly skilled scientists and technicians, including licensed laboratory technicians, chemists, biostatisticians and engineers. We may not be able to attract or retain qualified scientists and technicians in the future due to the competition for qualified personnel among life science businesses. In addition, if there were to be a shortage of clinical laboratory scientists in coming years, this would make it more difficult to hire sufficient numbers of qualified personnel. We also face competition from universities and public and private research institutions in recruiting and retaining highly qualified scientific personnel. In addition, our success depends on our ability to attract and retain salespeople with extensive experience in oncology and close relationships with medical oncologists, pathologists and other hospital personnel. We may have difficulties sourcing, recruiting or retaining qualified salespeople, which could cause delays or a decline in the rate of adoption of our tests. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that could adversely affect our ability to support our research and development and sales programs.

Changes in the way that the FDA regulates our tests could result in the delay or additional expense in offering our tests and tests that we may develop in the future.

Historically, the U.S. Food and Drug Administration (“FDA”) has exercised enforcement discretion with respect to most laboratory-developed tests (“LDTs”) and has not required laboratories that furnish LDTs to comply with the agency’s requirements for medical devices (e.g., establishment registration, device listing, quality systems regulations, premarket clearance or premarket approval, and post-market controls).  In recent years, however, the FDA publicly announced its intention to regulate certain LDTs and issued two draft guidance documents that set forth a proposed phased-in risk-based regulatory framework that would apply varying levels of FDA oversight to LDTs.  However, these guidance documents were withdrawn at the end of the Obama administration and replaced by an informal discussion paper reflecting some of the feedback that FDA had received on LDT regulation.  The FDA acknowledged that the discussion paper in January 2017 does not represent the formal position of the FDA and is not enforceable.  Nevertheless, the FDA wanted to share its synthesis of the feedback that it had received in the hope that it might advance public discussion on future LDT oversight.  Notwithstanding the discussion paper, the FDA continues to exercise enforcement discretion and may decide to regulate certain LDTs on a case-by-case basis at any time, which could result in delay or additional expense in offering our tests and tests that we may develop in the future.

Our business could be harmed from the loss or suspension of a license or imposition of a fine or penalties under, or future changes in, or changing interpretations of, CLIA or state laboratory licensing laws to which we are subject.

The clinical laboratory testing industry is subject to extensive federal and state regulation, and many of these statutes and regulations have not been interpreted by the courts.  The regulations implementing CLIA set out federal regulatory standards that apply to virtually all clinical laboratories (regardless of the location, size or type of laboratory), including those operated by physicians in their offices, by requiring that they be certified by the federal government or by a federally approved accreditation agency.  CLIA does not preempt state law, which in some cases may be more stringent than federal law and require additional personnel qualifications, quality control, record maintenance and proficiency testing. The sanction for failure to comply with CLIA and state requirements may be suspension, revocation or limitation of a laboratory’s CLIA certificate, which is necessary to conduct business, as well as significant fines and/or criminal penalties. Several states have similar laws and we may be subject to similar penalties. If the certification of one laboratory owned by the Company is suspended or revoked that may preclude the Company from owning or operating any other laboratory in the Country for two years.

We cannot assure you that applicable statutes and regulations and more specifically, the Food, Drug, and Cosmetic Act, will not be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that would adversely affect our business. Potential sanctions for violation of these statutes and regulations include significant fines and the suspension or loss of various licenses, certificates and authorizations, which could have a material adverse effect on our business. In addition, compliance with future legislation could impose additional requirements on us, which may be costly.

Failure to establish and comply with appropriate quality standards to assure that the highest level of quality is observed in the performance of our testing services and in the design, manufacture and marketing of our products could adversely affect the results of our operations and adversely impact our reputation.

The design, manufacture and marketing of diagnostic products, and the testing of DNA samples, involve certain inherent risks. The products that we design, manufacture and market are intended to provide information for healthcare providers in providing patient care. Therefore, users of our testing products may have a greater sensitivity to errors than the users of services or products that are intended for other purposes.  Similarly, negligence in testing DNA samples submitted to us by users of our testing products can lead to adverse events. We may be sued under common law, physician liability or other liability law for acts or omissions by our laboratory personnel.  We are subject to the attendant risk of substantial damages awards and risk to our reputation.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to design and implement an effective system of internal control may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weakness.  Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of the ADSs and our ordinary shares.

As of June 30, 2019, our Chief Executive Officer and Chief Financial Officer assessed the effectiveness of our internal control over financial reporting. In connection with this assessment, we identified material weakness in internal control over financial reporting as of June 30, 2019. Specifically, the Company did not maintain an adequate segregation of duties with respect to internal control over financial reporting, given we have limited accounting personnel to enable and sufficiently evidence an independent review of complex financial reporting matters.

In an effort to remediate the identified material weakness and to enhance our overall control environment, we have implemented key steps to ensure continuity in the finance team and ongoing training. However, we cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent potential future material weaknesses.

Failure to comply with complex federal and state laws and regulations related to submission of claims for clinical laboratory services could result in significant monetary damages and penalties and exclusion from the Medicare and Medicaid programs.

                                                We are subject to extensive federal and state laws and regulations relating to the submission of claims for payment for clinical laboratory services, including those that relate to coverage of our services under Medicare, Medicaid and other governmental health care programs, the amounts that may be billed for our services and to whom claims for services may be submitted. In addition, we are subject to various laws regulating our interactions with other healthcare providers and with patients, such as the Anti-Kickback Statute, the Anti-Inducement Statute, and the Ethics in Patient Referrals Act of 1989, commonly referred to as the Stark law.  These laws are complicated.

Our failure to comply with applicable laws and regulations could result in our inability to receive payment for our services or result in attempts by third-party payors, such as Medicare and Medicaid, to recover payments from us that have already been made. Submission of claims in violation of certain statutory or regulatory requirements can result in penalties, including substantial civil penalties for each item or service billed to Medicare in violation of the legal requirement, and exclusion from participation in Medicare, Medicaid and other federal health care programs. Government authorities or whistleblowers may also assert that violations of laws and regulations related to submission or causing the submission of claims violate the federal False Claims Act, or FCA, or other laws related to fraud and abuse, including submission of claims for services that were not medically necessary. Violations of the FCA could result in significant economic liability.  For example, we could be subject to FCA liability if it were determined that the services we provided were not medically necessary and not reimbursable or if it were determined that we improperly paid physicians who referred patients to our laboratory.  It is also possible that the government could attempt to hold us liable under fraud and abuse laws for improper claims submitted by an entity for services that we performed if we were found to have knowingly participated in the arrangement that resulted in submission of the improper claims.

Failure to comply with HIPAA, including regarding the use of new “standard transactions,” may negatively impact our business.

Pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended, or HIPAA, we must comply with comprehensive privacy and security standards with respect to the use and disclosure of protected health information, as well as standards for electronic transactions, including specified transaction and code set rules. Under the 2009 HITECH amendments to HIPAA, the law was expanded, including requirements to provide notification of certain identified data breaches, direct patient access to laboratory records, the extension of certain HIPAA privacy and security standards directly to business associates, and heightened penalties for noncompliance, and enforcement efforts.

If we fail to comply with the complex federal, state, local and foreign laws and regulations that apply to our business, we could suffer severe consequences that could materially and adversely affect our operating results and financial condition.

Our operations are subject to extensive federal, state, local and foreign laws and regulations, all of which are subject to change.  These laws and regulations currently include, among other things:

•                                          CLIA, which requires that laboratories obtain certification from the federal government, and state licensure laws;

•                                          FDA laws and regulations;

•                                          HIPAA, which imposes comprehensive federal standards with respect to the privacy and security of protected health information and requirements for the use Of certain standardized electronic transactions; amendments to HIPAA under HITECH, which strengthen and expand HIPAA privacy and security compliance requirements, increase penalties for violators, extend enforcement authority to state attorneys general and impose requirements for breach notification;

•                                          state laws regulating genetic testing and protecting the privacy of genetic test results, as well as state laws protecting the privacy and security of health information and personal data and mandating reporting of breaches to affected individuals and state regulators;

•                                          the federal anti-kickback law, or the Anti-Kickback Statute, which prohibits knowingly and willfully offering, paying, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for, or recommending of an item or service that is reimbursable, in whole or in part, by a federal health care program;

•                                          other federal and state fraud and abuse laws, such as anti-kickback laws, prohibitions on self-referral, and false claims acts, which may extend to services reimbursable by any third-party payor, including private insurers;

•                                          the federal Physician Payments Sunshine Act, which requires medical device manufactures to track and report to the federal government certain payments and other transfers of value made to physicians and teaching hospitals and ownership or investment interests held by physicians and their immediate family members;

•                                          Section 216 of the federal Protecting Access to Medicare Act of 2014 (“PAMA”), which requires applicable laboratories to report private payor data in a timely and accurate manner beginning in 2017 and every three years thereafter (and in some cases annually);

•                                          state laws that impose reporting and other compliance-related requirements; and

•                                          similar foreign laws and regulations that apply to us in the countries in which we operate.

These laws and regulations are complex and are subject to interpretation by the courts and by government agencies.  Our failure to comply could lead to civil or criminal penalties, exclusion from participation in state and federal health care programs, or prohibitions or restrictions on our laboratory’s ability to provide or receive payment for our services.  We believe that we are in material compliance with all statutory and regulatory requirements, but there is a risk that one or more government agencies could take a contrary position, or that a private, party could file suit under the qui tam provisions of the federal False Claims Act or a similar state law.  Such occurrences, regardless of their outcome, could damage our reputation and adversely affect important business relationships with third parties, including managed care organizations, and other private third-party payors.

A failure to comply with any of federal or state laws applicable to our business, particularly laws related to the elimination of healthcare fraud, may adversely impact our business.

Federal officials responsible for administering and enforcing the healthcare laws and regulations have made a priority of eliminating healthcare fraud. For example, the Patient Protection and Affordable Care Act, as amended by the Health Care Education and Reconciliation Act of 2010, jointly the “Affordable Care Act,”  includes significant fraud and abuse measures, including required disclosures of financial arrangements between drug and device manufacturers, on the one hand, and physicians and teaching hospitals, on the other hand. Federal funding available for combating health care fraud and abuse generally has increased. While we seek to conduct our business in compliance with all applicable laws and regulations, many of the laws and regulations applicable to our business, particularly those relating to billing and reimbursement of tests and those relating to relationships with physicians, hospitals and patients, contain language that has not been interpreted by courts. We must rely on our interpretation of these laws and regulations based on the advice of our counsel and regulatory or law enforcement authorities may not agree with our interpretation of these laws and regulations and may seek to enforce legal remedies or penalties against us for violations. From time to time we may need to change our operations, particularly pricing or billing practices, in response to changing interpretations of these laws and regulations or regulatory or judicial determinations with respect to these laws and regulations. These occurrences, regardless of their outcome, could damage our reputation and harm important business relationships that we have with healthcare providers, payors and others.

Healthcare plans have taken steps to control the utilization and reimbursement of healthcare services, including clinical test services.

We also face efforts by non-governmental third-party payors, including healthcare plans, to reduce utilization and reimbursement for clinical testing services.  The healthcare industry has experienced a trend of consolidation among healthcare insurance plans, resulting in fewer but larger insurance plans with significant bargaining power to negotiate fee arrangements with healthcare providers, including clinical testing providers. Some healthcare plans have been willing to limit the PPO or POS laboratory network to only a single national laboratory to obtain improved fee-for-service pricing. There are also an increasing number of patients enrolling in consumer driven products and high deductible plans that involve greater patient cost-sharing.

The increased consolidation among healthcare plans also has increased the potential adverse impact of ceasing to be a contracted provider with any such insurer. Sales volumes and prices of our products depend in large part on the availability of coverage and reimbursement from third-party payors. Third-party payors include governmental programs such as U.S. Medicare and Medicaid, private insurance plans, and workers’ compensation plans. These third-party payors may deny coverage or reimbursement for a product or procedure if they determine that the product or procedure was not medically appropriate or necessary. Even though a new product may have been cleared for commercial distribution by relevant regulatory authorities, we may find limited demand for the product until reimbursement approval is assured from multiple governmental and private third-party payors.  In the United States, a uniform policy of coverage does not exist across all third-party payors relative to payment of claims for all products. Therefore, coverage and payment can be quite different from payor to payor, and from one region of the country to another. This is also true for foreign countries in that coverage and payment systems vary from country to country.

Third-party payors are developing increasingly sophisticated methods of controlling healthcare costs through more cost-effective methods of delivering healthcare. All of these types of programs can potentially impact market access for, and pricing structures of our products, which in turn, can impact our future sales. There can be no assurance that third-party reimbursement will be available or adequate, or that current and future legislation, regulation or reimbursement policies of third-party payors will not adversely affect the demand for our products or our ability to sell our products on a profitable basis. The unavailability or inadequacy of third-party payor reimbursement could have a material adverse effect on our business, operating results, and financial condition.

Outside the United States, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific product lines and procedures. There can be no assurances that procedures using our products will be considered medically reasonable and necessary for a specific indication, that our products will be considered cost-effective by third-party payors, that an adequate level of reimbursement will be available, or that the third-party payors’ reimbursement policies will not adversely affect our ability to sell our products profitably.

We expect continuing efforts to reduce reimbursements, to impose more stringent cost controls and to reduce utilization of clinical test services. These efforts may have a material adverse effect on our business.

Changes in health care policy could increase our costs, decrease our revenues and impact sales of and reimbursement for our tests.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or the ACA became law. This law substantially changed the way health care is financed by both governmental and private insurers, and significantly impacts our industry. The ACA contains a number of provisions that are expected to impact our business and operations, some of which in ways we cannot currently predict, including those governing enrollment in state and federal health care programs, reimbursement changes and fraud and abuse, which will impact existing state and federal health care programs and will result in the development of new programs. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA. Both Congress and President Trump have expressed their intention to repeal or repeal and replace the ACA, and as a result, certain sections of the ACA have not been fully implemented or were effectively repealed. The uncertainty around the future of the ACA, and in particular the impact to reimbursement levels and the number of insured individuals, may lead to delay in the purchasing decisions of our customers, which may in turn negatively impact our product sales. Further, if reimbursement levels are inadequate, our business and results of operations could be adversely affected.

In addition to the ACA, there will continue to be proposals by legislators at both the federal and state levels, regulators and private third-party payors to reduce costs while expanding individual healthcare benefits. Certain of these changes could impose additional limitations on the prices we will be able to charge for our tests or the amounts of reimbursement available for our tests from governmental agencies or private third-party payors.

We face risks associated with currency exchange rate fluctuations, which could adversely affect our operating results.

We receive a portion of our revenues and pay a portion of our expenses in currencies other than the United States dollar, such as the Australian dollar, the Euro, the Swiss franc, the British pound, and the Canadian dollar. As a result, we are at risk for exchange rate fluctuations between such foreign currencies and the United States dollar, which could affect the results of our operations. If the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenues and operating expenses. We may not be able to offset adverse foreign currency impact with increased revenues. We do not currently utilize hedging strategies to mitigate foreign currency risk and even if we were to implement hedging strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications.

Government regulation of genetic research or testing may adversely affect the demand for our services and impair our business and operations.

In addition to the regulatory framework governing healthcare, genetic research and testing has been the focus of public attention and regulatory scrutiny.  From time to time, federal, state, local, and/or foreign governments adopt regulations relating to the conduct of genetic research and genetic testing.  In the future, these regulations could limit or restrict genetic research activities as well as genetic testing for research or clinical purposes.  In addition, if such regulations are adopted, these regulations may be inconsistent with, or in conflict with, regulations adopted by other government bodies.  Regulations relating to genetic research activities could adversely affect our ability to conduct our research and development activities.  Regulations restricting genetic testing could adversely affect our ability to market and sell our products and services.  Accordingly, any regulations of this nature could increase the costs of our operations or restrict our ability to conduct our testing business.

Failure in our information technology systems could significantly increase testing turn-around times or impact on the billing processes or otherwise disrupt our operations.

Our laboratory operations depend, in part, on the continued performance of our information technology systems. Our information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptions. Sustained system failures or interruption of our systems in our laboratory operations could disrupt our ability to process laboratory requisitions, perform testing, and provide test results in a timely manner and/or billing process.  Failure of our information technology systems could adversely affect our business and financial condition.

Breaches of network or information technology, natural disasters or terrorist attacks could have an adverse impact on our business.

Cyber-attacks or other breaches of information technology security, natural disasters, or acts of terrorism or war may result in hardware failure or disrupt our product testing or research and development activities. There has been a substantial increase in frequency of successful and unsuccessful cyber-attacks on companies in recent years. Such an event may result in our inability, or the inability of our collaborative partners, to operate the facilities to conduct and complete the necessary activities, which even if the event is for a limited period of time, may result in significant expenses and/ or significant damage or delay to our commercial or research activities. While we maintain insurance cover for some of these events, the potential liabilities associated with these events could exceeded the cover we maintain.

Ethical and other concerns surrounding the use of genetic information may reduce the demand for our services.

Public opinion regarding ethical issues related to the confidentiality and appropriate use of genetic testing may influence government authorities to call for limits on, or regulation of the use of, genetic testing.  In addition, such authorities could prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure.  Furthermore, adverse publicity or public opinion relating to genetic research and testing, even in the absence of any governmental regulation, could reduce the potential markets for our products and services.

Risks associated with our intellectual property.

The patenting of genes and issues surrounding access to genetic knowledge are the subjects of extensive and ongoing public debate in many countries, including the United States and Australia. By way of example, the Australian Law Reform Commission has previously conducted two inquiries into the social uses of genetic information.  The patents we hold over uses of “non-coding” DNA have broad scope and have also been the subject of debate and some criticism in the media.  Individuals or organizations, in any one of the countries in which these patents have issued, could take legal action to seek their amendment, revocation or invalidation, something which has happened previously, on several occasions in various jurisdictions, though we have prevailed in all such cases.  Furthermore, any time that we initiate legal action against parties that infringe our patents we face a risk that the infringer will defend itself through a counter-claim of patent invalidity or other such claims.  Subsequent legal action could potentially overturn, invalidate or limit the scope of our patents.

In addition we may be sued by other parties that allege our patents infringe their intellectual property rights.  Patent suits are costly, and we may expend substantial resources defending our patents against claims of others, even if we are ultimately successful in defending those claims.

We rely heavily upon patents and proprietary technology that may fail to protect our business.

We rely upon our portfolio of patent rights, patent applications and exclusive licenses to patents and patent applications relating to genetic technologies.  We expect to aggressively patent and protect our proprietary technologies.  However, we cannot be certain that any additional patents will be issued to us as a result of our domestic or foreign patent applications or that any of our patents will withstand challenges by others.  Patents issued to, or licensed by us may be infringed or third parties may independently develop the same or similar technologies.  Similarly, our patents may not provide us with meaningful protection from competitors, including those who may pursue patents which may prevent, limit or interfere with our products or which may require licensing and the payment of significant fees or royalties by us to such third parties in order to enable us to conduct our business.  We may sue or be sued by third parties regarding our patents and other intellectual property rights.  These suits are often costly and would divert valuable funds, time and technical resources from our operations and cause a distraction to management.

                                                We also rely upon unpatented proprietary technologies and databases. Although we require employees, consultants and collaborators to sign confidentiality agreements, we may not be able to adequately protect our rights in such unpatented proprietary technologies and databases, which could have a material adverse effect on our business. For example, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our proprietary technologies or disclose our technologies to our competitors.

                                                We may face difficulties in certain jurisdictions in protecting our intellectual property rights, which may diminish the value of our intellectual property rights in those jurisdictions.

The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws in the United States and the European Union, and many companies have encountered significant difficulties in protecting and defending such rights in such other jurisdictions. If we or our collaboration partners encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights for our business in such jurisdictions, the value of those rights may be diminished and we may face additional competition from others in those jurisdictions.  In addition, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, the patent owner may have limited remedies, which could materially diminish the value of such patent.

Our operations may be adversely affected by the effects of extreme weather conditions or other interruptions in the timely transportation of specimens.

We may be required to transport specimens from the U.S. or other distant locations to our laboratory located in Melbourne, Australia.  Our operations may be adversely impacted by extreme weather conditions or other interruptions in the timely transportation of such specimens or otherwise to provide our services, from time to time. The occurrence of any such event and/or a disruption to our operations as a result may harm our reputation and adversely impact our results of operations.

Risks Related to our Securities

Our stock price is volatile and can fluctuate significantly based on events not in our control and general industry conditions.  As a result, the value of your investment may decline significantly.

The biotechnology sector can be particularly vulnerable to abrupt changes in investor sentiment.  Stock prices of companies in the biotechnology industry, including ours, can swing dramatically, with little relationship to operating performance.  Our stock price may be affected by a number of factors including, but not limited to:

•                       product development events;

•                       the outcome of litigation;

•                       decisions relating to intellectual property rights;

•                       the entrance of competitive products or technologies into our markets;

•                       new medical discoveries;

•                       the establishment of strategic partnerships and alliances;

•                       changes in reimbursement policies or other practices related to the pharmaceutical industry; or

•                       other industry and market changes or trends.

Fluctuations are also likely to occur due to events which are not within our control and general market conditions affecting the biotechnology sector or the stock market generally.In addition, low trading volume may increase the volatility of the price of the ADSs.  A thin trading market could cause the price of the ADSs to fluctuate significantly more than the stock market as a whole.  For example, trades involving a relatively small number of the ADSs may have a greater impact on the trading price for the ADSs than would be the case if the trading volume were higher.

The fact that we do not expect to pay cash dividends may lead to decreased prices for our stock.

We have never declared or paid a cash dividend on our ordinary shares and we do not anticipate to do so in the foreseeable future.  We intend to retain future cash earnings, if any, for reinvestment in the development and expansion of our business.  Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and may be dependent on our financial condition, results of operations, capital requirements and any other factors our Board of Directors decides is relevant.  As a result, an investor may only recognize an economic gain on an investment in our stock from an appreciation in the price of our stock, which is uncertain and unpredictable. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which an investor purchased the ordinary shares.

You may have difficulty in effecting service of legal process and enforcing judgments against us and our management.

We are a public company limited by shares, registered and operating under the Australian Corporations Act 2001.  The majority of our directors and officers named in prospectus reside outside the U.S.  Substantially all, or a substantial portion of, the assets of those persons are also located outside the U.S.  As a result, it may not be possible to affect service on such persons in the U.S. or to enforce, in foreign courts, judgments against such persons obtained in U.S. courts and predicated on the civil liability provisions of the federal securities laws of the U.S.  Furthermore, substantially all of our directly-owned assets are located outside the U.S., and, as such, any judgment obtained in the U.S. against us may not be collectible within the U.S.  There is doubt as to the enforceability in the Commonwealth of Australia, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon federal or state securities laws of the U.S., especially in the case of enforcement of judgments of U.S. courts where the defendant has not been properly served in Australia.

Because we are not required to provide you with the same information as an issuer of securities based in the United States, you may not be afforded the same protection or information you would have if you had invested in a public corporation based in the United States.

We are exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q and current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and (iii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time.  The exempt provisions would be available to you if you had invested in a U.S. corporation.

However, in line with the Australian Securities Exchange regulations, we disclose our reviewed financial results on a semi-annual basis (under International Standard on Review Engagements) and our audited financial results on an annual basis (under International Standards on Auditing).   The information, which may have an effect on our stock price on the Australian Securities Exchange, will be disclosed to the Australian Securities Exchange and also the Securities Exchange Commission.  Other relevant information pertaining to our Company will also be disclosed in line with the Australian Securities Exchange regulations or the Australian Corporations Act 2001.  We provide our semi-annual results and other material information that we make public in Australia in the U.S. under the cover of an SEC Form 6-K.  Nevertheless, you may not be afforded the same protection or information, which would be made available to you, were you investing in a United States public corporation because the requirements of a Form 10-Q and Form 8-K are not applicable to us.

We may be unable to maintain the listing of the ADSs on the Nasdaq Capital Market.

We were recently subject to Nasdaq delisting proceedings as a result of our failure to maintain the bid price of the ADSs above the minimum $1.00 per share requirement and because our reported stockholders’ equity was less than the minimum specified amount of $2,500,000 as of December 31, 2018. We regained compliance with Nasdaq’s Listing Rules with respect to our bid price as a result of the adjustment to the ratio of the ADSs that took effect on August 15, 2019, and we regained compliance with the minimum stockholders’ equity requirement by raising gross proceeds of approximately $3,043,000 in a rights offering to holders of our ordinary shares that we completed on October 29, 2019. Although we believe that we are currently in compliance with Nasdaq Rules, there can be no assurance that we will be successful in maintaining such compliance or that our securities will remain listed on the Nasdaq Capital Market. The delisting of the ADSs by Nasdaq would have a material negative impact on the liquidity of our securities and our ability to raise future capital.

A lack of significant liquidity for the ADSs may negatively affect your ability to resell our securities.

The ADSs have traded on the Nasdaq Capital Market since June 30, 2010.  An active trading market for the ADSs, however, may not be maintained in the future.  If an active trading market is not maintained, the liquidity and trading prices of the ADSs could be negatively affected.

In certain circumstances, holders of ADSs may have limited rights relative to holders of ordinary shares.

The rights of holders of ADSs with respect to the voting of ordinary shares and the right to receive certain distributions may be limited in certain respects by the deposit agreement entered into by us and The Bank of New York Mellon.  For example, although ADS holders are entitled under the deposit agreement, subject to any applicable provisions of Australian law and of our Constitution, to instruct the depositary as to the exercise of the voting rights pertaining to the ordinary shares represented by the ADSs, and the depositary has agreed that it will try, as far as practical, to vote the ordinary shares so represented in accordance with such instructions, ADS holders may not receive notices sent by the depositary in time to ensure that the depositary will vote the ordinary shares.  This means that, from a practical point of view, the holders of ADSs may not be able to exercise their right to vote.  In addition, under the deposit agreement, the depositary has the right to restrict distributions to holders of the ADSs in the event that it is unlawful or impractical to make such distributions.  We have no obligation to take any action to permit distributions to holders of the ADSs.  As a result, holders of ADSs may not receive distributions made by us.

There is a substantial risk that we are a passive foreign investment company, or PFIC, which subjects U.S. investors to adverse tax rules.

Holders of the ADSs who are U.S. residents face income tax risks. There is a substantial risk that we are a passive foreign investment company, commonly referred to as a PFIC. Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of the ADSs. For U.S. federal income tax purposes, we are classified as a PFIC for any taxable year in which either (i) 75% or more of our gross income is passive income, or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, cash is considered to be an asset that produces passive income. As a result of our substantial cash position in relation to our other assets, we believe that we have been a PFIC in our most recent taxable years and will continue to be a PFIC in the current tax year. Highly complex rules apply to U.S. holders owning ADSs. Accordingly, you are urged to consult your tax advisors regarding the application of such rules. United States residents should carefully read “Material Income Tax Considerations” in this prospectus, for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of the ADSs.

Risks Related to the Offering

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other shareholders may disagree.

Our management will use its discretion to direct the use of the net proceeds from this offering. We intend to use the net proceeds from this offering for general working capital purposes, including the expansion of our U.S. and Chinese operations. Our management’s judgments may not result in positive returns on your investment and you will not have the opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

You will experience immediate and substantial dilution in the net tangible book value per share of the ADSs you purchase.

Since the offering price per share of the ADSs being offered is substantially higher than the net tangible book value per share of the ADSs, you will suffer substantial dilution in the net tangible book value of the ADSs you purchase in this offering. Based on the price of $[•] per ADS, if you purchase ADSs in this offering, you will suffer immediate and substantial dilution of approximately A$[•] per share ($[•] per ADS) in the net tangible book value of the shares. See the section entitled “Dilution” of this prospectus for a more detailed discussion of the dilution you will incur if you purchase ADSs in this offering.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our securities adversely, the price and trading volume of the ADSs could decline.

The trading market for the ADSs will be influenced by the research and reports that industry or securities analysts publish about us or our business. Our research coverage by industry and financial analysts is currently limited. Even if our analyst coverage increases, if one or more of the analysts who cover us downgrade our securities, the price of the ADSs would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of the ADSs to decline.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this prospectus can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “potential” and “should,” among others.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief, or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to substantial risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, those identified under “Risk Factors.” In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a guarantee by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Forward-looking statements include, but are not limited to, statements about:

•                  the successful launch of our two new cancer risk assessment tests and our new tests under development;

•                  our competitive position in the molecular risk assessment and predictive testing area;

•                  our plans to research, develop, and launch our product candidates;

•                  the size and growth potential of the markets for our products;

•                  our ability to raise additional capital;

•                  our expectations regarding our ability to obtain and maintain intellectual property protection;

•                  our ability to attract and retain qualified employees and key personnel;

•                  our ability to retain and maintain relationship with third party consultants and advisors and their ability to perform adequately;

•                  our estimates regarding future revenue, expenses and needs for additional financing; and

•                  regulatory developments in the United States, China and other jurisdictions and our compliance with such regulations.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $[•] million, or approximately $[•] million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $[•] per ADS, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds that we receive from this offering to support the introduction and distribution of our new products in the United States; for general product research and development, including the development of polygenic risk tests with TGen in the United States; expansion into China; and working capital and other general corporate purposes.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering.

Pending application of the net proceeds as described above, we expect to invest the net proceeds in highly liquid investments. We anticipate that our existing cash resources, together with the net proceeds from the offering, will enable us to fully fund our operating expenses for at least the 12 months following the date of this prospectus. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our ordinary shares, and we do not anticipate paying any cash dividends on our ordinary shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

CAPITALIZATION

The following table sets forth our capitalization and indebtedness as of June 30, 2019 in accordance with International Financial Reporting Standards, or “IFRS.” The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

The table below sets forth our cash and short-term deposits and short-term investments and capitalization as of June 30, 2019 derived from our audited consolidated financial statements included elsewhere in this prospectus:

•                on an actual basis;

•                on an as adjusted basis to give effect to the sale of [•] ADS in this offering at the assumed public price of $[•] per ADS in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2019
	(AUD)
	Actual	(As Adjusted) (1)

Cash and cash equivalents	2,131,741

Liabilities	1,492,990
Current liabilities
Non-current liabilities	809
Equity
Contributed equity	125,498,824
Reserves	6,009,932
Accumulated losses	(129,737,550)
Non-controlling interests	—	—
Total equity and liabilities	1,771,2016

(1)                                 On an as adjusted basis to give effect to the sale of [•] ADSs.  Each $1.00 increase or decrease in the assumed public offering price of $[•] per ADS in this offering, would increase or decrease the as adjusted total equity and total capitalization by approximately $[•] million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The table above excludes:

•                  1,125,000,000,000 ordinary shares issued in the Rights Offering that closed on October 29, 2019, at an issue price of A$0.004, which resulted in gross proceeds to the Company before transaction costs of A$4,500,000;

•                  33,000,000 ordinary shares issuable upon the exercise of options outstanding as of December 9, 2019 at exercise prices of between $0.01 and $0.02 per ordinary share;

•                  15,000,000 ordinary shares issuable under outstanding performance rights as of October 31, 2019;

•                  200,849,309 ordinary shares that may be issued under our existing share option plans as of October 31, 2019; and

•                  16,066,050 ordinary shares that may be issued upon the exercise of warrants to purchase ordinary shares outstanding as at October 31, 2019 at an exercise price of US$.00533 per ordinary share.

DILUTION

If you invest in the ADSs in this offering, your interest will be diluted to the extent of the difference between the public offering price per ADS paid by purchasers in this offering and our pro forma as adjusted net tangible book value per ADS after completion of this offering.

Our net tangible book value as of June 30, 2019 was approximately $1,771,206, or $0.0006028 per ordinary share ($0.36 per ADS). Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of ordinary shares outstanding.

After giving effect to the sale by us of [•] ordinary shares represented by [•] offered pursuant to this prospectus at a price of $[•] per ADS, and after deducting placement agent fees and other estimated offering expenses, our net tangible book value at June 30, 2019 would have been $[•], or $[•] per ordinary share ($[•] per ADS). This represents an immediate increase in net tangible book value of $[•] per ordinary share ($[•] per ADS) to the then existing shareholders and an immediate dilution of $[•] per ordinary share to new investors ([•] per ADS).

The following table illustrates the net tangible book value dilution per ordinary share to shareholders after the issuance of ordinary shares under this prospectus supplement:

Offering price per ordinary share			$
Net tangible book value per ordinary share as of June 30, 2019		$0.0006028
Increase per ordinary share attributable to new investors	$
Pro Forma net tangible book value per ordinary share after this offering
Net tangible book value dilution per ordinary share to new investors

This discussion of dilution, and the table quantifying it, assumes no exercise of any outstanding options over our ordinary shares. The table above contains a translation of net tangible book value at June 30, 2019 from Australian dollar amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The translation of Australian dollars into U.S. dollars has been made at the exchange rate as quoted by the Federal Reserve Bank of New York on June 30, 2019, which was A$  to US$    .

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data for the five years ended June 30, 2019 is derived from the audited consolidated financial statements of Genetic Technologies Limited, prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, which became effective for our Company as of our fiscal year ended June 30, 2006.

The balance sheet data as of June 30, 2019 and 2018 and the statement of comprehensive income/(loss) data for the 2019, 2018 and 2017 fiscal years are derived from our audited consolidated financial statements which are included in prospectus.  Balance sheet data as of June 30, 2017, 2016 and 2015  and statements of comprehensive income/ (loss) data for the years ended June 30, 2016 and 2015 are derived from our audited consolidated financial statements which are not included in prospectus.  The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

All amounts are stated in Australian dollars as of June 30, as noted.

Consolidated Statement of Operations and Comprehensive Loss Data:

	Year ended June 30, 2019	Year ended June 30, 2018	Year ended June 30, 2017	Year ended June 30, 2016	Year ended June 30, 2015
	AUD	AUD	AUD	AUD	AUD
	(in A$, except loss per share and number of shares)
Revenue from operations
Genetic testing services	25,444	189,254	518,506	824,586	2,011,918
Less: cost of sales	(276,267)	(300,088)	(492,417)	(743,060)	(891,243)
Gross profit/(loss) from operations	(250,823)	(110,834)	26,089	81,526	1,120,675
Other revenue	—	—	—	300,548	1,027,151
Operating expenses	(7,194,550)	(5,794,514)	(8,774,027)	(9,333,076)	(11,328,553)
Non-operating income and expenses	1,019,769	441,476	344,112	492,037	370,557
Profit/(loss) from continuing operations before income tax	(6,425,604)	(5,463,872)	(8,403,826)	(8,458,965)	(8,810,170)
Net profit from discontinued operation	—	—	—	—	—
Profit/(loss) before income tax	(6,425,604)	(5,463,872)	(8,403,826)	(8,458,965)	(8,810,170)
Income tax expense	—	—	—	—	—
Profit/(loss) for the year	(6,425,604)	(5,463,872)	(8,403,826)	(8,458,965)	(8,810,170)
Other comprehensive income/(loss)
Exchange gains/(losses) on translation of controlled foreign operations	23,668	(522,966)	(130,655)	1,307,219	414,005

Other comprehensive income/(loss) for the year, net of tax	23,668	(522,966)	(130,655)	1,307,219	414,005
Total comprehensive profit/(loss) for the year	(6,401,936)	(5,986,481)	(8,534,481)	(7,151,746)	(8,396,165)
Profit/(loss) for the year is attributable to:
Owners of Genetic Technologies Limited	(6,425,604)	(5,463,872)	(8,403,826)	(8,458,965)	(8,810,170)

Total profit/(loss) for the year	(6,425,604)	(5,463,872)	(8,403,826)	(8,458,965)	(8,810,170)
Total comprehensive income/(loss) for the year is attributable to:
Owners of Genetic Technologies Limited	(6,401,936)	(5,986,838)	(8,534,481)	(7,151,746)	(8,396,165)
Non-controlling interests	—	—	—	—	—
Total comprehensive profit/(loss) for the year	(6,401,936)	(5,986,838)	(8,534,481)	(7,151,746)	(8,396,165)

Earnings/(loss) per share (cents per share)
Basic and diluted net profit/(loss) per ordinary share	(0.24)	(0.22)	(0.40)	(0.49)	(0.82)
Weighted-average shares outstanding	2,635,454,870	2,435,282,724	2,121,638,888	1,715,214,158	1,072,803,358

Consolidated Balance Sheet Data:

	As of June 30, 2019	As of June 30, 2018	As of June 30, 2017	As of June 30, 2016	As of June 30, 2015
	AUD	AUD	AUD	AUD	AUD
	(in A$)
Assets
Current assets	3,195,672	5,990,697	11,631,649	12,131,070	19,566,096
Non-current assets	69,333	175,284	476,648	1,158,616	1,153,636
Total assets	3,265,005	6,165,981	12,108,297	13,289,686	20,719,732
Liabilities
Current liabilities	(1,492,990)	(1,450,713)	(1,465,293)	(1,332,189)	(1,735,163)
Non-current liabilities	(809)	(3,390)	(63,960)	(74,308)	(25,321)
Total liabilities	1,493,799	(1,454,103)	(1,529,253)	(1,406,497)	(1,760,484)
Net assets	1,771,206	4,711,878	10,579,044	11,883,189	18,959,248
Equity
Contributed equity	125,498,824	122,372,662	122,382,625	115,272,576	115,247,128
Reserves	6,009,932	5,651,162	6,044,493	6,054,861	4,697,403
Accumulated losses	(129,737,550)	(123,311,946)	(117,848,074)	(109,444,248)	(100,985,283)
Non-controlling interests	—	—	—	—	—
Total equity	1,771,206	4,711,878	10,579,044	11,883,189	18,959,248

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes thereto appearing in this prospectus. We present our consolidated financial statements in U.S. dollars and in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB.

Some information included in this discussion and analysis, including statements regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other statements regarding our plans and strategy for our business and related financing, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. You should read the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Founded in 1989, Genetic Technologies is an established Australian-based molecular diagnostics company that offers predictive genetic testing and risk assessment tools, with a current focus on women’s health. During the year ended June 30, 2015 the Company divested its interest in other genetic testing services, which up until then, together with licensing of non-coding technology, had provided the main source of income to fund operations, to concentrate on the principal activity of the provision of molecular risk assessment tests for cancer.

The Company’s revenues during its years ended June 30, 2019, 2018 and 2017 were generated principally by sales of its BREVAGenplus  breast cancer risk assessment test.  However, during 2017, management determined that sales of this product were insufficient to defray the costs of the sales team.  By late 2017, management decided that its sales strategy was not working and disbanded much of the sales infrastructure in the U.S. and transitioned to an ecommerce based sales solution.  Management then designed a “pivot plan” in an effort to reposition the Company and refine and improve products and reload with a newly developed approach to market.  To that end, the Company intends to introduce its new GeneType for Colorectal Cancer and GeneType for Breast Cancer genetic tests to healthcare providers through a global network of distribution partners. The Company is not yet selling its new products and has discontinued sales of its legacy products.  As a result, sales currently and during its year ended June 30, 2019 were minimal.

The Company employs a limited number of personnel in North Carolina and Texas, which it intends to utilize when it is ready to distribute its new products in the U.S. In addition, the Company is in discussion with a U.S. firm specializing in connecting western medical firms with Chinese distribution partners.

Since inception up to June 30, 2019, we have incurred $129,787,550 in accumulated losses.  Our losses have resulted principally from costs incurred in research and development, general and administrative and sales and marketing costs associated with our operations. Further losses are anticipated as the Company continues to invest in new genetic testing product research and development, and explore optimal distribution methodologies to commercialize its product offering.

Fiscal year

As an Australian company, our fiscal or financial year ends on June 30 each year.  We produce audited consolidated accounts at the end of June each year and provide reviewed half-yearly accounts for the periods ending on December 31 each year, both of which are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

Recent Accounting Pronouncements

In respect of the year ended June 30, 2019, the Company has assessed all new accounting standards mandatory for adoption during the current year, noting no new standards which would have a material effect on the disclosure in these financial statements.  There has been no effect on the profit and loss or the financial position of the Company.  Certain new accounting standards and interpretations have been published that are not mandatory for June 30, 2019 reporting periods.  The Company’s assessment of the impact of these new standards and interpretations is set out in Note 2(b) of the attached financial statements.

Critical Accounting Policies

The accounting policies which are applicable to the Company are set out in Notes 2(c) to 2(w) of the attached financial statements.

Comparison of the year ended June 30, 2019 to the year ended June 30, 2018

Revenues from operations

During the year ended June 30, 2019, the Company’s consolidated gross revenues from continuing operations, excluding other revenue, was $25,444 compared to $189,254 in the year ended June 30, 2018. Revenues decreased as a result of management’s determination to discontinue sales of its legacy BREVAGenplus product and develop its new products.

Cost of sales

Our cost of sales from continuing operations for the year ended June 30, 2019 decreased by 7.93% as compared to the year ended June 30, 2018, or $300,088 to $276,267. BREVAGenplus direct materials utilized during the year ended June 30, 2019 decreased by 40% as compared to the year ended June 30, 2018, or from $93,869 to $55,995, as a result of the reduced number of samples received. Depreciation expense attributable to the laboratory testing equipment decreased by $10,373 while direct labor costs increased by $14,911 as a result of a continued streamlining of the laboratory team to match the reduced samples received. There was a decrease in inventories written off of $9,515 in the year ended June 30, 2019.

Selling and marketing expenses

Sales and marketing expenses decreased by $490,327 (46%) to $576,077 during the year ended June 30, 2019. Personnel related costs decreased by $185,807 (38%) following the wind-down of direct to customer sales activity in the U.S. associated with the legacy BREVAGenplus product. Other decreases relate to lower rental costs, airfares, conference costs during the year.

General and administrative expenses

General and administrative expenses (excluding net foreign currency losses) increased by $814,380 (27%) to $3,830,198 during the year ended June 30, 2019. The increase is mainly due to increase in spending on legal (73%) and compliance costs (32%), insurance (25%), printing (135%) and accounting, tax and audit related costs (21%) due to higher compliance and legal activities affecting the company in the current period.

Laboratory, research and development costs

Laboratory, research and development costs increased by $150,264 (7%) to $2,360,762 during the year ended June 30, 2019. Laboratory, research and development costs increased due to the intensive research and development effort to develop the GeneType for Breast Cancer and GeneType for Colorectal Cancer genetic tests, which concluded in May 2019. The Company is continuing research and development activities on the following genetic tests:

•                                          Cardiovascular Disease — target launch first quarter of 2020

•                                          Type 2 Diabetes — target launch first quarter of 2020

•                                          Prostate Cancer — target launch third quarter of 2020

•                                          Melanoma — target launch fourth quarter of 2020

Finance costs

Finance costs decreased by $8,812 (30%) to $20,031 during the year ended June 30, 2019. Finance costs incurred in the years ended June 30, 2019 and 2018 were primarily bank charges.

Non-Operating income and expenses

Other income and expenses included the following movements:

Research and development tax credit of $856,706 in the year ended June 30, 2019 increased by $557,356. The research tax credit is recognized on an accrual basis when realizable. The higher research and development tax credit is due to higher eligible research expenditure during the period ended June 30, 2019 as the Company has progressed development of its two new cancer risk assessment tests, and the proportion of costs associated with sales activities has declined.

Other gains/losses

A net foreign currency gain of $92,518 (2018; gain of $128,360) was recorded for the year ended June 30, 2019. The profit is primarily driven by the translation of US dollar cash reserves to Australian dollars at June 30, 2019.

An impairment expense of $500,000 was recognized in the year ending June 30, 2019 (2018: $ Nil) relating to the impairment of investments in Swisstec and Blockshine Health Pty Ltd.

Comparison of the year ended June 30, 2018 to the year ended June 30, 2017

Revenues from operations

During the year ended June 30, 2018, the Company generated consolidated gross revenues from continuing operations, excluding other revenue, of $189,254 compared to $518,506 in the preceding year.  The overall decline of $329,252 is as a result of a $197,734 reduction in previously accrued BREVAGenplus revenues, driven by ongoing reduced test samples and collection rates, with the balance of $131,518 of the differential directly attributable to a decrease in the overall combined sales of BREVAGenplus tests. Samples received for BREVAGenplus tests during the year ended June 30, 2018 were 405 compared to 895 in the year ended June 30, 2017.

Overheads decreased by $1,603,539 compared with the year ended June 30, 2017.  The combined areas of selling/ marketing, administration, licensing and operations (excluding net foreign currency losses) totaled $6,449,923 for the year compared with $8,053,462 for 2017.  The overall decrease is reflective of the ongoing commitment to effectively manage overhead spending, and a transition from a direct salesforce to an ecommerce based solution in the U.S.

The loss for the year ended June 30, 2017 of $8,403,826 (2018: $5,463,872) includes a $544,694 (2018: Nil) expense for the impairment of intangible assets.

Cost of sales

Our cost of sales from continuing operations decreased by 39% from $492,417 in the year ended June 30, 2017 to $300,088 in the year ended June 30, 2018. BREVAGenplus direct materials utilized decreased by 45% from $172,070 to $93,869 as a result of the reduced number of samples received. Depreciation expense attributable to the laboratory testing equipment increased by $5,286 in the year ended June 30, 2018, while direct labor costs decreased by $64,077 as a result of a continued streamlining of the laboratory team to match the reduced samples received. There was a decrease in inventories written off of $44,765 in the year ended June 30, 2018, which included BREVAGenplus materials that had expired during the year of $24,506.

Selling and marketing expenses

Selling and marketing expenses decreased by $1,655,070 (61%) to $1,066,404 during the year ended June 30, 2018. Personnel related costs decreased by $822,151 (54%) as a direct result of the transition from a direct sales force in the U.S. to an ecommerce web enabled sales platform to sell BREVAGenplus. Fees paid billing and collection services decreased by $208,974 to $49,086 as the Company terminated its agreement with a service provider in 2017 and introduced a patient self-pay pricing model for its tests. Marketing and promotion costs decreased by $242,058 (93%) as certain sponsorship agreements and other marketing activities were not pursued in light of the strategic review initiated by the Company in August 2017.

General and administrative expenses

General and administrative expenses (excluding net foreign currency losses) increased by $210,519 (7%) to $3,144,178 during the year ended June 30, 2018.  Personnel related costs increased by $270,993 (18%) as a result of the payout to the previous CEO on his departure in February 2018, as well as 3 additional headcount engaged in February 2018 to oversee the blockchain opportunities being pursued by the Company. This was offset by a decrease in audit, accounting and tax fees of $129,736 in line with streamlined commercial operations.

Laboratory, research and development costs

Laboratory, research and development costs decreased by $155,836 (7%) to $2,210,498 during the year ended June 30, 2018. As a result of lower test samples received, there was a reduction in 1 part time position, and 1 full time positions resigned during the year, which when combined with reductions in headcount in the previous year, resulted in a decrease in employee related costs of $216,041 (26%) to $611,888 during the year ended June 30, 2018. Patent and legal costs increased by $95,320 (22%) to $534,235 in the year ended June 30, 2018 as the Company continued to strengthen its patent portfolio around the BREVAGenplus technology and Colorectal Cancer research project. Laboratory materials related to in-house research and development work performed on the BREVAGenplus, colorectal cancer and other projects increased by $182,767 to $220,809 in the year ended June 30, 2018. This was offset by a decrease of $100,000 (100%) in fees payable to the University of Melbourne as part of the Colorectal Cancer research project.

Finance costs

Finance costs decreased by $3,152 (10%) to $28,843 during the year ended June 30, 2018. Finance costs incurred in the years ended June 30, 2018 and 2017 were primarily bank charges.

Non-Operating income and expenses

Other income and expenses included the following movements:

Research and development tax credit of $299,351 in the year ended June 30, 2018 increased by $46,192. The research tax credit is recognized on an accrual basis when realizable.  There was an increase in laboratory supplies used in research activities of $182,767 as the Company refocused on the BREVAGenplus and colorectal cancer projects in the second half of the year, while license fees payable to the University of Melbourne for the colorectal cancer project decreased by $100,000.

Export Marketing And Development Grant of $126,907 for eligible expenditure related to the years ended June 30, 2016 and 2017 was received during 2018. The grant was not previously recognized by the Company as there was no reasonable assurance of receipt.

A net foreign currency gain of $128,360 (2017; loss of $175,871) was recorded for the year ended June 30, 2018. The profit is primarily driven by the translation of US dollar cash reserves to Australian dollars at June 30, 2018.

An impairment expense of $544,694 was recognized in the prior year ending June 30, 2017 (2018: $ Nil) relating to the BREVAGen intangible assets. The assets were impaired in line with IAS 36, Impairment of Assets, and the Company’s accounting policy.

Liquidity and Capital Resources

Summary

Since inception, our operations have been financed primarily from capital contributions by our stockholders, proceeds from our licensing activities and revenues from operations, grants, and interest earned on the Company’s cash and cash equivalents.  Currently our overall cash position depends on completion of our research and development activities, and market acceptance of and revenue generated by our new genetic testing products. The Company’s cash and cash equivalents were $2,131,741 as of June 30, 2019.

During the year ended June 30, 2019, we incurred comprehensive losses of $6,401,936. During the year ended June 30, 2018, we incurred comprehensive losses of $5,986,838. During the year ended June 30, 2017, we incurred comprehensive losses of $8,534,481.

During the year ended June 30, 2019, the Company’s net cash flows used in continuing operations were $6,073,182. During the year ended June 30, 2018, the Company’s net cash flows used in continuing operations were $5,636,533. During the year ended June 30, 2017, the Company’s net cash flows used in continuing operations were $6,852,404.

Management expects increased cash outflows from operations during the year ending June 30, 2020 as the Company continues to invest resources in expanding research and development activities in its suite of genetic screening tests targeting both cancer and non- oncological diseases, and exploring distribution opportunities in the U.S. and Asia. As a result of these expected cash outflows, the Company undertook a rights offering that closed in October 2019 in which it raised gross proceeds of $4,500,000, and is seeking to raise additional equity financing in this offering.

Going Concern. The longer-term viability of the Company and its ability to continue as a going concern and meet its debts and commitments as they fall due is dependent on the satisfactory completion of planned equity raisings which are not guaranteed.  Due to our history of losses and cash outflows, and the uncertainty surrounding the timing, quantum or the ability to raise additional equity, there is a material uncertainty that casts significant doubt on the Company’s ability to continue as a going concern and therefore, that it may be unable to realise its assets and discharge its liabilities in the normal course of business.  In addition, the Company’s auditors have indicated in their report on our consolidated financial statements for the fiscal year ended June 30, 2019, that conditions exist that raise substantial doubt about our ability to continue as a going concern. However, we believe that the Company will be successful in raising required capital when needed, and accordingly, have prepared our financial statements on a going concern basis. As such, no adjustments have been made to the financial statements relating to the recoverability and classification of the asset carrying amounts or classification of liabilities that might be necessary should the Company not be able to continue as a going concern.

Operating Activities. Our net cash used in operating activities was $6,073,182, $5,636,533 and $6,852,404 for the years ended June 30, 2019, 2018 and 2017, respectively.  Cash used in operating activities for each period consisted primarily of losses incurred in operations reduced by impairment of intangible assets expenses, depreciation and amortization expenses, share based payments expenses, foreign exchange movements and unrealized profits and losses relating to investments.  In approximate order of magnitude, cash outflows typically consist of staff-related costs, marketing expenses, service testing expenses, general and administrative expenses, legal/patent fees and research and development costs.

Investing Activities. Our net cash from (used in) investing activities was $(524,460), $12,833 and $(143,384) for the years ended June 30, 2019, 2018 and 2017, respectively. During the year ended June 30, 2017, $52,650 was received from the sale of unutilized laboratory equipment that was superfluous to the requirements of the Company’s current operations following the 2015 divestment of the Heritage business. Apart from the purchase of plant and equipment of $50,309 in 2019, $2,385 in 2018 and $234,799 in 2017, we had no other significant capital expenditures for the years ended June 30, 2019, 2018 and 2017.

Financing Activities. Our net cash from (used in) financing activities was $3,126,162, $(9,963) and $7,110,049 for the years ended June 30, 2019, 2018 and 2017, respectively. During the year ended June 30, 2019, the Company generated cash flows of $3,557,509 from the issue of ordinary shares less costs associated with the transactions of $431,347, and during 2018 no proceeds from share issues were received.

Operating leases

We are obligated under two operating leases that were in place at June 30, 2019.  These leases relate to the premises occupied by the Company in Fitzroy, Victoria, Australia and by its U.S. subsidiary, Phenogen Sciences Inc., in Charlotte, North Carolina, U.S.A.

The future minimum lease payments in respect of the two operating leases that were in place and had remaining non- cancellable lease terms as of June 30, 2019 were $516,628.

Off-balance sheet arrangements

We are not a party to any material off-balance sheet arrangements.  In addition, we have no unconsolidated special purpose financing or partnership entities that are likely to create any material contingent obligations.

Information about contractual obligations

The table below shows the contractual obligations and commercial commitments as of June 30, 2019:

	0-1 year	>1-<3 years	>3-<5 years	>5 years
Operating lease commitments	$250,068	$266,560	$—	$—

The above financial obligations are in respect of leases over office and laboratory premises.

On July 3, 2018 the lease agreement for the Fitzroy premises in Melbourne was extended for 3 years from September 1, 2018 to August 31, 2021. In addition, Phenogen Sciences Inc. vacated the Harris Corners Parkway office in Charlotte in July 2018, and entered into a two year lease agreement effective July 23, 2018 for premises at 1300 Baxter Street, Suite 157, Charlotte, North Carolina.

Research and Development, Patents and Licenses, etc.

Our principal business is biotechnology, with a historical emphasis on genomics and genetics, the licensing of our non- coding patents, reduction to practice of our fetal cell patents and expansion of the related service testing business. Research and development expenditure as below is reflective of the intense focus by the scientific and laboratory team to develop and market a suite of world-leading predictive genetic tests.

The following table details historic R&D expenditure by project.

	2019	2018	2017
	(in A$)
RareCellect (1)	—	12,555	10,782
BREVAGenplus	228,643	266,723	216,121
Colorectal Cancer Risk Assessment Test	14,286	114,315	114,651
Ohio State University	—	48,377
Other general R&D	67,774	18,544	77,044
Total R&D expense	310,703	460,514	418,598
Other expenditure	7,160,114	5,634,088	8,847,846
Total expenditure	7,470,817	6,094,602	9,266,444
R&D as a % of total expenditure	4.17%	8%	5%

(1)  The RareCellect project ceased during 2014. The costs incurred since then relate to legal fees associated with the patent portfolio.

BUSINESS

Corporate Information

Our corporate headquarters and laboratory is located at 60-66 Hanover Street, Fitzroy, Victoria, 3065, Australia and our telephone number is +-61 3 8412 7000.  The offices of our U.S. subsidiary, Phenogen Sciences Inc., are located at 1300 Baxter Street, Suite 157, Charlotte, North Carolina 28269.  The telephone number for the Phenogen Sciences office is (877) 992-7382.  Our website address is www.gtglabs.com.  The information in our website is not incorporated by reference into prospectus and should not be considered as part of this prospectus.

Our Australian Company Number (ACN) is 009 212 328.  Our Australian Business Number (ABN) is 17 009 212 328.  We operate pursuant to our constitution, the Australian Corporations Act 2001, the Listing Rules of the Australian Securities Exchange, the Marketplace Rules of The Nasdaq Stock Market and, where applicable, local, state and federal legislation in the countries in which we operate.

On November 28, 2019, our shareholders approved a change of the Company’s name to “Genetype Limited” to better reflect our current business strategy and product branding.  The name change will not be effective until we make the requisite filings with the Australian Securities and Investments Commission, which is anticipated to occur in the first quarter of 2020.

Description of our Business

Founded in 1989, Genetic Technologies listed its ordinary shares on the ASX (GTG) in 2000 and its ADSs on the Nasdaq Capital Market (GENE) in 2005.  Genetic Technologies is a molecular diagnostics company that offers predictive testing and assessment tools to help physicians proactively manage women’s health.  The Company’s legacy product, BREVAGenplus, was a clinically validated risk assessment test for non-hereditary breast cancer and was first in its class. BREVAGenplus improved upon the predictive power of the first generation BREVAGen test and was designed to facilitate better informed decisions about breast cancer screening and preventive treatment plans. BREVAGenplus expanded the application of BREVAGen from Caucasian women to include African-Americans and Hispanics, and was directed towards women aged 35 years or above who have not had breast cancer and have one or more risk factors for developing breast cancer.

The Company successfully launched the first generation BREVAGen test across the U.S. via its U.S. subsidiary Phenogen Sciences Inc., and believes the addition of BREVAGenplus, launched in October 2014, significantly expanded the applicable market.  The Company marketed BREVAGenplus to healthcare professionals in comprehensive breast health care and imaging centers, as well as to obstetricians/gynecologists (OBGYNs) and breast cancer risk assessment specialists (such as breast surgeons).

In May 2019, the Company announced that it had developed two new cancer risk assessment tests branded as GeneType for Breast Cancer and GeneType for Colorectal Cancer. The new breast cancer test provides substantial improvement over the Company’s legacy breast cancer test BREVAGenplus, by incorporating multiple additional clinical risk factors. This test will provide healthcare providers and their patients with a 5-year and lifetime risk assessment of the patient developing breast cancer.  The colorectal cancer test will provide healthcare providers and their patients a 5-year, 10-year, and lifetime risk assessment of the patient developing colorectal cancer.

Both tests require the patient to submit a DNA sample to our testing laboratory for analysis. Currently, we have a fully-licensed laboratory in Australia at which we previously analyzed samples provided by users of our BREVAGen and BREVAGenplus testing products. We intend to open additional laboratories in the United States and other locations across the globe as demand increases for our testing products and services.

Our Strategy

Our goal is to become the global leader in the development, commercialization and sale of genetic risk assessment tests that empower individuals to manage and reduce their risk of contracting cancer and other chronic diseases.  We are currently poised to launch commercial sales in Australia of our two leading products, GeneType for Breast Cancer, and GeneType for Colorectal Cancer, with sales of these products in the United States expected to commence in the second quarter of 2020.

We are also currently developing genetic risk assessment tests for the following diseases:

•Cardiovascular Disease — target launch first quarter of 2020

•Type 2 Diabetes — target launch first quarter of 2020

•Prostate Cancer — target launch third quarter of 2020

•Melanoma — target launch fourth quarter of 2020

With the release of our GeneType for Breast Cancer, and GeneType for Colorectal Cancer predictive genetic tests, and a pipeline of new tests under development, we believe that we are poised to increase collaboration with world-leading genetics institutes and research facilities and to commence product distribution in multiple jurisdictions, including the U.S. and China, in addition to Australia.

The Company’s Genetic Testing Business

Following the acquisition of Genetype AG in 1999 and the subsequent renaming to Genetic Technologies Limited, the Company focused on establishing a genetic testing business, which over the following decade saw it become the largest provider of paternity and related testing services in Australia.  The Company’s service testing laboratory in Melbourne became the leading non-Government genetic testing service provider in Australia.  The genetic testing services of the Company expanded to include at certain times:

•                  Medical testing

•                  Animal Testing

•                  Forensic Testing

•                  Plant Testing

The acquisition of GeneType AG also provided the Company with ownership rights to a potentially significant portfolio of issued patents.  During the intervening years, organic growth and the acquisition of intellectual property assets from third parties increased the Company’s patent portfolio. The patent portfolio is constantly reviewed in an effort to ensure that we maintain potentially important patents while at the same time keeping costs to a minimum by no longer pursuing less commercially attractive and relevant intellectual property.

In April 2010 we purchased various assets from Perlegen Sciences, Inc. of Mountain View, California, which included a breast cancer non-familial risk assessment test, BREVAGen.  We then began validating the test in our Australian laboratory and initiated the process for obtaining CLIA certification which would enable the Company to undertake the testing of samples received from the U.S. market. By July 2010, a new U.S. subsidiary named Phenogen Sciences Inc. had been incorporated by the Company in Delaware to market and distribute the BREVAGen test across the United States.

In September 2014, management made a strategic decision to divest non-core assets and focus on the genetic risk assessment market. The Australian genetics business had been fundamental to the Company’s development as a specialized genetic testing service provider, and more recently, a foundation to enter the molecular diagnostics market via BREVAGen.

In October 2014, we announced the U.S. release of BREVAGenplus, an easy-to-use predictive risk test for the millions of women at risk of developing sporadic, or non-hereditary, breast cancer, representing a marked enhancement in accuracy and broader patient applicability, over our first generation BREVAGen product.  We also made a pivotal change of sales and marketing emphasis toward large comprehensive breast treatment and imaging centers, which are more complex entities with a longer sales cycle, but higher potential.

GeneType for Breast Cancer

Breast cancer is the most common form of cancer affecting women. It is estimated that in the United States approximately one in eight women will develop the disease in their lifetime; in 2018 over 250,000 women were diagnosed with invasive breast cancer and approximately 40,000 died as a result. Thus, there is a need to predict which women will develop the disease and to apply measures to prevent it.

The identification in 2007 of a number of genetic biomarkers, consisting of single nucleotide polymorphisms (SNPs), each with an associated small relative risk of breast cancer, led to the development of the first commercially available genetic risk test for sporadic breast cancer, BREVAGen.  The Company launched the product in the U.S. in June 2011.  In October 2014, we released our next generation breast cancer risk assessment test, BREVAGenplus.  This new version of the test incorporated a 10-fold expanded panel of SNPs, known to be associated with the development of sporadic breast cancer, providing an increase in predictive power relative to its first-generation predecessor test.  In addition, the new test was clinically validated in a broader population of women including, African American and Hispanic women. This increased the applicable market applicable to the first generation test beyond Caucasian women, and simplified the marketing process in medical clinics and breast health centers in the U.S.

The expanded panel of SNPs incorporated into our breast cancer tests were identified from multiple large-scale genome-wide association studies and subsequently tested in case-control studies utilizing specific Caucasian, African American and Hispanic patient samples.

BREVAGenplus was a clinically validated, predictive risk test for sporadic breast cancer which examined a woman’s clinical risk factors, combined with seventy seven scientifically validated SNPs to allow for more personalized breast cancer risk assessment and risk management.

In May 2019, we announced the development of our next generation breast cancer risk assessment test, GeneType for Breast Cancer. The new breast cancer test provided substantial improvement over our legacy breast cancer test BREVAGenplus by incorporating key clinical risk factors: family history, mammographic breast density and polygenic risk. This test will provide healthcare providers and their patients with a 5-year and lifetime risk assessment of the patient developing breast cancer.

Having a family history of breast cancer is a known risk factor for breast cancer. However, most women who develop breast cancer do not have an extensive family history of the disease. Because breast cancer is a relatively common disease, it is not unusual for more than one family member to develop cancer (including breast cancer) during their lifetime. Only about 5-10% of breast cancer can be explained by an inherited gene mutation such as BRCA1 or BRCA2. However, a family history on either the mother’s side or the father’s side increases a woman’s risk of breast cancer. The magnitude of risk associated with a family history of breast cancer increases with the number of family members affected and the younger their ages at diagnosis.

Dense breast tissue refers to the appearance of breast tissue on a mammogram. Having dense breasts increases the chance that breast cancer may go undetected by a mammogram, since dense breast tissue can mask a potential cancer. Furthermore, high breast density is an important stand-alone risk factor for developing breast cancer. In most U.S. states there is now a legal requirement to inform women if they are identified as having high breast density.

We believe that there are over 90 million women in the United States over the age of 35 who will benefit from using a breast cancer risk assessment using the GeneType technology. The newly developed GeneType for Breast Cancer test is aimed at providing the most accurate risk assessment for breast cancer, whether or not the patient has a family history of breast cancer or has been identified as having high breast density. Sales of GeneType for Breast Cancer are expected to commence in Australia in the first quarter of 2020, and in the United States in the second quarter of 2020.

GeneType for Colorectal Cancer

Globally in 2018, an estimated 1.8 million people were diagnosed with colorectal cancer (CRC), almost 10% of all cancers. In the United States, 1 in 22 men and 1 in 24 women will receive a colorectal cancer diagnosis during their lifetime.

Detection relies on screening programs that unaffected individuals typically avoid, despite how crucial early detection is to survival.

Accurate risk assessment to determine those individuals at a higher risk is important for providing personalized screening and intervention plans. Questionnaire-based risk assessment models perform well on a population level, but are less able to predict “individual” risk. GeneType for Colorectal Cancer is designed to address this and enable “personalized” risk assessment. Most national screening programs only use age as a risk factor, where all patients within an age range are invited to screening. Tests that more accurately identify those patients at increased risk of colorectal cancer, such as GeneType for Colorectal Cancer, have the potential to impact healthcare at the system level down to the patient level. One reason being, patients can be flagged as “high risk” and therefore offered more intensive surveillance and/or risk reducing options.

GeneType for Colorectal Cancer targets men and women 30 years of age or older and individuals of Caucasian descent.  We intend to broaden the applicable market for this test as we introduce future versions of GeneType for Colorectal Cancer.  GeneType for Colorectal Cancer is the only genomic-based colorectal risk assessment that combines genetic risk markers with clinical risk markers to provide an integrated colorectal cancer risk score for the patient. This test minimizes the uncertainty associated with self-reported risk factors and incorporates an unambiguous combination of SNPs to calculate the CRC polygenic risk score.

Patients are stratified into risk categories of either average or increased risk compared to that of the population average. Tailored prevention and surveillance options for those at increased risk include personalized screening regimens, risk reducing medications and lifestyle changes.

We believe that there are over 200 million men and women in the United States over the age of 30 who will benefit from using a colorectal cancer risk assessment using the GeneType technology. Sales of GeneType for Colorectal Cancer are expected to commence in Australia in the first quarter of 2020, and in the United States in the second quarter of 2020.

Intellectual Property

In April 2010, we acquired several granted and pending U.S. patents relating to our breast cancer risk assessment tests from Perlegen Sciences, Inc. of Mountain View, California. We subsequently added additional patents to our intellectual property portfolio to protect our genetic risk assessment products.  We also rely on trademarks, copyrights of our branded images, and unpublished, proprietary trade secrets to protect our intellectual property.

Our intellectual property portfolio currently consists of 11 granted and pending families of patents that we maintain in key markets, including the United States, Australia, the European Union, China and South-East Asia.   We protect product and company trademarks under the Madrid Protocol.

In addition to our owned patents, we license certain Australian provisional patents from the University of Melbourne relating to risk assessment of colorectal cancer, and we license an algorithm that generates polygenic risk scores relating to risk assessment for breast cancer from Cambridge Enterprise Limited.

The climate in the United States for genetic and biotech patents in general, has been particularly challenging over the past five years and the patent portfolio is constantly reviewed in an effort to ensure that we maximize our product protection in light of the changing interpretations imposed by the U.S. Patent and Trademark Office.

Government Regulations

CLIA AND FDA Regulations

The tests on samples provided to purchasers of our products are processed at our laboratory in Melbourne, Australia. In April 2011, we obtained certification of our Australian laboratory under the U.S. Clinical Laboratories Improvements Amendments of 1988 (“CLIA”), as regulated by the Centers for Medicare and Medicaid Services (“CMS”).  This certification enables the Company to accept and test samples from U.S. residents.

A re-certification from CMS (i.e., paper survey), was performed in November 2013 and another on-site re-certification was conducted in February 2016. A paper survey was again conducted in November 2017 and the Company’s next scheduled re-certification survey is due in November 2019. In addition, the New York State Department of Health, Clinical Laboratory Evaluation Program (“CLEP”) inspected our laboratory under the NYS DOH CLEP guidelines and in August 2013 we received a Clinical Laboratory Permit from the New York State Department of Health.  This permit, which allows the Company to offer its risk assessment tests to residents of the State of  New York, completed the final out-of-state licensure allowing the Company to provide testing services to all 50 U.S. states. Since the initial survey by the State of New York, our laboratory has been successful in submitting documents via the NYS eCLEP Health Commerce System for each subsequent year to date. Although no firm date has been provided, the laboratory is expecting an on-site visit in the near future.

From its headquarters in Melbourne, Victoria, the Company’s laboratory holds a number of accreditations including:

•                 The CLIA license required for all laboratories offering testing the U.S.;

•                  The CLEP license, an additional certification required to offer tests in New York State; and

•                 A Medical Device Establishment License (MDEL) required for Canada.

Physicians who order clinical tests for their patients have historically represented the primary source of our testing volume. Fees invoiced to patients and third parties are based on our fee schedule, which may be subject to limitations imposed by third-party payors. The clinical laboratory industry is highly regulated and subject to significant and changing Federal and state laws and regulations. These laws and regulations affect key aspects of our business, including licensure and operations, billing and payment for laboratory services, sales and marketing interactions with ordering physicians, security and confidentiality of health information, and environmental and occupational safety.  Oversight by government officials includes regular inspections and audits.  We seek to and believe that we do conduct our business in compliance with all applicable laws and regulations.

CLIA, extends Federal licensing requirements to all clinical laboratories (regardless of the location, size or type of laboratory), including those operated by physicians in their offices, based on the complexity of the tests they perform.  CLIA also establishes a stringent proficiency testing program for laboratories and includes substantial sanctions, such as suspension, revocation or limitation of a laboratory’s CLIA certificate (which is necessary to conduct business), and significant fines and/or criminal penalties.

We believe the Company is in compliance with all applicable federal and state laboratory requirements. Under CLIA, we remain subject to state and local laboratory regulations.   CLIA provides that a state may adopt laboratory regulations that are more stringent than those under federal law, and some states require additional personnel qualifications, quality control, record maintenance and other requirements.

Although the U.S. Food and Drug Administration (“FDA”) has consistently claimed that it has the authority to regulate laboratory-developed tests (“LDTs”) such as ours, that are developed, validated and performed only by a CLIA certified laboratory, it has historically exercised enforcement discretion in not otherwise regulating most LDTs and has not required laboratories that furnish LDTs to comply with the agency’s requirements for medical devices (e.g., establishment registration, device listing, quality systems regulations, premarket clearance or premarket approval, and post-market controls).  More recently, the FDA has indicated that it will apply a risk-based approach to determine the regulatory pathway for all in-vitro diagnostics, which includes LDTs, as it does with all medical devices. Accordingly, the regulatory pathway for our LDTs will depend on the level of risk to patients, based on the intended use of the LDT and the controls necessary to provide a reasonable assurance of the LDTs safety and effectiveness. The two primary types of marketing pathways for medical devices are clearance of a premarket notification under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or 510(k), and approval of a premarket approval application, or PMA.

HIPAA and other privacy laws

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), established comprehensive federal standards for the privacy and security of health information. The HIPAA standards apply to three types of organizations: health plans, healthcare clearing houses, and healthcare providers that conduct certain healthcare transactions electronically (“Covered Entities”).  Title II of HIPAA, the Administrative Simplification Act, contains provisions that address the privacy of health data, the security of health data, the standardization of identifying numbers used in the healthcare system and the standardization of certain healthcare transactions.  The privacy regulations protect medical records and other protected health information by limiting their use and release, giving patients the right to access their medical records and limiting most disclosures of health information to the minimum amount necessary to accomplish an intended purpose.  The HIPAA security standards require the adoption of administrative, physical, and technical safeguards and the adoption of written security policies and procedures.

On February 17, 2009, Congress enacted Subtitle D of the Health Information Technology for Economic and Clinical Health Act, or HITECH, provisions of the American Recovery and Reinvestment Act of 2009.  HITECH expanded and strengthened HIPAA, created new targets for enforcement, imposed new penalties for noncompliance and established new breach notification requirements for Covered Entities.  Regulations implementing major provisions of HITECH were finalized on January 25, 2013 through publication of the HIPAA Omnibus Rule (the “Omnibus Rule”).

Under HITECH’s breach notification requirements, Covered Entities must report breaches of protected health information that has not been encrypted or otherwise secured in accordance with guidance from the Secretary of the U.S. Department of Health and Human Services (the “Secretary”).  Required breach notices must be made as soon as is reasonably practicable, but no later than 60 days following discovery of the breach.  Reports must be made to affected individuals and to the Secretary and, in some cases depending on the size of the breach; they must be reported through local and national media.  Breach reports can lead to investigation, enforcement and civil litigation, including class action lawsuits.

In addition to the federal privacy and security regulations, there are a number of state laws regarding the privacy and security of health information and personal data that are applicable to clinical laboratories.  Many states have also implemented genetic testing and privacy laws imposing specific patient consent requirements and protecting test results by strictly limiting the disclosure of those results.  State requirements are particularly stringent regarding predictive genetic tests, due to the risk of genetic discrimination against healthy patients identified through testing as being at a high risk for disease.  We believe that we have taken the steps required of us to comply with health information privacy and security statutes and regulations, including genetic testing and genetic information privacy laws in all jurisdictions, both state and federal.  However, these laws constantly change and we may not be able to maintain compliance in all jurisdictions where we do business.  Failure to maintain compliance, or changes in state or federal laws regarding privacy or security could result in civil and/or criminal penalties, significant reputational damage and could have a material adverse effect on our business.

Environmental and Safety Laws and Regulations

We are subject to laws and regulations related to the protection of the environment, the health and safety of employees and the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials.  For example, the U.S. Occupational Safety and Health Administration (“OSHA”) has established extensive requirements relating specifically to workplace safety for healthcare employers in the U.S.  This includes requirements to develop and implement multi-faceted programs to protect workers from exposure to blood-borne pathogens, including preventing or minimizing any exposure through needle stick injuries.  For purposes of transportation, some biological materials and laboratory supplies are classified as hazardous materials and are subject to regulation by one or more of the following agencies: the U.S. Department of Transportation, the U.S. Public Health Service, the United States Postal Service and the International Air Transport Association.  We generally use third-party vendors to dispose of regulated medical waste, hazardous waste and radioactive materials and contractually require them to comply with applicable laws and regulations.

Our operations are also subject to environmental regulations under Australian State legislation.  In particular, the Company is subject to the requirements of the Environment Protection Act 1993.  A license has been obtained under this Act to produce listed waste.

Transparency Laws and Regulations

A federal law known as the Physician Payments Sunshine Act (the “Sunshine Act”) requires medical device manufacturers to track and report to the federal government certain payments and other transfers of value made to physicians and teaching hospitals and ownership or investment interests held by physicians and their immediate family members.  There are also state “sunshine” laws that require manufacturers to provide reports to state governments on pricing and marketing information.  Several states have enacted legislation requiring medical device manufacturers to, among other things, establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales and marketing activities, and such laws may also prohibit or limit certain other sales and marketing practices.  These laws may adversely affect our sales, marketing, and other activities by imposing administrative and compliance burdens on us.  If we fail to track and report as required by these laws or to otherwise comply with these laws, we could be subject to the penalty provisions of the pertinent state and federal authorities.

Product Distribution

                                                Despite significant resource allocation and efforts by a dedicated sales team, sales of BREVAGenplus were insufficient to defray the costs of the sales team.  By late 2017, management decided that its sales strategy was not working and disbanded much of the sales infrastructure in the U.S. and transitioned to an ecommerce based solution that allowed consumers to initiate testing online.  Management then designed a “pivot plan” in an effort to reposition the Company, refine and improve products and reload with a newly developed approach to market.  We intend to introduce the new GeneType for Colorectal Cancer and GeneType for Breast Cancer genetic tests to healthcare providers through a global network of distribution partners.

Although we are not currently selling our products in the United States, we have maintained a limited number of sales personnel and other employees in North Carolina and Texas. These employees have maintained their connections to health influencers and clinicians. In addition to our own sales personnel, we expect to engage a number of third party distribution partners to distribute our products in the United States through a variety of sales channels, including direct-to-consumer.  We expect to commence the distribution of our products in the United States during the second quarter of 2020.

Reimbursement and Clinical Studies

Prior to April 2017, our payment model relied on a traditional reimbursement system by Preferred Provider Organizations (“PPOs”) and other third party payors, which required credentialing our products with those payors. With effect from April 1, 2017, the Company transitioned to a direct patient self-pay program. Converting to a direct pay relationship with patients was aimed at providing economic and process certainty to the transaction for the healthcare provider and the patient.  The change eliminated reimbursement issues from PPO and other third-party payors, including low levels of reimbursement, prolonged payment time, patient confusion around eligibility and financial responsibility and poor coverage.

This shift also has reduced our reliance on clinical utility studies that had been designed as a means to achieve reimbursement coverage through the private insurers.   We recognize however that scientific papers are an essential marketing tool, and that scientific and clinical data are key drivers in to help strengthen our commercial position. We intend to explore opportunities to engage in further research collaborations to support clinical utility.  Physicians and the major breast health centers seek multiple points of confirmation that the medical device works as intended and leads to a meaningful improvement in women’s health.  Therefore, the more papers that are published regarding our genetic tests, profiling product performance characteristics including clinical validity and utility, the more likely physicians will be to use the tests.

The Company had previously conducted multiple scientific studies to develop and validate the first generation BREVAGen test and also created two health economic models to demonstrate potential cost savings and health benefits associated with the BREVAGen test. Importantly, the research undertaken and published based on the original version of our test remains applicable to our new GeneType for Breast Cancer and GeneType for Colorectal Cancer tests.

Research & Development Projects

During the year ended June 30, 2019, we supported the following research and development programs, details of which are provided below:

•                  Breast Cancer Risk Assessment Test (GeneType for Breast Cancer)

•                  Colorectal Cancer Risk Assessment Test (GeneType for Colorectal Cancer)

•                  Research collaboration with Translational Genomics Research Institute (“TGen”)

•                  Research Agreement executed with Memorial Sloan Kettering New York Cambridge University

•                  Research collaboration with The Ohio State University

•                  Expanded range of other cancer and disease target predictive risk assessment tests

In previous years, other projects, which have since been terminated or otherwise commercialized, have also been supported by the Company. The Company is constantly seeking new opportunities and plans to focus more on research and development activities in the future. In addition, we plan on having our science and management team engage with the world’s leading scientific experts working on predictive genetic testing and its role within world health systems. Historically, some projects have arisen from new inventions made by the Company while some have been made by others who have approached the Company seeking collaboration and support for their activities.

Collaboration with the University of Melbourne

On November 29, 2016, we announced the signing of an exclusive worldwide license agreement with The University of Melbourne for the development and commercialization of a novel colorectal cancer (CRC) risk assessment test.  The core technology behind this test was developed by a research team at the University’s Centre for Epidemiology and Biostatistics, with results from preliminary modelling studies first published online in Future Oncology on 1 February 2016, in a Paper entitled “Quantifying the utility of single nucleotide polymorphisms to guide colorectal cancer screening,” 2016 Feb: 12(4), 503-13. This simulated case-control study of 1 million patients indicated that a panel of 45 known susceptibility SNPs can stratify the population into clinically useful CRC risk categories. In practice, the technology could be used to identify people at high risk for CRC who should be subjected to intensive screening, ultimately reducing the risk of occurrence and death from the disease. Those identified as low risk of CRC can be spared expensive and invasive screening, thereby preventing adverse events and unjustified expenses.

A scientific validation study supporting this work has been completed, and a report of the research program progress has been delivered to the Company. While the terms of the Agreement are confidential, these events represent an important first milestone in the development of a new test as the Company seeks to diversify its product pipeline and become a key player in the SNP-based cancer risk assessment landscape.

TGen Collaboration

TGen is an Arizona-based, non-profit biomedical research institute dedicated to conducting ground-breaking research with life-changing results. TGen works to unravel the genetic components of common and complex diseases, including cancer, neurological disorders, infectious disease, and rare childhood disorders. TGen is affiliated with City of Hope in Duarte, California, a world-renowned independent research and treatment center for cancer, diabetes and other life-threatening diseases.  During 2019 we entered into agreements with TGen under which TGen will conduct a clinical study of the utility of our GeneType for Breast Cancer and GeneType for Colorectal Cancer risk assessment tests utilizing TGen’s extensive network of cancer center clinicians.

We also intend to work with TGen in the development of a commercialization strategy and infrastructure development for a suite of polygenic risk tests to be made available in the U.S.  The clinical trials to be conducted will require the Company to invest a modest amount of financial resources to demonstrate and document clinical utility and practitioner acceptance.

Research Collaboration Memorial Sloan Kettering New York Cambridge University

In early 2019, our U.S. subsidiary entered into a Research Agreement with Memorial Sloan Kettering Cancer Center of New York and the University of Cambridge. This collaborative research study is to be led by Mark Robson, MD, Chief of the Breast Medicine Service at Sloan Kettering. The study is intended to assess whether the provision of individual risk information informed by a polygenic risk score reduces decisional conflict among BRCA mutation carriers considering preventive surgery.

We believe this collaboration will benefit the Company by its engagement and collaboration with high profile cancer genetics researchers who are at the forefront of risk assessment research, and by providing us with data that may potentially be beneficial in developing additional risk assessment products.

Research Collaboration with The Ohio State University

On June 15, 2017 the Company executed a Clinical Study Agreement with The Ohio State University, Technology Commercialization Office and Division of Human Genetics. This is an “investigator-initiated” study in which the Company was approached to be the collaborating partner, reflecting the growing awareness of the Company’s expertise in SNP-based risk assessment.

Under this Agreement, we will supply novel SNP-based genotyping for a clinical research study, through our CLIA laboratory facility, on a fee for service basis. The Company will be responsible for the development and validation of the new assay, although the fundamental technology is similar to the BREVAGenplus test and will fit synergistically into the Company’s existing laboratory infrastructure and processes. Importantly, if the first phase of the study is successful, several other major genetics centers in the U.S. have expressed an interest in joining the study.

This collaborative study provides two tangible benefits for the Company:

(i)     engagement and collaboration with high profile cancer genetics researchers in the U.S. who are at the forefront of risk assessment research; and

(ii)    the resulting data can be used to inform the design of future pipeline products

While sample collection by the University has been slower than expected during the current year, the Company remains committed to delivering a high standard of service as envisaged under the terms of the agreement.

Competition

The medical diagnostics and biotechnology industries are subject to intense competition.  As more information regarding cancer genomics and personalized medicine becomes available to the public, we anticipate that more products aimed at identifying cancer risk will be developed and that these products may compete with ours. However, the use of Single Nucleotide Polymorphisms (SNPs), for disease risk prediction is still a relatively new field of medicine.

We believe that until recently there have been no active direct competitors marketing an assay similar to that of our breast cancer risk assessment products in the sporadic breast cancer risk assessment space. However, in March 2019, Genomics PLC announced that it was developing polygenic risk tests for several common diseases including breast cancer. In addition, Myriad Genetic Laboratories Inc. announced in December 2017 that it will market a new breast cancer risk-prediction tool, which we believe will compete with our GeneType for Breast Cancer test. Similarly, Ambry Genetics Corporation sells a precision risk tool that provides lifetime breast cancer risk information. Other organizations such as 23andMe and Color Genomics in the U.S. have also over the past few years developed SNP based risk tests that while not currently direct competitors to our products, are attracting significant consumer interest.

In recent years, a number of other organizations, including deCODE (Iceland), 23andMe, Intergenetics, and Navigenics (subsequently acquired by Life Technologies — now ThermoFisher) have attempted to commercialize SNP-based genetic tests, to both physicians and consumers, to assess sporadic breast cancer risk in relevant patient populations.  But either due to a lack of adequate and compelling scientific validation, and/or sufficient commercial impetus and capability, these efforts have led to lackluster market adoption, resulting in either the dissolution of these businesses or a marked change in their strategy. New entrants that we are aware of that are in early stages of product development include Counsyl Inc. and Invitae Corporation in the U.S.

There are also a number of academic centers and affiliated research and development bodies, in the U.S. and in Europe, that are reportedly exploring the validity and clinical viability of SNP-based commercial tests in the clinical setting, but it is unclear to what extent these entities currently represent  a direct or indirect potential competitive liability to the Company.   A number of established, mature laboratory services companies, such as Ambry Genetics, and Laboratory Corporation of America, among others, have the demonstrable product development, marketing skill and resources to enter into this market for sporadic breast cancer risk assessment. Many of these larger potential competitors have already established name and brand recognition and more extensive collaborative relationships, but again, it is unclear to what extent these potential competitive threats could manifest in the near-to-long term.

Our competitive position in the genetic testing area is based upon, amongst other things, our ability to:

•    continue to strengthen and maintain scientific credibility through the process of obtaining scientific validation through clinical trials supported by peer-reviewed publication in medical journals;

•    create and maintain scientifically-advanced technology and offer proprietary products and services;

•    continue to strengthen and improve the messaging regarding the importance and value that our cancer risk assessment tests provides to patients and physicians;

•    diversify our product offerings in disease types other than breast cancer;

•    obtain and maintain patent or other protection for our products and services;

•    obtain and maintain required government approvals and other accreditations on a timely basis; and

•    successfully market our testing products.

If we are not successful in meeting these goals, our business could be adversely affected.  Similarly, our competitors may succeed in developing technologies, products or services that are more effective than any that we are developing or that would render our technology and services obsolete, noncompetitive or uneconomical.

Corporate Structure

The diagram below shows the corporate structure of the Genetic Technologies and its subsidiaries as of the date of this prospectus. All of our subsidiaries in the chart below are wholly-owned.

Property, Plant and Equipment

As of the date of this prospectus, we are party to the following leases:

Fitzroy, Victoria

We rent offices and laboratory premises located at 60-66 Hanover Street, Fitzroy, Victoria, Australia (an inner suburb of Melbourne) from Crude Pty. Ltd. The three year lease is due to expire on August 31, 2021. The total rental charge in respect of the year ended June 30, 2019 was approximately $208,445.

Charlotte, North Carolina

Phenogen Sciences Inc., our U.S. subsidiary, rents offices at 1300 Baxter Street, Suite 157, Charlotte, North Carolina under a two year lease agreement that became effective July 23, 2018.

MANAGEMENT

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

The following table sets forth information regarding our current directors:

Name	Age	Position
Dr. Jerzy (George) Muchnicki	63	Interim Chief Executive Officer
Dr. Lindsey Wakefield	61	Non-Executive Director
Mr. Peter Rubenstein	53	Non-Executive Director
Mr. Nick Burrows	60	Non-Executive Director

The following table sets forth information regarding our current senior managers:

Name	Age	Position
Mr. Phillip Hains, MBA, CA	59	Chief Financial Officer
Mr. Justyn Stedwell	39	Company Secretary
Dr. Richard Allman	59	Scientific Director

Biographical information regarding our directors and senior managers is presented below.

Dr. Jerzy (George) Muchnicki (Interim Chief Executive Officer)

Dr. Muchnicki was appointed to the Board on January 31, 2018 and was appointed Interim Chief Executive Officer on September 24, 2019.  Prior to his appointment as Interim Chief Executive Officer, he was a part time Business Development Director for the Company. Dr. Muchnicki graduated from Monash University having held positions in private practice for some 25 years to head of student health at Melbourne University.  For the past 14 years he has been mostly involved in commercialization and funding R&D in the biotechnology sector from gene silencing to regenerative medicine.

Dr. Muchnicki brings with him strong commercial and medical skills, including broad interests in software development, blockchain and sustainable building materials.  He is a co-founder and Non-Executive Director of Speed Panel Holdings a world leader in fire rated and acoustic wall solutions.  He is also the co-founder of Candlebets, a software development company that is creating blockchain enabled platforms for the gaming industry.

Dr. Lindsay Wakefield, MBBS (Non-Executive Director)

Dr. Wakefield was appointed to the Board on September 24, 2014.  He started Safetech in 1985 and over the next 25 years Safetech became a force in the Australian material handling and lifting equipment market, designing and manufacturing a wide range of industrial products.  In 1993, he left medicine to become the fulltime CEO of Safetech.  In 2006 Safetech was awarded the Telstra Australian National Business of the Year.  In 2013 Safetech merged and ultimately acquired Tieman Materials Handling. Dr. Wakefield continues as the CEO of Safetech.  It is Australia’s largest manufacturer and supplier of dock equipment, freight hoists and custom lifting solutions.  Safetech employs approximately 100 people. Dr. Wakefield has been a biotech investor for more than 20 years.

Mr. Peter Rubinstein (Non-Executive Director)

Mr. Peter Rubinstein was appointed to the Board on January 31, 2018.  He has over 20 years’ experience in early stage technology commercialization through to public listings on the ASX.  He is a lawyer, having worked at one of the large national firms prior to moving in house at Montech, the commercial arm of Monash University. Mr. Rubinstein has had significant exposure to the creation, launch and management of a diverse range of technology companies including in biotech, digital payments and renewable energy.  Peter is also Chairman of DigitalX Limited (DCC) and an advisor to Blockchain Global Limited.

Mr.  Nick Burrows (Non-Executive Director)

Mr. Burrows was appointed to the Board on September 1, 2019. He is a contemporary independent Non-Executive Director across the listed, government and private sectors with significant expertise in corporate governance, and strategic, commercial, financial and risk management oversight.  His current diverse multi-sector portfolio includes Non-Executive Directorships of Clean Seas Seafood Limited, Metro Tasmania Pty Ltd, TasWater, and a number of private companies. Mr. Burrows also provides board, governance, audit and risk advisory services to entities within the IT, tourism and hospitality, debt recovery, agribusiness, forestry, and Local/State Government sectors.  Mr. Burrows  was Chief Financial Officer and Company Secretary of Tassal Group Limited for 21 years from 1988 to 2009 and accordingly brings to the Board strong independent c-suite commercial experience and the benefits of an extensive and contemporary senior executive ASX200 listed entity background.  Mr. Burrows is a respective Fellow of the Australian Institute of Company Directors, Institute of Chartered Accountants Australia, Governance Institute of Australia Ltd and the Financial Services Institute of Australasia and is also a Chartered Accountant and Registered Company Auditor. Mr. Burrows also served as National President of the Governance Institute of Australia in 2002 and served on their National Board for 6 years.

Mr. Phillip Hains, MBA, CA (Chief Financial Officer)

Phillip Hains was appointed as the Company’s Chief Financial Officer on July 15, 2019. Mr. Hains is a Chartered Accountant and specialist in the public company environment. He has served the needs of a number of public company boards of directors and related committees. He has over 30 years’ experience in providing accounting, administration, compliance and general management services. He holds a Master of Business Administration from RMIT and a Public Practice Certificate from the Institute of Chartered Accountants of Australia.

Mr. Justyn Stedwell (Company Secretary)

Justyn Stedwell was appointed as the Company Secretary on July 15, 2019. Mr. Stedwell is a professional Company Secretary consultant with over 10 years’ experience acting as a Company Secretary of ASX listed companies across a wide range of industries. He is currently the Company Secretary of several ASX listed companies.

Dr. Richard Allman, PhD (Scientific Director)

Dr. Allman joined the Company in 2004 and was appointed as Scientific Director in December 2012.  He has over 20 years of scientific and research experience in both the academic arena in the UK and the commercial sector in Australia. He has wide experience in research leadership, innovation management, and intellectual property strategy, covering oncology, diagnostics, and product development. Prior to entering the biotech sector, Dr. Allman’s academic career encompassed oncology research, drug development, and assay design.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Compensation

Details of the nature and amount of each major element of the compensation of each director of the Company and each of the named officers of the Company and its subsidiaries, for services in all capacities during the year ended June 30, 2019 are listed below.  All figures are stated in Australian dollars (AUD).  The Company’s directors and officers are not a party to any contracts or agreements with the Company that provide for benefits upon termination of employment.

				Post-	Other
				employment	long-	Share-
Name and title of		Short-term		Superannuation	term	based
Non-Executive Directors	Year	Salary/fees	Other	*	benefits	Options	Totals
		A$	A$	A$	A$	A$	A$
Dr. Lindsay Wakefield	2019	67,462	—	6,409	—	5,615	79,486
Mr. Peter Rubinstein	2019	67,462	—	6,409	—	7,486	81,357
Mr. Xue Lee (1)	2019	58,330	—	5,541	—	28,849	92,720
Totals		193,254	—	18,359	—	41,950	253,563

(1) Mr. Lee resigned as a Non-executive Director on July 9, 2019.

Name and title of		Short-term		Post-employment	Other long-term	Share-based	Termination
Executives Directors	Year	Salary/fees	Other	Superannuation*	benefits**	Options ***	benefits	Totals
		A$	A$	A$	A$	A$	A$	$A

Dr. Paul Kasian (1)	2019	192,410	8,745	18,279	—	76,368	—	295,802
Former Chairman and Interim CEO

Dr. Jerzy Muchnicki (2)	2019	82,995	(1,200)	7,884	—	9,358	—	99,037
Interim CEO; Business Development Director

Management

Dr. Richard Allman (3)	2019	168,600	72,865	20,319	4,124	36,486	—	302,394
Scientific Director
Kevin Fischer (4)	2019	101,644	48,364	12,785	(3,390)	(6,276)	—	153,127
Chief Financial Officer
Paul Viney (5)	2019	89,519	6,965	8,504	—	—	—	104,989
Chief Financial Officer
Sub-totals for Executives		635,168	128,194	67,772	734	115,936	—	955,349
Total remuneration of Key management personnel	2019	828,422	135,739	86,131	734	157,886	—	1,208,912

Notes pertaining to changes during the year:

(1) Dr. Kasian was appointed as the Chairman on January 31, 2018 and interim CEO on February 6, 2018, having previously served as a Non-Executive Director since his appointment in December 2013. Of the total remuneration, $94,536.78 relates to Director Fees. Dr. Kasian resigned on September 24, 2019 from all of his positions with the Company. Dr. Kasian’s resignation was not due to any internal disagreements with us.

(2) Dr. Muchnicki was engaged to do business development work on January 31, 2018. During the years ended June 30, 2018 and 2019, Dr. Muchnicki performed these duties as Additional Director Duties, rather than as an Executive role. Dr. Muchnicki was appointed Interim Chief Executive Officer on September 24, 2019.

(3)  “Other” includes a bonus paid or payable to Dr. Allman in the amount of $45,286 under a retention bonus scheme awarded to key management personnel (“KMP”).

(4) “Other” includes a bonus paid or payable to Mr. Fischer in the amount of $47,032 under a retention bonus scheme awarded to KMP. Mr. Kevin Fischer resigned on December 31, 2018.

(5) Mr. Paul Viney was appointed as the Chief Financial Officer, Chief Operating Officer and Company Secretary on December 15, 2018 and subsequently resigned from these positions on July 15, 2019.  Mr. Viney’s resignation was not due to any internal disagreements with us.

Referencing the previous two tables:

*     Post-employment benefits as per Corporations Regulation 2M.3.03 (1) Item 7

**   Other long-term benefits as per Corporations Regulation 2M.3.03 (1) Item 8

*** Equity settled share-based payments as per Corporations Regulation 2M.3.03 (1) Item 11

Options exercised, granted, and forfeited as part of remuneration during the year ended June 30, 2019

Details of the options held by the Executives nominated as Key Management Personnel during the year ended June 30, 2019 are set out below. As at June 30, 2019, there were 2 executives and 12 employees who held options that had been granted under the Company’s respective option plans.

During the year ended June 30, 2019 no options granted as equity compensation benefits to Executives were exercised, and 5,000,000 new options were granted as equity compensation benefits to Executives. The following options previously granted as equity compensation benefits to Executives were forfeited during the year.

Name of Executive	Options Lapsed	Options forfeited	Exercise price	Fair value per option	Final vesting date
Mr. Eutillio Buccilli(1)	8,328,125	—	$0.020	$0.0161	June 30, 2018
Mr. Eutillio Buccilli(1)	3,131,944	—	$0.020	$0.0139	June 30, 2018
Mr. Eutillio Buccilli(1)	2,776,042	—	$0.020	$0.0100	June 30, 2018
Mr. Kevin Fischer(2)	2,925,000	—	$0.020	$0.0161	June 30, 2018
Mr. Kevin Fischer(2)	1,100,000	—	$0.020	$0.0139	June 30, 2018
Mr. Kevin Fischer(2)	975,000	—	$0.020	$0.0100	June 30, 2018
Mr. Kevin Fischer(3)	—	5,000,000	$0.020	$0.0050	Nov 22, 2019
TOTAL	19,236,111	5,000,000

(1) The Company agreed to vesting 7,118,056 options which were originally set to vest on June 30, 2018 — all to be subject to the Company’s option plan (including the exercise or lapsing of all of those 14,236,111 options within 60 days of 3 months from termination date through a termination deed. As at June 30, 2019 the options had not been exercised and were lapsed on June 30, 2019.

(2) 5,000,000 options held by Mr. Kevin Fischer also lapsed on June 30, 2019 through accelerated vesting due to his departure.

(3) The remaining 5,000,000 options held by Mr. Kevin Fischer were forfeited during the year. The reversal expense of forfeited options were valued at $ 6,276.43.

Fair values of options

Fair values at grant date are independently determined using a Black-Scholes option pricing model that takes into account the exercise price, the term of the option, the share price at grant date and expected price volatility of the underlying share, the expected divided yield and the risk-free interest rate for the term of the option.

Name of	Opening	Number of options			Closing	Vesting as at year end		Financial year in which	Fair Value yet
option holder	Balance as at July 01, 2018	Granted	Exercised	Lapsed/Forfeited	Balance as at June 30, 2019	Exercisable	Not exercisable	options vest	to vest $
Executive
Dr. Paul Kasian	—	—	—	—	—	—	—	—	—
Dr. Jerzy Muchnicki*	6,666,667				6,666,667	6,666,667		2015	—
Mr. Richard Allman	10,000,000	5,000,000			15,000,000	10,000,000	5,000,000	2021	2,550
Mr. Kevin Fischer	10,000,000			(10,000,000)	—	—	—	—	—
Mr. Paul Viney	—	—	—	—	—	—	—	—	—
Totals	26,666,667	5,000,000		(10,000,000)	21,666,667	16,666,667	5,000,000		2,550

Options

We introduced a Staff Share Plan on November 30, 2001.  On November 19, 2008, the shareholders of the Company approved the introduction of a new Employee Option Plan.  Collectively, these Plans establish the eligibility of our employees and those of any subsidiaries, and of consultants and independent contractors to a participating company who are declared by the Board to be eligible, to participate.  Broadly speaking, the respective Plans permits us, at the discretion of the Board, to issue traditional options (with an exercise price).  The Plans conform to the IFSA Executive Share and Option Scheme Guidelines and, where participation is to be made available to staff who reside outside Australia, there may have to be modifications to the terms of grant to meet or better comply with local laws or practice.

As of June 30, 2019, there was 1 executive and 12 employees who held options that had been granted under the Company’s respective option plans.  Options issued under the Plan carry no rights to dividends and no voting rights.

During the year ended June 30, 2019, 16,000,000 options (expiring on December 11, 2021 with an exercise price of $0.01 vesting on June 30, 2019) to purchase ordinary shares pursuant to the Employee Option Plan were granted and out of the 24,236,111 options that had previously been issued to employees, 19,236,111 lapsed and 5,000,000 were forfeited.  Option holders do not have any right, by virtue of their options, to participate in any share issue of the Company or any related body corporate.

As of June 30, 2019, there were employee options outstanding to purchase a total of 26,000,000 ordinary shares.

Options granted under the Employee Option Plan carry no rights to dividends and no voting rights and generally have an expiry date of nearly five years from the date of grant.

During the year ended June 30, 2019, the Company recorded a share-based payments expense in respect of the options granted of $341,201.

Performance Rights:

During the year ended June 30, 2019, the Company also issued 76,250,000 long term performance rights as incentives to the Directors which were approved by the shareholders on November 29, 2018.

The following are the details of the performance rights:

•                  26,250,000 Class A Performance rights with an exercise price of $0.00 each. Vesting per resolution passed at 2018 Annual General Meeting (AGM) and per the terms and conditions as set out below.

•                  25,000,000 Class B Performance rights with an exercise price of $0.00 each. Vesting per resolution passed at 2018 Annual General Meeting (AGM) and per the terms and conditions as set below.

•                  25,000,000 Class C Performance rights with an exercise price of $0.00 each. Vesting per resolution passed at 2018 Annual General Meeting (AGM) and per the terms and conditions as set out below.

Based on the independent valuation of the performance rights, the total value of the performance rights to be issued to each director (depending on the share price at issue) is as follows:

Valuation of Class A Performance Rights

	Number of Performance Rights issued	Valuation per Class A (cents)	Total fair value of Class A Performance Rights	Expense accounted for during the year
Dr. Paul Kasian	7,500,000	0.77	$57,750	$11,229
Dr. Lindsay Wakefield	3,750,000	0.77	$28,875	$5,614
Dr. Jerzy Muchnicki	6,250,000	0.77	$48,125	$9,358
Mr. Peter Rubinstein	5,000,000	0.77	$38,500	$7,486
Mr. Xue Lee	3,750,000	0.77	$28,875	$5,614

Valuation of Class B Performance Rights

	Number of Performance Rights issued	Valuation per Class B (cents)	Class B Performance Rights	Expense accounted for during the year
Dr. Paul Kasian	25,000,000	0.77	$192,500	$37,431

Valuation of Class C Performance Rights

	Number of Performance Rights issued	Valuation per Class C (cents)	Class C Performance Rights	Expense accounted for during the year
Dr. Paul Kasian	25,000,000	0.57	$142,500	$27,708

The performance rights are not currently quoted on the ASX and as such have no ready market value. The performance rights each grant the holder a right of grant of one ordinary share in the Company upon vesting of the performance rights without the payment of any consideration. Accordingly, the performance rights may have a present value at the date of their grant. Various factors impact upon the value of performance rights including:

•                  the period outstanding before the expiry date of the performance rights;

•                  the underlying price or value of the securities into which they may be converted;

•                  the proportion of the issued capital as expanded consequent upon conversion of the performance rights into ordinary shares (i.e. whether or not the shares that might be acquired upon exercise of the options represent a controlling or other significant interest); and

•                  the value of the ordinary shares into which the performance rights may be converted.

There are various formulae which can be applied to determining the theoretical value of options (including the formula known as the Black-Scholes Model valuation formula and the Monte Carlo simulation).

Performance hurdles

The Class A Performance Rights vest and are exercisable upon the ordinary share price reaching $0.02 or greater for more than 10 day consecutive ASX trading days.

The Class B Performance Rights vest and are exercisable upon the ordinary share price reaching $0.02 or greater for more than 10 day consecutive ASX trading days and the Hainan Agreement being executed.

The Class C Performance Rights vest and are exercisable upon the Hainan Joint Venture being listed on a recognized stock exchange and the market capitalization of the Company’s interest in of this listed Joint Venture reaching $100 million or above and being sustained for more than 10 consecutive ASX trading days.

The Directors, being the recipients of the performance rights, must remained engaged by the Company at the time of satisfaction of the performance hurdle in order for the relevant Performance Right to vest.

The performance rights granted by the Company are as follows:

	2019	Fair Value	Expiration Date
Director
Dr Paul Kasian (Class A)(2)	7,500,000	$57,750	December 11, 2021
Dr Paul Kasian (Class B)(2)	25,000,000	$192,500	December 11, 2021
Dr Paul Kasian (Class C)(2)	25,000,000	$142,500	December 11, 2021
Mr. Peter Rubinstein (Class A)	5,000,000	$38,500	December 11, 2021
Mr. Xue Lee(1) (Class A)	3,750,000	$28,875	December 11, 2021
Dr. Jerzy Muchnicki (Class A)	6,250,000	$48,125	December 11, 2021
Mr. Lindsay Wakefield (Class A)	3,750,000	$28,875	December 11, 2021
Balance at June 30, 2019	76,250,000	$537,125

(1) Mr. Xue Lee resigned on July 9, 2019. Performance rights held by Mr. Lee have been forfeited as a result of his resignation.

(2) Dr. Kasian resigned on September 24, 2019. Performance rights held by Dr. Kasian have been forfeited as a result of his resignation.

The expense during the year ended June 30, 2019 accounted for related to performance rights was $104,441.

This share based payment expense is included within selling and marketing costs, general and administrative costs, licensing, patent and legal costs, and laboratory research and development costs in the statement of comprehensive income/ (loss). The following is additional information relating to the options granted under the respective Plans as of June 30, 2019:

Options outstanding			Options exercisable
Range of exercise prices	Number of options	Weighted average exercise price	Remaining weighted average contractual life (years)	Number of options	Weighted average exercise price
$ 0.01 - $0.10	26,000,000	$0.010	2.36	19,000,000	$0.015
$ 0.11 - $0.20	12,500,000	$0.015	2.28	12,500,000	$0.015
	38,500,000	$0.011	2.16	31,500,000	$0.015

	Performance rights outstanding			Performance rights exercisable
Range of exercise prices	Number of options	Weighted average exercise price	Remaining weighted average contractual life (years)	Number of Perf. rights	Weighted average exercise price
$ 0.00 - $0.00	76,250,000	$0.00	2.45	76,250,000	$0.00
	76,250,000	$0.00	2.45	76,250,000	$0.00

The fair value for the options issued to employees during the year ended June 30, 2019 was estimated at the date of grant using either a Monte Carlo simulation analysis or Black-Scholes option pricing valuation model:

Risk Free Interest Rate	2.02%
Expected Dividend Yield	—
Historic and Expected Volatility	80%
Option Exercise Prices	$0.010
Weighted Average Exercise Price	$0.030
Expected Lives	2.8 years

Indemnification and Insurance with respect to Directors

We are obligated pursuant to an indemnity agreement, to indemnify the current Directors and executive officers and former Directors against all liabilities to third parties that may arise from their position as Directors or officers of the Company and our controlled entities, except where to do so would be prohibited by law.  In addition, we currently carry insurance in respect of Directors’ and officers’ liabilities for current and former Directors, Company Secretary and executive officers or employees.

The Board of Directors

Under our Constitution, our Board of Directors is required to be comprised of  at least three Directors.  As of the date of this prospectus, our Board is comprised of four Directors.

The role of the Board includes:

(a)                                 Reviewing and making recommendations in remuneration packages and policies applicable to directors, senior executives and consultants.

(b)                                 Nomination of external auditors and reviewing the adequacy of external audit arrangements.

(c)                                  Establishing the overall internal control framework over financial reporting, quality and integrity of personnel and investment appraisal.  In establishing an appropriate framework, the board recognized that no cost effective internal control systems will preclude all errors and irregularities.

(d)                                 Establishing and maintaining appropriate ethical standards in dealings with business associates, suppliers, advisers and regulators, competitors, the community and other employees.

(e)                                  Identifying areas of significant business risk and implementing corrective action as soon as practicable after a risk is identified.

(f)                                   Nominating of audit and remuneration committee members.

The Board meets to discuss business regularly throughout the year, with additional meetings being held when circumstances warrant.  Included in the table below are details of the meetings of the Board and the sub-committees of the Board that were held during the year ended June 30, 2019.

	Directors’ meetings		Audit Committee meetings		Remuneration Committee meetings
	Attended	Eligible	Attended	Eligible	Attended	Eligible
Dr. Paul Kasian (2)	15	15	4	4	1	1
Dr. Lindsay Wakefield	15	15	4	4	1	1
Dr. Jerzy Muchnicki	14	15	2	2	—	—
Mr. Peter Rubinstein	15	15	4	4	1	1
Mr. Xue Lee (1)	10	15	2	2	—	—

(1) Mr. Xue Lee resigned on July 9, 2019

(2) Dr. Paul Kasian resigned on September 24, 2019

Committees of the Board

The Board has established an Audit Committee which operates under a specific Charter approved by the Board.  It is the Board’s responsibility to ensure that an effective internal control framework exists within the entity.  This includes internal controls to deal with both the effectiveness and efficiency of significant business processes, the safeguarding of assets, the maintenance of proper accounting records, and the reliability of financial information as well as non-financial considerations such as the benchmarking of operational key performance indicators.

The Board has delegated the responsibility for the establishment and maintenance of a framework of internal control and ethical standards for the management of the Group to the Audit Committee.  The Audit Committee also provides the Board with assurance regarding the reliability of financial information for inclusion in the financial reports.  As at date of this prospectus, all of the members of the Audit Committee are independent Non-Executive Directors.

The Remuneration Committee is, amongst other things, responsible for determining and reviewing remuneration arrangements for the Directors, the Chief Executive Officer and the Senior Leadership Team.  The majority of the Committee is comprised of independent directors.

The Remuneration Committee assesses the appropriateness of the nature and amount of remuneration paid to Directors and Executives on a periodic basis by reference to relevant employment market conditions, with the overall objective of ensuring maximum shareholder benefit from the retention of a high quality Board and Senior Leadership Team.

Committee membership

As at the date of this prospectus, the composition of these two Committees are:

Audit Committee:	Mr. Peter Rubinstein — Chairman of the Committee
Dr. Lindsay Wakefield

Remuneration Committee:	Dr. Lindsay Wakefield — Chairman of the Committee
Mr. Peter Rubinstein

Compliance with Nasdaq Rules

Nasdaq listing rules require that we disclose the home country practices that we will follow in lieu of compliance with Nasdaq corporate governance rules.  The following describes the home country practices and the related Nasdaq rule:

Majority of Independent Directors: We follow home country practice rather than Nasdaq’s requirement in Marketplace Rule 4350(c) (1) that the majority of the Board of each issuer be comprised of independent directors as defined in Marketplace Rule 4200.  As of the date of this prospectus, the Board included three independent Directors, namely Mr. Nick Burrows, Mr. Peter Rubinstein and Dr. Lindsay Wakefield, which led to our Board of Directors being comprised of a majority of independent directors.

Compensation of Officers: We follow home country practice rather than Nasdaq’s requirement in Marketplace Rule 4350(c)(3) that chief executive compensation be determined or recommended to the Board by the majority of independent directors or a compensation committee of independent directors.  Similarly, compensation of other officers is not determined or recommended to the Board by a majority of the independent directors or a compensation committee comprised solely of independent directors.  These decisions are made by our remuneration committee which at June 30, 2019 is not comprised of a majority of independent directors. The members are however considered by the Board to currently be the “best fit” for the committee taking into account the current Board composition. As the operations of the Company develop, the Board will reassess the composition of the Remuneration Committee.

Nomination: We follow home country practice rather than Nasdaq’s requirement in Marketplace Rule 4350(c)(4) that director nominees be selected or recommended by a majority of the independent directors or by a nominations committee comprised of independent directors.  These decisions are made by our full Board which is comprised of a majority of independent directors.  The ASX does not have a requirement that each listed issuer have a nominations committee or otherwise follow the procedures embodied in the Nasdaq Marketplace Rules.  Furthermore, no law, rule or regulation of the ASIC has such a requirement nor does the applicable corporate law legislation.  Accordingly, selections or recommendations of director nominees by a committee that is not comprised of a majority of directors that are not independent is not prohibited by the laws of Australia.

Quorum: We follow home country practice rather than Nasdaq’s requirement in Marketplace Rule 4350(f) that each issuer provide for a quorum of at least 33 1/3 percent of the outstanding shares of the issuer’s ordinary stock (voting stock).  Pursuant to our Constitution we are currently required to have a quorum for a general meeting of three persons.  The practice followed by us is not prohibited by Australian law.

Shareholder Approval for Capital Issuance: We have elected to follow certain home country practices in lieu of Nasdaq Marketplace Rule 5635.  For example, we are entitled to an annual 15% of capital placement capacity under ASX Listing Rule 7.1 and where appropriate approvals are obtained, a further annual 10% placement capacity of securities (other than options) under ASX Listing Rule 7.1A without shareholder approval.  For further information on the Company’s securities issuing capacity under Australian law, please refer “Description of Share Capital and Articles of Association” below.  By way of example, if this amount of annual entitlement is aggregated with an additional placement of ordinary shares, including through the grant of options purchase ordinary shares, that exceeds 20% of the outstanding share capital, and assuming the Company cannot rely on its ASX Listing Rule 7.1A additional capacity of 10%, only the excess over the 15% annual allowance requires shareholder approval under Australian law.

Employees

As of the date of this prospectus, the Company and its subsidiaries, employed 16 full-time equivalent employees, of which seven are engaged in research and development and five are engaged in general and administrative functions. By geography, 13 of our employees are located in Australia, and three are located in the United States.  The number of full-time equivalent employees as of the end of each respective financial year ended June 30 are as follows:

2019	13
2018	15
2017	20

Share Ownership

The relevant interest of the directors in the share capital of the Company as notified by them to the Australian Securities Exchange in accordance with section 205G(1) of the Australian Corporations Act 2001 as of June 30, 2019 is as follows:

Director	Ordinary shares	Percentage of Capital held
Dr. Paul Kasian	256,410	0.008%
Dr. Lindsay Wakefield	8,325,263	0.283%
Dr. Jerzy Muchnicki	20,903,244	0.711%
Mr. Peter Rubinstein	47,282,700	1.609%
Mr. Nick Burrows	-0-	-0-

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since July 1, 2016, the only transactions between the Company, its subsidiaries and other related parties that occurred, are as listed below.  Except where noted, all amounts were charged on similar to market terms and at commercial rates.

Blockchain Global Limited

In February 2018, the Company entered into a non-binding term sheet with Blockchain Global Limited (“BCG”) under which BCG would assist the Company in developing solutions utilizing blockchain technologies in exchange for the issuance of the Company’s ordinary shares to BCG. In June 2018, a framework agreement with BCG was entered formalizing the non-binding term sheet and providing milestones for the issuance of up to 486 million ordinary shares to BCG upon the execution of agreements by the Company relating to blockchain opportunities identified by BCG. The Company is not currently pursuing blockchain opportunities and does not anticipate doing so.  Accordingly, no ordinary shares have been issued or are expected to be issued under the framework agreement, and no milestones have been achieved or are expected to be achieved. BCG’s rights to receive ordinary shares upon achieving milestones under the framework agreement lapse beginning December 27, 2019 through June 27, 2020.

Mr. Sam Lee, a former director, has a direct and indirect share interest in BCG of 21% and is a director of BCG. Mr. Peter Rubinstein has a direct and indirect share interest in BCG of 8% and is a consultant to BCG. Dr. Jerzy Muchnicki has a direct and indirect share interest in BCG of 3.4%. Dr. Paul Kasian was previously a director of BCG until July 2018.

Lodge Corporate

Dr. Kasian was a director of corporate finance and corporate advisor from December 2017 to February 2019 with Lodge Corporate Pty Ltd (“Lodge Corporate”). We engaged Lodge Corporate to perform corporate advisory services for us and had transactions worth $67,000 during the year ended June 30, 2019.  Lodge Corporate was also compensated for acting as the underwriter in the Rights Offering as described below.

Underwriting of Rights Offering

On October 29, 2019, the Company completed the Rights Offering in which it issued 1,125,000,000 ordinary shares at an issue price of A$0.004, resulting in gross proceeds to the Company before transaction costs of A$4,500,000. The Rights Offering was underwritten by Lodge Corporate and its sub-underwriters in the amount of A$4,000,000. Dr. Jerzy Muchnicki, a director of the Company and its Chief Executive Officer, and Mr. Peter Rubinstein, a director of the Company, each agreed to sub-underwrite up to A$1,000,000 of the underwritten portion of the Rights Offering, and in consideration of their sub-underwriting commitments, each of them became entitled to be issued a three-year option to purchase 125,000,000 ordinary shares at an exercise price of A$0.008 per ordinary share.  In addition, Mr. Peter Rubinstein and entities controlled by him purchased an aggregate of 200,849,309 ordinary shares in the Rights Offering, and Dr. Jerzy Muchnicki and entities controlled by him purchased an aggregate of 200,849,309 ordinary shares in the Rights Offering.  Lodge Corporate was paid a commission of 2% of A$4,000,000 for acting as the underwriter in the Rights Offering.

PRINCIPAL SHAREHOLDERS

The following table shows the ownership of our ordinary shares as of December 9, 2019, by each member of our board of directors and executive officer.  Except as set forth below, we are not aware of any beneficial holder of 5% or more of our ordinary shares.  Beneficial ownership is determined in accordance with the rules of the SEC.  Ordinary shares subject to options or warrants currently exercisable or exercisable within 60 days of December 9, 2019 are deemed outstanding for computing the percentage ownership of the shareholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other shareholder. Percentage of ownership is based on 4,063,134,143 ordinary shares outstanding as of December 9, 2019.

Names	Number of Shares Beneficially Owned	Approximate Percent of Class
Officers and Directors
Dr. Jerzy (George) Muchnicki (1)	346,352,553	8.27%
Dr. Lindsey Wakefield (2)	8,325,263	*
Mr. Peter Rubenstein (3)	373,132,009	8.91%
Mr. Nick Burrows	-0-	-0-
Mr. Phillip Hains, MBA, CA	-0-	-0-
Mr. Justyn Stedwell	-0-	-0-
Dr. Richard Allman	-0-	-0-

All Directors and Executive Officers as a Group (7 Persons)	477,809,825	11.76%

*	Represents beneficial ownership of less than one percent.

(1)

Consists of 211,952,553 ordinary shares held of record by MJGD Nominees Pty Ltd, of which Dr. Muchnicki is a director and shareholder, and 9,400,000 ordinary shares held of record by JM Investment Group, of which Dr. Muchnicki is a director and shareholder. Also includes 125,000,000 ordinary shares that may be acquired upon exercise of options.  Prior to his participation in the Rights Offering, in which Dr. Muchnicki acquired beneficial ownership of 200,849,309 ordinary shares, Dr. Muchnicki beneficially owned less than 1% of the Company’s outstanding ordinary shares.

(2)	Includes 7,754,763 ordinary shares held of record by Wakko Enterprises Pty Ltd, of which Dr. Wakefield is a director and shareholder.

(3)

Consists of 115,632,010 ordinary shares held by Irwin Biotech Nominees Pty Ltd, of which Mr. Rubenstein is a director and shareholder, and 132,499,999, ordinary shares held by RIP Opportunities Pty Ltd, of which Mr. Rubenstein is a director and shareholder. Also includes 125,000,000 ordinary shares that may be acquired upon exercise of options.  Prior to his participation in the Rights Offering, in which Mr. Rubinstein acquired beneficial ownership of 200,849,309 ordinary shares, Mr. Rubinstein beneficially owned approximately 1.6% of the Company’s outstanding ordinary shares.

The Company is not aware of any direct or indirect ownership or control of it by another corporation(s), by any foreign government or by any other natural or legal person(s) severally or jointly.  Principal shareholders do not enjoy any special or different voting rights from those to which other holders of ordinary shares are entitled.  The Company does not know of any arrangements, the operation of which may at a subsequent date result in a change in control of the Company.

Record Holders

As of December 9, 2019, there were 4,342 holders of record of our ordinary shares, of which 34 record holders, holding less than one percent of our ordinary shares, had registered addresses in the United States. These numbers are not representative of the number of beneficial holders of our shares nor are they representative of where such beneficial holders reside, since many of these ordinary shares were held of record by brokers or other nominees. The majority of trading by our U.S. investors is done by means of ADSs that are held of record by HSBC Bank Australia Limited, which held approximately 40.5% of our ordinary shares as of such date.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following description of our share capital is only a summary.

Our constituent document or governing rules is a Constitution. Our Constitution is subject to the terms of the Listing Rules of the ASX and the Australian Corporations Act 2001. The rights and restrictions attaching to ordinary shares are derived through a combination of our Constitution, the common law applicable to Australia, the Listing Rules of the Australian Securities Exchange, the Corporations Act 2001 and other applicable law. A general summary of some of the rights and restrictions attaching to ordinary shares are summarized below. Each ordinary shareholder is entitled to receive notice of and to be present, to vote and to speak at general meetings.

We encourage you to read our Constitution which is included as an exhibit to this registration statement of which this prospectus forms a part. We do not have a limit on our authorized share capital and do not recognize the concept of par value under Australian law. Subject to restrictions on the issue of securities in our Constitution, the Corporations Act 2001 and the Listing Rules of the Australian Securities Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with the rights and restrictions and for the consideration that the board of directors determine.

Dividends

Holders of ordinary shares are entitled to receive such dividends as may be declared by the board of directors. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid. As of the date of this Prospectus, there have been no dividends paid to holders of ordinary shares.

Any dividend unclaimed after a period of twelve years from the date of declaration of such dividend shall be paid to, and held by, the Public Trustee of Victoria.  The payment by the board of directors of any unclaimed dividend, interest or other sum payable on or in respect of an ordinary share into a separate account shall not constitute us as a trustee in respect thereof.

Constitution

Our constituent document is a Constitution which is similar in nature to the by-laws of a company incorporated under the laws of the U.S.  Our Constitution does not provide for or prescribe any specific objects or purposes of the Company.  Our Constitution is subject to the terms of the Listing Rules of the Australian Securities Exchange and the Corporations Act 2001. Our Constitution may be amended or repealed and replaced by special resolution of shareholders, which is a resolution passed by at least 75% of the votes cast by shareholders who vote by person or proxy at a duly convened shareholders meeting.

Shareholders Meetings

We must hold an annual general meeting within five months of the end of each fiscal year.  Our end of fiscal year is currently June 30 each year.  At the annual general meeting, shareholders typically consider the annual financial report, directors’ report and auditor’s report and vote on matters, including the election of directors, the appointment of the auditor (if necessary) and fixing the aggregate limit of non-executive directors’ remuneration. We may also hold other meetings of shareholders from time to time. The annual general meeting must be held in addition to any other meetings which we may hold.

The board of directors may call and arrange a meeting of shareholders, when and where they decide. The directors must call a meeting of shareholders when requested by shareholders who hold at least 5% of the votes that may be cast at the meeting or at least 100 members who are entitled to vote at the meeting or as otherwise required by the Corporations Act 2001.  Shareholders with at least 5% of the votes that may be cast at a meeting may also call and hold a general meeting, subject to the notification requirements of the Corporations Act 2001.

Unless applicable law or our Constitution requires a special resolution, a resolution of shareholders is passed if more than 50% of the votes at the meeting are cast in favor of the resolution by shareholders in person or proxy entitled to vote upon the relevant resolution. A special resolution is passed if the notice of meeting sets out the intention to propose the special resolution and it is passed if at least 75% of the votes at the meeting are cast by shareholders in person or proxy entitled to vote upon the relevant resolution.

A special resolution usually involves more important questions affecting the Company as a whole or the rights of some or all of our shareholders. Special resolutions are required in a variety of circumstances under our Constitution and the Corporations Act 2001, including without limitation:

•	to change our name;
•	to amend or repeal and replace our Constitution;
•	to approve the terms of issue of preference shares;
•	to approve the variation of class rights of any class of shareholders;
•	to convert one class of shares into another class of shares;
•	to approve certain buy backs of shares;
•	to approve a selective capital reduction of our shares;
•	to approve financially assisting a person to acquire shares in the Company;
•	to remove and replace our auditor;
•	to change our company type;
•	with the leave of an authorized Australian court, to approve our voluntary winding up;
•	to confer on a liquidator of the Company either a general authority or a particular authority in respect of compensation arrangements of the liquidator; and
•	to approve an arrangement entered into between a company about to be, or in the course of being, wound up.

Shareholder Voting Rights

                At a general meeting, every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote on a show of hands. Every shareholder present (in person or by proxy, attorney or representative) and entitled to vote has one vote per fully paid ordinary share and that portion of a vote for any partly paid share that the amount paid on the partly paid share bears to the total amounts paid and payable, on a poll. This is subject to any other rights or restrictions which may be attached to any shares. In the case of an equality of votes on a resolution at a meeting (whether on a show of hands or on a poll), the chairman of the meeting has a deciding vote in addition to any vote that the chairman of the meeting has in respect of that resolution.

Issue of Shares and Changes in Capital

Subject to our Constitution, the Corporations Act 2001, the Listing Rules of the Australian Securities Exchange and any other applicable law, we may at any time issue shares and grant options or warrants on any terms, with preferred, deferred or other special rights and restrictions and for the consideration and other terms that the directors determine. Our power to issue shares includes the power to issue bonus shares (for which no consideration is payable to the Company), preference shares (including redeemable preference shares) and partly paid shares.

Pursuant to the Listing Rules of the Australian Securities Exchange, our Board may in their discretion issue securities to persons who are not related parties of our Company, without the approval of shareholders, if such issue, when aggregated with securities issued by us during the previous 12-month period would be an amount that would not exceed 15% of our issued share capital at the commencement of the 12-month period (or a combined limit of up to 25% of our issued share capital, subject to certain conditions, if prior approval for the additional 10% is obtained from shareholders at our annual meeting of shareholders). Other allotments of securities require approval by an ordinary resolution of shareholders unless these other allotments of securities fall under a specified exception under the Listing Rules.

The Company may issue preference shares, by approval of a special majority, which is a resolution of which notice has been given and that has been passed by at least 75% of the voting rights represented at the meeting, in person, by proxy, or by written ballot and entitled to vote on the resolution. There are no preference shares issued or allotted as at the date of this prospectus.

Subject to the requirements of our Constitution, the Corporations Act 2001, the Listing Rules of the Australian Securities Exchange and any other applicable law, we may:

•	consolidate or divide our share capital into a larger or smaller number by resolution passed by shareholders at a general meeting;
•

reduce our share capital by special resolution passed by at least 75% of the votes cast by shareholders who vote by person or proxy at a duly convened shareholders meeting (and are not otherwise excluded by law) provided that the reduction is fair and reasonable to our shareholders as a whole, and does not materially prejudice our ability to pay creditors;

•

undertake an equal access buyback of our ordinary shares by ordinary resolution of shareholders (although if we have bought back less than 10% of our shares over the period of the previous 12 months, shareholder approval may not be required); and

•                  undertake a selective buyback of certain shareholders’ shares by special resolution passed by at least 75% of the votes cast by shareholders who vote by person or proxy at a duly convened shareholders meeting (and are not otherwise excluded by law), with no votes being cast in favor of the resolution by any person whose shares are proposed to be bought back or by their associates.

In certain circumstances, including the division of a class of shares into further classes of shares, the issue of additional shares or the issue of a new class of shares, we may require the approval of any class of shareholders whose rights are varied or are taken to be varied by special resolution of shareholders generally and by special resolution of the holder of shares in that class whose rights are varied or taken to be varied.

Dividends may be paid on shares of one class but not another and at different rates for different classes.

Exchange Controls

Australia has largely abolished exchange controls on investment transactions. The Australian dollar is freely convertible into U.S. dollars. In addition, there are currently no specific rules or limitations regarding the export from Australia of profits, dividends, capital or similar funds belonging to foreign investors, except that certain payments to non-residents must be reported to the Australian Cash Transaction Reports Agency, which monitors such transaction, and amounts on account of potential Australian tax liabilities may be required to be withheld unless a relevant taxation treaty can be shown to apply.

Takeover Approval Provisions

Any proportional takeover scheme must be approved by those shareholders holding shares included in the class of shares in respect of which the offer to acquire those shares was first made. The registration of the transfer of any shares following the acceptance of an offer made under a scheme is prohibited until that scheme is approved by the relevant shareholders.

The Foreign Acquisitions and Takeovers Act 1975

Under Australian law, in certain circumstances foreign persons are prohibited from acquiring more than a limited percentage of the shares in an Australian company without approval from the Australian Treasurer. These limitations are set forth in the Australian Foreign Acquisitions and Takeovers Act, or the Takeovers Act.

Under the Takeovers Act, as currently in effect, any foreign person, together with associates, or parties acting in concert, is prohibited from acquiring 20% or more of the shares in any company having total assets of A$266 million or more (or A$1,154 million or more in case of U.S. investors). “Associates” is a broadly defined term under the Takeovers Act and includes:

•              spouses, lineal ancestors and descendants, and siblings;

•              partners, officers of companies, the company, employers and employees, and corporations;

•              their shareholders related through substantial shareholdings or voting power;

•     corporations whose directors are controlled by the person, or who control a person; and

•     associations between trustees and substantial beneficiaries of trust estates.

In addition, a foreign person may not acquire shares in a company having total assets of A$266 million or more (or A$1,154 million or more in case of U.S. investors) if, as a result of that acquisition, the total holdings of all foreign persons and their associates will exceed 40% in aggregate without the approval of the Australian Treasurer. If the necessary approvals are not obtained, the Treasurer may make an order requiring the acquirer to dispose of the shares it has acquired within a specified period of time. The same rule applies if the total holdings of all foreign persons and their associates already exceeds 40% and a foreign person (or its associate) acquires any further shares, including in the course of trading in the secondary market of the ADSs. At present, we do not have total assets of A$252 million or more and therefore no approval would be required from the Australian Treasurer.

Each foreign person seeking to acquire holdings in excess of the above caps (including their associates, as the case may be) would need to complete an application form setting out the proposal and relevant particulars of the acquisition/shareholding. The Australian Treasurer then has 30 days to consider the application and make a decision. However, the Australian Treasurer may extend the period by up to a further 90 days by publishing an interim order. The Australian Treasurer has issued a guideline titled Australia’s Foreign Investment Policy which provides an outline of the policy. The policy provides that the Treasurer will reject an application if it is contrary to the national interest.

If the level of foreign ownership exceeds 40% at any time, we would be considered a foreign person under the Takeovers Act. In such event, we would be required to obtain the approval of the Australian Treasurer for us, together with our associates, to acquire (i) more than 20% of an Australian company or business with assets totaling over A$266 million; or (ii) any direct or indirect ownership in Australian residential real estate and certain non-residential real estate.

The percentage of foreign ownership in us would also be included determining the foreign ownership of any Australian company or business in which it may choose to invest. Since we have no current plans for any such acquisition and do not own any property, any such approvals required to be obtained by us as a foreign person under the Takeovers Act will not affect our current or future ownership or lease of property in Australia.

Our Constitution does not contain any additional limitations on a non-resident’s right to hold or vote our securities.

Australian law requires any off market transfer of our shares to be made in writing. Otherwise, while our ordinary shares remain listed on the ASX, transfers take place electronically through the ASX’s exchange process and requirements. No stamp duty will be payable in Australia on the transfer of ADSs.

Liquidation Rights

After satisfaction of the claims of creditors, preferential payments to holders of outstanding preference shares and subject to any special rights or restrictions attached to shares, on a winding up, any available assets must be used to repay the capital contributed by the shareholders and any surplus must be distributed among the shareholders in proportion to the number of fully paid shares held by them.  For this purpose a partly paid share is treated as a fraction of a share equal to the proportion which the amount paid bears to the total issue price of the share before the winding up began.

If we experience financial problems, the directors may appoint an administrator to take over our operations to see if we can come to an arrangement with our creditors. If we cannot agree with our creditors, Genetic Technologies Limited may be wound up.

A receiver, or receiver and manager, may be appointed by order of a court or under an agreement with a secured creditor to take over some or all of the assets of a company.  A receiver may be appointed, for example, because an amount owed to a secured creditor is overdue.

We may be wound up by order of a court, or voluntarily if our shareholders pass a special resolution to do so.  A liquidator is appointed when a court orders a company to be wound up or the shareholders of a company pass a resolution to wind up the company. A liquidator is appointed to administer the winding up of a company.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, will register and deliver ADSs. Each ADS represents six hundred ordinary shares (or a right to receive six hundred ordinary shares) deposited with HSBC Bank Australia Limited, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered, and its executive offices, are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American depositary receipt, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by holding ADSs in the Direct Registration System, or (B) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold the ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements issued by the depositary to the ADS holders entitled thereto.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Australian law governs shareholder rights. The depositary will be the holder of the shares underlying the ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American depositary receipt. Directions on how to obtain copies of those documents are provided under “Where You Can Find Additional Information.”

Dividends and Other Distributions

If we Pay a Dividend or Other Distribution, How Will You Receive Dividends and Other Distributions on the Shares?

In the event that we pay a cash dividend or make another distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares the ADSs represent.

•                  Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•                  Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

•                  Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•                  Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How Are ADSs Issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How Do ADS Holders Cancel an ADS?

You may turn in the ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

Voting Rights

How Do You Vote?

You may instruct the depositary to vote the deposited securities, but only if we ask the depositary to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the shares or other deposited securities underlying the ADSs as you direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Australia and our Constitution, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct or as described below. Notwithstanding anything to the contrary contained in the deposit agreement, the depositary will not exercise a discretionary proxy in respect of the deposited securities for which it has not timely received instructions.

If we ask the depositary to solicit your instructions but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of ordinary shares represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions as to be voted upon unless we notify the depositary that:

•              we do not wish to receive a discretionary proxy;

•              there is substantial shareholder opposition to the particular questions; or

•              the particular question would have an adverse impact on our shareholders.

We are required to notify the depositary if one or more of the conditions specified above exists.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Fees and Expenses

Persons Depositing or Withdrawing Shares Must
Pay:		For:

•	US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
		•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
•	US$0.02 (or less) per ADS	•	Any cash distribution to you
•	A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
•	Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
		•	Converting foreign currency to U.S. dollars
•	Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	•	As necessary
•	Any charges incurred by the depositary or its agents for servicing the deposited securities	•	As necessary
•	US$0.02 (or less) per ADS per year	•	Depositary services

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on the ADSs or on the deposited securities represented by any of the ADSs. The depositary may refuse to register any transfer of the ADSs or allow you to withdraw the deposited securities represented by the ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by the ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers
If we:	Then:

•  Change the nominal or par value of our shares

•  Reclassify, split up or consolidate any of the deposited securities

•  Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

	•	The securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
	•	The depositary may, and will if we ask it to, deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How May the Deposit Agreement Be Amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold the ADS, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How May the Deposit Agreement Be Terminated?

The depositary will terminate the deposit agreement at our direction by mailing a notice of termination to the ADS holders then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders then outstanding if at any time 90 days shall have expired after the depositary shall have delivered to our company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect dividends and other distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADSs. One year after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest.  The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•                  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•                  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•                  are not liable if either of us exercises discretion permitted under the deposit agreement;

•                  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party if it involves expenses or liability unless you furnish satisfactory indemnity; and

•                  may rely upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit and any other holder of ADSs or any other person if we believes in good faith such person is competent to give such advice or information.

•                  In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of shares, the depositary may require:

•                  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•                  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•                  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

You have the right to cancel the ADSs and withdraw the underlying shares at any time except:

•                  When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.

•                  When you or other ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges.

•                  When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

•                  This right of withdrawal may not be limited by any other provision of the deposit agreement.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes certain material U.S. federal income tax consequences relating to the ownership and disposition of the ADSs by U.S. Holders. This discussion applies to U.S. Holders that purchase the ADSs pursuant to this offering and hold such ADSs as capital assets for tax purposes. This discussion is based on the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and the income tax treaty between the United Kingdom and the United States, or the Treaty, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities or governmental organizations, retirement plans, regulated investment companies, real estate investment trusts, grantor trusts, brokers, dealers or traders in securities, commodities, currencies or notional principal contracts, certain former citizens or long-term residents of the United States, persons who hold the ADSs as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons who are subject to the tax accounting rules of Section 451(b) of the Internal Revenue Code, persons that own directly, indirectly or through attribution 10% or more (by vote or value) of our equity, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

                                                As used in this discussion, the term “U.S. Holder” means a beneficial owner of the ADSs that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds the ADSs, the U.S. federal income tax consequences relating to an investment in such ADSs will depend upon the status and activities of such entity and the particular partner. Any such entity and a partner in any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it (and, as applicable, its partners) of the purchase, ownership and disposition of the ADSs.

We have not sought, nor will we seek, a ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the ADSs or that any such position would not be sustained. Persons considering an investment in the ADSs should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of the ADSs, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Rules

A special set of U.S. federal income tax rules applies to a foreign corporation that is a PFIC for U.S. federal income tax purposes.  As noted above, based on our audited financial statements and relevant market and shareholder data, we believe that we were a PFIC for U.S. federal income tax purposes for our taxable years ended June 30, 2018 and June 30, 2019, and expect to be classified as a PFIC in our current taxable year.  In addition, given that the determination of PFIC status involves the application of complex tax rules, and that it is based on the nature of our income and assets from time to time, no assurances can be provided that we will or will not be considered a PFIC for any past or future taxable years.

In general, a foreign corporation is a PFIC if at least 75% of its gross income for the taxable year is passive income or if at least 50% of its assets for the taxable year produce passive income or are held for the production of passive income.  In general, passive income for this purpose means, with certain designated exceptions, dividends, interest, rents, royalties (other than certain rents and royalties derived in the active conduct of trade or business), annuities, net gains from dispositions of certain assets, net foreign currency gains, income equivalent to interest, income from notional principal contracts and payments in lieu of dividends. Passive assets are those assets that are held for production of passive income or do not produce income at all. Thus cash will be a passive asset. Interest, including interest on working capital, is treated as passive income for purposes of the income test.  The determination of whether a foreign corporation is a PFIC is a factual determination made annually and is therefore subject to change.  Subject to exceptions pursuant to certain elections that generally require the payment of tax, once stock in a foreign corporation is stock in a PFIC in the hands of a particular shareholder that is a United States person, it remains stock in a PFIC in the hands of that shareholder.

If we are treated as a PFIC, contrary to the tax consequences described in “Distributions” and “Sale, Exchange or Other Disposition of the ADSs” below, a U.S. holder that does not make an election described in the succeeding two paragraphs would be subject to special rules with respect to (i) any gain realized on a sale or other disposition of an ADS (for purposes of these rules, a disposition of an ADS includes many transactions on which gain or loss is not realized under general U.S. federal income tax rules) and (ii) any “excess distribution” by the Company to the U.S. holder (generally, any distribution during a taxable year in which distributions to the U.S. holder on the ADS exceed 125% of the average annual taxable distributions (whether actual or constructive and whether or not out of earnings and profits) the U.S. holder received on the ADS during the preceding three taxable years or, if shorter, the U.S. holder’s holding period for the ADS).  Under those rules, (i) the gain or excess distribution would be allocated ratably over the U.S. holder’s holding period for the ADS, (ii) the amount allocated to the taxable year in which the gain or excess distribution is realized would be taxable as ordinary income in its entirety and not as capital gain, would be ineligible for the reduced qualified dividend rates, and could not be offset by any deductions or losses, and (iii) the amount allocated to each prior year, with certain exceptions, would be subject to tax at the highest tax rate in effect for that year, and the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each of those years.  A U.S. holder who owns an ADS during any year we are a PFIC will generally have to file IRS Form 8621. A failure to file this return will suspend the statute of limitations with respect to any tax return, event, or period to which such report relates (potentially including with respect to items that do not relate to a U.S. Holder’s investment in the ADSs).

The special PFIC rules described above will not apply to a U.S. holder if the U.S. holder makes a timely election, which remains in effect, to treat the Company as a “qualified electing fund” (“QEF”) in the first taxable year in which the U.S. holder owns an ADS and the Company is a PFIC and if the Company complies with certain reporting requirements.  Instead, a shareholder of a QEF generally is currently taxable on a pro rata share of the Company’s ordinary earnings and net capital gain as ordinary income and long-term capital gain, respectively.  Neither that ordinary income nor any actual dividend from the Company would qualify for the 20% maximum tax rate on dividends described above if the Company is a PFIC in the taxable year the ordinary income is realized or the dividend is paid or in the preceding taxable year.  A U.S. holder would increase the tax basis in its PFIC ownership interest to reflect the holder’s pro rate share of the PFIC’s ordinary earnings and net capital gain.  Any distribution earnings with respect to which the U.S. holder has already been taxed would be excluded from income upon receipt by such holder, and such holder would decrease the tax basis of its ownership interest by such distribution.  Gain or loss realized on a sale or exchange of the ADSs will be a capital gain or loss.  We have not yet determined whether we would make the computations necessary to supply U.S. holders with the information needed to report income and gain pursuant to a QEF election.  It is, therefore, possible that U.S. holders would not be able to make or retain a QEF election in any year we are a PFIC.  Although a QEF election generally cannot be revoked, if a U.S. holder made a timely QEF election for the first taxable year it owned an ADS and the Company is a PFIC (or is treated as having done so pursuant to any of certain elections), the QEF election will not apply during any later taxable year in which the Company does not satisfy the tests to be a PFIC.  If a QEF election is not made in that first taxable year, an election in a later year generally will require the payment of tax and interest.

In lieu of a QEF election, a U.S. holder of stock in a PFIC that is considered marketable stock could elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the stock and the U.S. holder’s adjusted basis in the stock.  Losses would be allowed only to the extent of net mark-to-market gain previously included in income by the U.S. holder under the election for prior taxable years.  A U.S. holder’s adjusted basis in the ADSs will be adjusted to reflect the amounts included or deducted with respect to the mark-to-market election.  If the mark-to-market election were made, the rules set forth in the second preceding paragraph would not apply for periods covered by the election.  A mark-to-market election will not apply during any later taxable year in which the Company does not satisfy the tests to be a PFIC.  If a U.S. holder makes a mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of the ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.  In general, the ADSs will be marketable stock if the ADSs are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter on a national securities exchange that is registered with the SEC or on a designated national market system or on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock.  Under current law, the mark-to-market election may be available to U.S. holders of ADSs because the ADSs are listed on the Nasdaq Capital Market, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election or that the ADSs will continue to be listed on the Nasdaq Capital Market.

Given the complexities of the PFIC rules and their potentially adverse tax consequences, U.S. holders of ADSs are urged to consult their tax advisers about the PFIC rules, including the availability of, and consequences to them of making a QEF election or a mark-to-market election with respect to the ordinary shares in the event that the Company is classified as a PFIC for any taxable year.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of the ADSs, the consequences to them of an investment in a PFIC, any elections available with respect to the ADSs and the IRS information reporting obligations with respect to the purchase, ownership and disposition of ADSs of a PFIC.

The discussion below under “Distributions” and “Sale, Exchange or Other Taxable Disposition of The ADSs” is written on the basis that we will not be or become classified as a PFIC for U.S. federal income tax purposes.

Distributions

                                                Subject to the discussion above under “— Passive Foreign Investment Company Rules,” a U.S. Holder that receives a distribution with respect to the ADSs generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received by the U.S. Holder to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ADSs. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s ADSs, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. The amount of a dividend will include any amounts withheld by the company in respect of United Kingdom taxes.

                                                Distributions on the ADSs that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, any United Kingdom income taxes withheld from dividends on ADSs at a rate not exceeding the rate provided by the Treaty will be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any United Kingdom income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The amount of any dividend income paid in a currency other than the U.S. dollar will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the dividend amount. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Distributions paid on the ADSs will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations under the Internal Revenue Code. Dividends paid by a “qualified foreign corporation” to non-corporate U.S. Holders are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than 60 days of ownership, without protection from the risk of loss, during the 121-day period beginning 60 days before the ex-dividend date) and certain other requirements are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “— Passive Foreign Investment Company Rules”), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on ADSs that are readily tradable on an established securities market in the United States.

The amount of any dividend income that is paid in Pounds Sterling will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt (actual or constructive), a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt (actual or constructive).

Sale, Exchange or Other Taxable Disposition of The ADSs

Subject to the discussion above under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of the ADSs in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the ADSs. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the ADSs were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of the ADSs will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of the ADSs. If you are a U.S. Holder that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in the ADSs.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in the ADSs, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). In addition, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for the ADSs may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties and other adverse circumstances may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of the ADSs generally have to be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (1) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (2) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR ADSs IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES. IN ADDITION, SIGNIFICANT CHANGES IN U.S. FEDERAL INCOME TAX LAWS WERE RECENTLY ENACTED. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

UNDERWRITING

Aegis Capital Corp. is acting as the lead managing underwriter and as representative of the underwriters (the “Representative”). Subject to the terms and conditions of an underwriting agreement between us and the Representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Name of Underwriter	Number of ADSs
Aegis Capital Corp.

Total

The underwriters are committed to purchase all the ADSs offered by this prospectus if they purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased, or the offering may be terminated. The underwriters are not obligated to purchase the ADSs covered by the underwriters’ option to purchase additional ADSs described below. The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an option exercisable for up to 45 days after the date of the underwriting agreement, to purchase up to [•] ADSs at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised, and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional ADSs.

Discount and Commissions

We have agreed to pay the underwriters a cash fee equal to eight percent (8%) of the aggregate gross proceeds, and have also agreed to pay a non- accountable expense allowance to the Underwriter of 1% of the gross proceeds of this offering. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $[•], all of which are payable by us. This figure includes expense reimbursements we have agreed to pay the Representative for reimbursement of its expenses related to the offering, including its expenses for “road shows,”  diligence and reasonable fees of its outside legal counsel, up to a maximum aggregate expense allowance of $150,000, for which we have paid a $25,000 advance, which will be returned to us to the extent not offset by actual expenses.

The Representative has advised us that the underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the Representative may offer some of the ADSs to other securities dealers at such price less a concession of up to $[•] per ADS. After the offering to the public, the offering price and other selling terms may be changed by the Representative without changing the Company’s proceeds from the underwriters’ purchase of the ADSs.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option. The underwriting commissions are equal to the public offering price per ADS less the amount per ADS the underwriters pay us for the ADS.

Total
	Per ADS	Without Over- Allotment Option	With Over- Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Non-accountable expense allowance (1%) Proceeds, before expenses, to us	$	$	$

Determination of Offering Price

Before this offering, there has been a very limited public market for the ADSs. Accordingly, the public offering price will be negotiated between us and the Representative. Among the factors to be considered in these negotiations are:

•                  the prospects for our company and the industry in which we operate;

•                  our past and present financial and operating performance;

•                  financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;

•                  the prevailing conditions of U.S. securities markets at the time of this offering; and

•                  other factors deemed relevant.

Lock-Up Agreements

Each of our officers and directors,  have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any ordinary shares, ADSs or other securities convertible into or exercisable or exchangeable for ordinary shares or ADSs for a period of one hundred and eighty (180) days from the date of this offering, without the prior written consent of the Representative.

The Representative may in its sole discretion and at any time without notice release some or all of the ADSs subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release ADSs from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of securities for which the release is being requested and market conditions at the time.

Pursuant to the underwriting agreement, we have also agreed, for a period of ninety (90) days from the date of this offering, that we will not, other than with respect to an Australian Financing (including a financing by Kentgrove Capital Pty Ltd.) offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our ordinary shares, ADSs or securities convertible into or exercisable for our securities, or file or cause to be filed any registration statement with the Commission relating to the offering of any of our ordinary shares, ADSs or securities convertible into or exercisable or exchangeable for any of our securities. Notwithstanding the foregoing, if this offering yields in excess of $2 million of gross proceeds, then the lock up restrictions shall also apply to any Australian Financing (including a financing by Kentgrove Capital Pty Ltd.).

Right of First Refusal

According to the terms of the underwriting agreement, from and after the closing of this offering, the Representative shall have the right of first refusal, for a period of fifteen (15) months from the commencement of sales of the offering, to act as lead managing underwriter and sole book runner and/or lead placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Electronic Offer, Sale and Distribution of Shares.

A prospectus in electronic format may be made available on a website maintained by the Representative and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of ADSs offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may over-allot in connection with this offering by selling more ADSs than are set forth on the cover page of this prospectus. This creates a short position in the ADSs for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of the ADSs or reduce any short position by bidding for, and purchasing, ADSs in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, ADSs in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of the ADSs at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in the ADSs immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•                  a passive market maker may not effect transactions or display bids for the ADSs in excess of the highest independent bid price by persons who are not passive market makers;

•                  net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in the ADSs during a specified two-month prior period or 200 ADSs, whichever is greater, and must be discontinued when that limit is reached; and

•                  passive market making bids must be identified as such.

Certain Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees, however, except for the right of first refusal disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

                                                Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

EXPENSES OF THIS OFFERING

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

follows:

	Amount
SEC registration fee		$1,298
FINRA filing fee
Printing and engraving expenses
Legal fees and expenses	$
Transfer agent and registrar fees and expenses
Accounting fees and expenses	$
Miscellaneous costs
Total

All amounts in the table are estimates except the SEC registration fee and the FINRA filing fee. We will pay all of the expenses of this offering.

LEGAL MATTERS

The validity of our securities and certain other matters of Australian law will be passed upon for us by K&L Gates, Melbourne, Australia, our Australian counsel and certain matters of U.S. federal law will be passed upon for us by Fox Rothschild LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP. Ellenoff Grossman & Schole LLP may rely upon K&L Gates with respect to matters governed by Australian law.

EXPERTS

The consolidated financial statements as of June 30, 2019 and 2018 and for each of the three years in the period ended June 30, 2019 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2(a) to the consolidated financial statements) of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The offices of PricewaterhouseCoopers are located at 2 Riverside Quay, Southbank, VIC 3006, Australia.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are a public limited company incorporated under the laws of Australia. A majority of our directors and executive officers are non-residents of the United States, and all or substantially all of the assets of such persons are located outside the United States. As a result, it may not be possible for you to:

•                  effect service of process within the United States upon any of our directors and executive officers or on us;

•                  enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in the U.S. courts in any action, including actions under the civil liability provisions of U.S. securities laws;

•                  enforce in U.S. courts judgments obtained against any of our directors and executive officers or us in courts of jurisdictions outside the United States in any action, including actions under the civil liability provisions of U.S. securities laws; or

•                  to bring an original action in an Australian court to enforce liabilities against any of our directors and executive officers or us based upon U.S. securities laws.

You may also have difficulties enforcing in courts outside the United States judgments obtained in the U.S. courts against any of our directors and executive officers or us, including actions under the civil liability provisions of the U.S. securities laws.

We have appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan, arising of this offering or any purchase or sale of securities in connection therewith.  We have not given consent for this agent to accept service of process in connection with any other claim.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. As permitted by the rules and regulations of the Securities and Exchange Commission, this Prospectus omits certain information contained in the registration statement and the exhibits and schedules filed as a part of the registration statement. For further information about us and the American Depositary Shares to be sold in this offering, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as any documents incorporated by reference therein. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance reference is made to the copy of the agreement filed as an exhibit to the registration statement or otherwise incorporated by reference therein, each statement being qualified by this reference.

This registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and at its regional offices located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from such offices upon payment of the prescribed fees. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and you can request copies of the documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. In addition, the Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the Securities and Exchange Commission which can be accessed at http://www.sec.gov.

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act, as a foreign private issuer, we will be exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-swing profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 6-K upon the occurrence of certain material events. We intend to fulfill the informational requirements that do apply to us as a foreign private issuer under the Exchange Act. We will also be subject to the informational requirements of the Australian Securities Exchange and the Australian Securities and Investments Commission. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the Australian Securities Exchange and the Australian Securities and Investment Commission. Our public filings with the Australian Securities Exchange are electronically available from the Australian Securities Exchange’s website (http://www.asx.com.au), and you may call the Australian Securities and Investments Commission at +61 3 5177 3988 for information about how to obtain copies of the materials that we file with it.

                                                Except for the specific documents incorporated by reference above, no information available on or through our website, or any other website reference herein, shall be deemed to be incorporated into this prospectus or the registration statement of which it is a part.

GENETIC TECHNOLOGIES LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Genetic Technologies Limited - Report of Independent Registered Public Accounting Firm.	F-2

Genetic Technologies Limited - Consolidated Statements of Comprehensive Income/ (Loss) for the years ended June 30, 2019, 2018 and 2017.	F-3

Genetic Technologies Limited - Consolidated Balance Sheets as of June 30, 2019 and 2018.	F-4

Genetic Technologies Limited - Consolidated Statements of Changes in Equity for the years ended June 30, 2019, 2018 and 2017.	F-6

Genetic Technologies Limited - Consolidated Statements of Cash Flows for the years ended June 30, 2019, 2018 and 2017.	F-5

Genetic Technologies Limited - Notes to Consolidated Financial Statements.	F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Genetic Technologies Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Genetic Technologies Limited and its subsidiaries (the “Company”) as of June 30, 2019 and 2018, and the related consolidated statements of comprehensive income/(loss), consolidated statements of cash flows and consolidated statements of changes in equity for each of the three years in the period ended June 30, 2019, including the related notes (collectively referred to as the “consolidated financial statements”).  In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2019 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(a) to the consolidated financial statements, the Company has suffered recurring losses and cash outflows from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

Melbourne, Australia

October 3, 2019

We have served as the Company’s auditor since 2009.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/ (LOSS)

FOR 2019, 2018 and 2017

(in Australian dollars, except number of shares)

	Note	Year ended June 30, 2019	Year ended June 30, 2018	Year ended June 30, 2017
		$	$	$
Revenue from operations
Genetic testing services		25,444	189,254	518,506
Less: cost of sales	4	(276,267)	(300,088)	(492,417)
Gross profit from operations		(250,823)	(110,834)	26,089
Selling and marketing expenses		(576,077)	(1,066,404)	(2,721,474)
General and administrative expenses		(3,830,198)	(3,015,818)	(3,109,530)
Laboratory, research and development costs		(2,360,762)	(2,210,498)	(2,366,334)
Finance costs		(20,031)	(28,843)	(31,995)
Foreign exchange gains reclassified on liquidation of subsidiary		—	527,049	—
Other gains/(losses)	7	(407,482)	—	—
Impairment of intangible assets expenses		—	—	(544,694)
Non-operating income and expenses	5	1,019,769	441,476	344,112
Loss from operations before income tax		(6,425,604)	(5,463,872)	(8,403,826)
Income tax expense	9	—	—	—
Loss for the year		(6,425,604)	(5,463,872)	(8,403,826)
Other comprehensive income/(loss)
Exchange gains/(losses) on translation of controlled foreign operations		23,668	(522,966)	(130,655)
Other comprehensive income/(loss) for the year, net of tax		23,668	(522,966)	(130,655)
Total comprehensive loss for the year		(6,401,936)	(5,986,838)	(8,534,481)
Total loss for the year is attributable to:
Owners of Genetic Technologies Limited		(6,425,604)	(5,463,872)	(8,403,826)
Non-controlling interests		—	—	—
Total loss for the year		(6,425,604)	(5,463,872)	(8,403,826)
Total comprehensive loss for the year is attributable to:
Owners of Genetic Technologies Limited		(6,401,936)	(5,986,838)	(8,534,481)
Non-controlling interests		—	—	—
Total comprehensive loss for the year		(6,401,936)	(5,986,838)	(8,534,481)

Loss per share (cents per share)
Basic and diluted net loss per ordinary share	10	(0.24)	(0.22)	(0.40)
Weighted-average shares outstanding	10	2,635,454,870	2,435,282,724	2,121,638,888

The above consolidated statement of comprehensive income/(loss) should be read in conjunction with the accompanying notes.

CONSOLIDATED BALANCE SHEETS

As at June 30, 2019

(in Australian dollars, except number of shares)

		Consolidated
		2019	2018
	Notes	$	$
ASSETS
Current assets
Cash and cash equivalents	11	2,131,741	5,487,035
Trade and other receivables	12	818,766	301,383
Prepayments and other assets	13	245,165	202,279
Total current assets		3,195,672	5,990,697

Non-current assets
Property, plant and equipment	14	69,333	175,284
Total non-current assets		69,333	175,284
Total assets		3,265,005	6,165,981
LIABILITIES
Current liabilities
Trade and other payables	15	1,005,308	945,130
Provisions	16	487,682	505,583
Total current liabilities		1,492,990	1,450,713

Non-current liabilities
Provisions	16	809	3,390
Total non-current liabilities		809	3,390
Total liabilities		1,493,799	1,454,103
Net assets		1,771,206	4,711,878

EQUITY
Contributed equity	17	125,498,824	122,372,662
Reserves	19	6,009,932	5,651,162
Accumulated losses	20	(129,737,550)	(123,311,946)
Total equity		1,771,206	4,711,878

The above consolidated balance sheets should be read in conjunction with the accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the year ended June 30, 2019

(in Australian dollars, except number of shares)

		Consolidated
		2019	2018	2017
	Notes	$	$	$
Cash flows from/(used in) operating activities
Receipts from customers		204,768	758,452	964,520
Payments to suppliers and employees		(6,575,163)	(6,757,243)	(8,077,083)
R&D tax incentive and other grants received		297,213	362,258	260,159
Net cash flows from/(used in) operating activities	11	(6,073,182)	(5,636,533)	(6,852,404)

Cash flows (used in)/ from investing activities
Proceeds from the sale of plant and equipment		—	—	52,650
Purchases of plant and equipment		(50,309)	(2,385)	(234,799)
Interest received		25,849	15,218	38,765
Payments for investments in related parties		(500,000)	—	—
Net cash flows (used in)/ from investing activities		(524,460)	12,833	(143,384)
Cash flows (used in)/ from financing activities
Proceeds from the issue of shares		3,557,509	—	8,049,369
Equity transaction costs		(431,347)	(9,963)	(1,234,430)
Facility fee rebate		—	—	295,110
Net cash flows (used in)/ from financing activities		3,126,162	(9,963)	7,110,049

Net (decrease)/ increase in cash and cash equivalents		(3,471,480)	(5,633,663)	114,261
Cash and cash equivalents at beginning of year		5,487,035	10,988,255	11,179,687
Net foreign exchange difference		116,186	132,443	(305,693)
Cash and cash equivalents at end of year	11	2,131,741	5,487,035	10,988,255

The above consolidated statements of cash flows should be read in conjunction with the accompanying notes.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the year ended June 30, 2019

(in Australian dollars, except number of shares)

	Attributable to Members of Genetic Technologies Limited				Non-
	Contributed equity	Reserves	Accumulated losses	Parent interests	controlling interests	Total equity
Consolidated	$	$	$	$	$	$

Balance at June 30, 2016	115,272,576	6,054,861	(109,444,248)	11,883,189	—	11,883,189
Loss for the year	—	—	(8,403,826)	(8,403,826)	—	(8,403,826)
Other comprehensive loss	—	(130,655)	—	(130,655)	—	(130,655)
Total comprehensive loss	—	(130,655)	(8,403,826)	(8,534,481)	—	(8,534,481)

Transactions with owners in their capacity as owners
Contributions of equity (net of transaction costs)	6,814,939	—	—	6,814,939	—	6,814,939
Share-based payments	—	120,287	—	120,287	—	120,287
Share facility fee rebate	295,110	—	—	295,110	—	295,110
	7,110,049	120,287	—	7,230,336	—	7,230,336
Balance at June 30, 2017	122,382,625	6,044,493	(117,848,074)	10,579,044	—	10,579,044
Loss for the year	—	—	(5,463,872)	(5,463,872)	—	(5,463,872)
Other comprehensive loss	—	(522,966)	—	(522,966)	—	(522,966)
Total comprehensive loss	—	(522,966)	(5,463,872)	(5,986,838)	—	(5,986,838)

Transactions with owners in their capacity as owners
Contributions of equity (net of transaction costs)	(9,963)	—	—	(9,963)	—	(9,963)
Share-based payments	—	129,635	—	129,635	—	129,635
Share facility fee rebate	—	—	—	—	—	—
	(9,963)	129,635	—	119,672	—	119,672
Balance at June 30, 2018	122,372,662	5,651,162	(123,311,946)	4,711,878	—	4,711,878

Loss for the year			(6,425,604)			(6,425,604)
Other comprehensive income		23,668				23,668
Total comprehensive loss		23,668	(6,425,604)			(6,401,936)
Transactions with owners in their capacity as owners
Contributions of equity, net of transaction costs and tax	3,126,162	—	—	—	—	3,126,162
Share-based payments	—	341,201	—	—	—	341,201
Reversal of forfeited options	—	(6,099)	—	—	—	(6,099)
	3,126,162	335,102	—	—	—	3,461,264

Balance at June 30, 2019	125,498,824	6,009,932	(129,737,550)	—	—	1,771,206

The above consolidated statements of changes in equity should be read in conjunction with the accompanying notes.

NOTES TO THE FINANCIAL STATEMENTS

For the year ended June 30, 2019

1.                  CORPORATE INFORMATION

The Financial Report of Genetic Technologies Limited (the “Company”) for the year ended June 30, 2019 was authorized for issue in accordance with a resolution of the Directors dated September 30, 2019.  Genetic Technologies Limited is incorporated in Australia and is a company limited by shares.  The Directors have the power to amend and reissue the financial statements.

The Company’s Ordinary Shares are publicly traded on the Australian Securities Exchange under the symbol GTG and, via Level II American Depositary Receipts, on the Nasdaq Capital Market under the ticker GENE.

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)             Basis of preparation

Compliance with International Financial Reporting Standards as issued by the International Accounting Standards Board

The Financial Report complies with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Historical cost convention

These financial statements have been prepared under the historical cost convention except for financial assets and liabilities (including derivative instruments) which are measured at fair value.

Critical accounting estimates

The preparation of financial statements requires the use of certain critical accounting estimates.  It also requires Management to exercise its judgement in the process of applying the Company’s accounting policies.  The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are critical to the financial statements, are disclosed in Note 3.

Going concern

For the year ending 30 June 2019, the Group incurred a total comprehensive loss of $6,401,936 (2018: $5,986,838) and net cash outflow from operations of $6,073,182 (2018: $5,636,533). As at 30 June 2019 the Group held total cash and cash equivalents of $2,131,741.

During the 2020 financial year, the Directors expect stable cash outflows from operations as the Company continues to invest resources in expanding the research & development activities in support of the distribution of existing and new products.

As a result of these expected cash outflows to support the announcement of the launch of further new genetic testing products, the Directors intend to raise further new equity funding in order to ensure the Company continues to hold adequate levels of available cash resources to meet creditors and other commitments and to deliver on partner expectations in China and the USA.

The Company intends to raise further equity financing in October 2019, but there can be no assurance that we will be successful in this regard. The Company does not currently have binding commitments from any party to subscribe for shares and any raise will be subject to maintaining active listing on the NASDAQ exchange as well as compliance with the Group’s obligations under ASX Listing Rule 7.1.

In addition to the plans to raise capital in the US, the Group has recorded a receivable at 30 June 2019 from the Australian Taxation Office in respect of the 2019 research and development tax incentive claim which the Group expects to receive this in October 2019. The group also has access to equity placement facility with Kentgrove Capital Pty Ltd whereby it has an opportunity to raise equity funding of up to $20 million in a series of individual placements of up to $1 million (or a higher amount by mutual agreement), expiring 7 April 2020. The Group currently does not have any binding commitments under this facility and the quantum and timing of capital raised will be subject to the market price and trading volumes of our ordinary shares.

The continuing viability of the Company and its ability to continue as a going concern and meet its debts and commitments as they fall due is dependent on the satisfactory completion of planned equity raisings in October of 2019.

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Going concern (cont.)

Due to the uncertainty surrounding the timing, quantum or the ability to raise additional equity, there is a material uncertainty that may cast significant doubt on the Group’s ability to continue as a going concern and therefore, that it may be unable to realise its assets and discharge its liabilities in the normal course of business. However, the Directors believe that the Group will be successful in the above matters and accordingly, have prepared the financial report on a going concern basis. As such no adjustments have been made to the financial statements relating to the recoverability and classification of the asset carrying amounts or classification of liabilities that might be necessary should the Group not be able to continue as a going concern.

As a U.S. SEC registrant, the Company is required to have its financial statements audited in accordance with Public Company Oversight Board (“PCAOB”) standards.  References in these IFRS financial statements to matters that may cast significant doubt about the Company’s ability to continue as a going concern also raise substantial doubt as contemplated by the PCAOB standards.

(b)             New accounting standards and interpretations

Standards and Interpretations affecting amounts reported in the current period (and/or prior period)

The Company has applied the following standards and amendments for the first time for their annual reporting period commencing July 1, 2018:

IFRS 9 Financial Instruments

IFRS 9 Financial Instruments has replaced IAS 39 and addresses and classification, measurement and derecognition of financial assets and liabilities. It also addresses the new hedge accounting requirements, including changes to hedge effectiveness, treatment of hedging costs and risk components that can be hedged.

IFRS 9 introduced a new expected loss impairment model that requires entities to account for expected credit losses at the time of recognizing the asset. The adoption of the new standard did not have a material impact on its classification and measurement of the financial assets and liabilities or its results on adoption of the new impairment model.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 provides a single, principles based five-step model to be applied to all contracts with customers. Guidance is provided on topics such as the point in which revenue is recognized, accounting for variable consideration, costs of fulfilling and obtaining a contract and various related matters. The adoption of this standard applies to the recognition of the sales related to the BREVAGENplus product as the Company’s current sole revenue stream. The Company has adopted the standard using the modified retrospective approach. There was no material impact on adoption of the new standard.

Other new standards affecting the current reporting period

The company also adopted the following standards during the period.

•             Classification and Measurement of Share-based Payment Transactions (Amendments to IFRS 2)

•             Interpretation 22 Foreign Currency Transactions and Advance Consideration.

The adoption of these amendments did not have any impact on the current period or any prior period and is not likely to affect future periods.

Certain new accounting standards and interpretations have been published that are not mandatory for June 30, 2019 reporting periods and have not been early adopted by the group. The group’s assessment of the impact of these new standards and interpretations is set out below.

Standards and interpretations in issue but not yet adopted

Title of standard	IFRS 16 Leases

Nature of change

IFRS 16 was issued in February 2016. It will result in almost all leases being recognised on the consolidated balance sheet by lessees, as the distinction between operating and finance leases is removed. Under the new standard, an asset (the right to use the leased item) and a financial liability to pay rentals are recognised. The only exceptions are short-term and low-value leases.

Impact

The group has reviewed all leasing arrangements in light of the new lease accounting rules in IFRS 16. The standard will affect the accounting for the group’s operating leases.

As at the reporting date, the group has non-cancellable operating lease commitments of $487,849.

The group expects to recognise at 1 July 2019 right-of-use assets of an amount approximating the nominal value of these non-cancellable operating lease commitments, discounted at the group’s incremental borrowing rate. A corresponding lease liability will offset the amount recognised as a right-of-use asset at 1 July 2019. Overall net current assets will be $14,712 lower due to the presentation of a portion of the liability as a current liability.

In financial year 2020, the operating cash flows will increase and financing cash flows decrease by approximately $221,281 as repayment of the principal portion of the lease liabilities will be classified as cash flows from financing activities.

Mandatory application date/Date of adoption by group

The group will apply the standard from its mandatory adoption date of July 1, 2019.

The group intends to apply the simplified transition approach and will not restate comparative amounts for the year prior to first adoption. Right-of-use assets for property leases will be measured on transition as if the new rules had always been applied. All other right-of-use assets will be measured at the amount of the lease liability on adoption (adjusted for any prepaid or accrued lease expenses).

There are no other new standards and interpretations that are not yet effective and that would be expected to have a material impact on the group in the current or future reporting periods and on foreseeable future transactions.

(c)              Principles of consolidation

Subsidiaries

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries of Genetic Technologies Limited (the “Company” or “Parent Entity”) as at June 30, 2019 and the results of all subsidiaries for the year then ended.  Genetic Technologies Limited and its subsidiaries together are referred to in this Financial Report as the “Company” or the “Consolidated Entity”.

Subsidiaries are all entities (including structured entities) over which the Company has control.  The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement within the entity and has the ability to affect those returns through its power to direct the activities of the entity.  Subsidiaries are fully consolidated from the date on which control is transferred to the Company.  They are de-consolidated from the date that control ceases.

Intercompany transactions, balances and unrealized gains / losses on transactions between Company companies are eliminated.  Unrealized losses are also eliminated unless the transaction provides evidence of the impairment of the asset transferred.  Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the Company’s policies.

Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of comprehensive income, consolidated balance sheet and consolidated statements of changes in equity, respectively.

(d)             Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker.  The chief operating decision maker, who is responsible for allocating resources and assessing the performance of the operating segments, has been identified as the Chief Executive Officer.

(e)              Parent entity financial information

The financial information for the parent entity, Genetic Technologies Limited has been prepared on the same basis as the consolidated financial statements, except that investments in subsidiaries are accounted for at cost in the financial statements of Genetic Technologies Limited.  Loans to subsidiaries are written down to their recoverable value as at balance date.

(f)               Foreign currency translation

The functional and presentation currency of Genetic Technologies Limited and its Australian subsidiaries is the Australian dollar (AUD).  Transactions in foreign currencies are initially recorded in the functional currency at the exchange rates ruling at the date of the transaction.  Monetary assets and liabilities which are denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date.  All differences are taken to the statement of comprehensive income.

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(f)               Foreign currency translation (cont.)

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate ruling at the date of the initial transaction.  Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates ruling at the date when the fair value was determined.  The functional currencies of the Company’s two overseas subsidiaries are as follows:

GeneType Corporation — United States dollars (USD)

Phenogen Sciences Inc. — United States dollars (USD)

As at the reporting date, the assets and liabilities of these subsidiaries are translated into the presentation currency of Genetic Technologies Limited at the rate of exchange ruling at the balance sheet date and the statement of comprehensive income is translated at the weighted average exchange rates for the period unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions.  The exchange differences arising on the retranslation are recognized in other comprehensive income and taken directly to a separate component of equity.  On disposal of a foreign entity, the deferred cumulative amount recognized in equity relating to that particular foreign operation is recognized in the statement of comprehensive income.

(g)             Earnings per share (“EPS”)

Basic EPS is calculated by dividing the profit attributable to owners of the Company, excluding any costs of servicing equity other than Ordinary Shares, by the weighted average number of Ordinary Shares outstanding during the financial year.  Diluted EPS adjusts the figures used in the determination of basic EPS to take into account the after income tax effect of interest and other financing costs associated with dilutive potential Ordinary Shares and the weighted average number of Ordinary Shares that would have been outstanding assuming the conversion of all dilutive potential Ordinary Shares.

(h)             Revenue recognition

IFRS 15 supersedes IAS 11 Construction Contracts, IAS18 Revenue and related interpretations and it applies to all revenue arising from contracts with customers, unless those contracts are in the scope of other standards. The new standard has been applied as at 1 July 2018 using the modified retrospective approach and establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognised at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The standard requires entities to exercise judgement, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with their customers. The standard also specifies the accounting for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract. The adoption of IFRS 15 has not impacted the amounts disclosed within the financial statements. The following recognition criteria must also be met before revenue is recognized:

Genetic testing revenues

The Company operates facilities which provide genetic testing services.  The Company recognises revenue from the provision of these services when the services have been completed.

Interest received

Income is recognized as the interest accrues using the effective interest method.

Government Grants

Research and development tax incentive

The Australian government replaced the research and development tax concession with research and development (R&D) tax incentive from July 1, 2011. The R&D tax incentive applies to expenditure incurred and the use of depreciating assets in an income year commencing on or after July 1, 2011. A refundable tax offset is available to eligible companies with an annual aggregate turnover of less than $20 million. Management has assessed the Company’s activities and expenditure to determine which are likely to be eligible under the incentive scheme. The Company accounts for the R&D tax incentive as a government grant. The grant is recognized as other income over the period in which the R&D expense is recognized.

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Other

Other Grants from the government are recognized at their fair value where there is a reasonable assurance that the grant will be received and the company will comply with all attached conditions.

(i)                Share-based payment and performance rights transactions

The fair value of options granted under an Employee Option Plan is recognized as an employee benefit expense with a corresponding increase in equity.  The fair value is measured at grant date and recognized over the vesting period over which all of the specified vesting conditions are to be satisfied. The fair value at grant date is determined by management with the assistance of an independent valuer, using a Black-Scholes option pricing model or a Monte Carlo simulation analysis.   The total amount to be expensed is determined by reference to the fair value of the options granted.

•                  including any market performance conditions (e.g., the entity’s share price)

•                  excluding the impact of any service and non-market performance vesting conditions (e.g., remaining an employee over a specified time period)

The cumulative employee benefits expense recognized at each reporting date until vesting date reflects (i) the extent to which the vesting period has expired; and (ii) the number of awards that, in the opinion of the Directors of the Company, will ultimately vest.  This opinion is formed based on the best information available at balance date.

Where the terms of an equity-settled award are modified, as a minimum an expense is recognized as if the terms had not been modified.  In addition, an expense is recognized for any increase in the value of the transaction as a result of the modification, as at the date of modification.  Where appropriate, the dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share.  The Company’s policy is to treat the options of terminated employees as forfeitures.

The Performance Rights are not currently quoted on the ASX and as such have no ready market value. The Performance Rights each grant the holder a right of grant of one ordinary Share in the Company upon vesting of the Performance Rights for nil consideration. Accordingly, the Performance Rights may have a present value at the date of their grant. Various factors impact upon the value of Performance Rights including:

•              the period outstanding before the expiry date of the Performance Rights;

•              the underlying price or value of the securities into which they may be converted;

•              the proportion of the issued capital as expanded consequent upon conversion of the Performance Rights into Shares (i.e. whether or not the shares that might be acquired upon exercise of the options represent a controlling or other significant interest); and

•              the value of the shares into which the Performance Rights may be converted.

There are various formulae which can be applied to determining the theoretical value of options (including the formula known as the Black-Scholes Model valuation formula and the Monte Carlo simulation).

With the assistance of an independent valuer, the Company performed a valuation of the Performance Rights. The independent valuer has applied the Monte Carlo simulation in providing the valuation of the Performance Rights.

As the Performance Rights have market event hurdles for vesting, the valuation has been provided with a range of underlying share prices.

Inherent in the application of the Monte Carlo simulation are a number of inputs, some of which must be assumed. The data relied upon in applying the Monte Carlo simulation was:

a)         a range of prices analysed from 0.5 cents per share to 1.5 cents per share (being an approximate 50% discount to a 50% premium) from GTG’s current share price of 1.1 cents per share as at October 5, 2018 for all classes of Performance Rights;

b)         exercise price being 0.0 cents per Performance Right for all classes;

c)          VWAP hurdle (10 days consecutive share price hurdle) equaling 2.0 cents for Class A and Class B and 3.3 cents for Class C Performance Rights;

d)         the continuously compounded risk free rate being 2.02% for all classes of Performance Rights (calculated with reference to the RBA quoted Commonwealth Government bonds as at October 8, 2018 of similar duration to that of the expected life of each class of Performance Right);

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(i)                Share-based payment and performance rights transactions (cont.)

Performance Rights. As the Performance Rights have market event hurdles for vesting, the valuation has been provided with a range of underlying share prices.

Inherent in the application of the Monte Carlo simulation are a number of inputs, some of which must be assumed. The data relied upon in applying the Monte Carlo simulation was:

e)        a range of prices analysed from 0.5 cents per share to 1.5 cents per share (being an approximate 50% discount to a 50%premium) from GTG’s current share price of 1.1 cents per share as at October 5, 2018 for all classes of Performance Rights;

f)         exercise price being 0.0 cents per Performance Right for all classes;

g)       VWAP hurdle (10 days consecutive share price hurdle) equaling 2.0 cents for Class A and Class B and 3.3 cents for Class C Performance Rights;

h)       the continuously compounded risk free rate being 2.02% for all classes of Performance Rights (calculated with reference to the RBA quoted Commonwealth Government bonds as at October 8, 2018 of similar duration to that of the expected life of each class of Performance Right);

i)           the expected option life of 2.8 years for all classes of Performance Rights; and

j)       a volatility measure of 80%.

(j)                Income tax

The income tax expense or revenue for the period is the tax payable on the current period’s taxable income based on the national income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and unused tax losses.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the company’s subsidiaries and associates operate and generate taxable income.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements.  However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss.  Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.  Deferred tax assets are recognised for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.

Deferred tax assets are recognised for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.  Deferred tax liabilities and assets are not recognised for temporary differences between the carrying amount and tax bases of investments in controlled entities where the parent entity is able to control the timing of the reversal of the temporary differences and it is probable that the differences will not reverse in the foreseeable future.  Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and liabilities and when the deferred tax balances relate to the same taxation authority.  Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.  Current and deferred tax balances attributable to amounts

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

recognised directly in equity are also recognised directly in equity.  Current and deferred tax is recognised in profit or loss, except to the extent that it relates to items recognised in other comprehensive income or directly in equity.  In this case, the tax is also recognised in other comprehensive income or directly in equity, respectively.

Tax consolidation legislation

Genetic Technologies Limited (“GTG”) and its wholly-owned Australian-resident subsidiaries have implemented the tax consolidation legislation.  The head entity, GTG, and the subsidiaries in the tax consolidated Company account for their own current and deferred tax amounts.  These tax amounts are measured as if each entity in the tax consolidated Company continues to be a stand-alone taxpayer in its own right.

In addition to its own current and deferred tax amounts, GTG also recognizes the current tax assets / liabilities and the deferred tax assets arising from unused tax losses and tax credits assumed from subsidiaries in the tax consolidated Company.  Assets or liabilities arising under tax funding agreements with the tax consolidated entities are recognized as amounts receivable from or payable to other entities in the Company.  Any difference between the amounts assumed and amounts receivable or payable under the tax funding agreements are recognized as a contribution to (or distribution from) wholly-owned tax subsidiaries.

(k)             Other taxes

Revenues, expenses and assets are recognized net of the amount of Goods and Services Tax (GST) except where the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the GST is recognized as part of the cost of acquisition of the asset or as part of the expense item as applicable; and receivables and payables are stated with the amount of GST included.  The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the balance sheet.  Cash flows are included in the cash flow statement on a gross basis and the GST component arising from investing and financing activities, which is recoverable from / payable to the taxation authority, are classified as operating cash flows.

(l)                Withholding tax

The Company generates revenues from the granting of licenses to parties resident in overseas countries.  Such revenues may, in certain circumstances, be subject to the deduction of local withholding tax.  In such cases, revenues are recorded net of any withholding tax deducted.

(m)         Finance costs

Finance costs are recognized using the effective interest rate method.

(n)             Cash and cash equivalents

Cash and cash equivalents in the balance sheet comprise cash at bank and in hand and short-term deposits with an original maturity of 3 months or less.  For the purposes of the cash flow statement, cash and cash equivalents consist of cash and cash equivalents as defined above.  Cash at bank earns interest at floating rates based on daily bank deposit rates.  Short-term deposits are made for varying periods, depending on the immediate cash requirements of the Company, and earn interest at the respective short-term deposit rates.

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(o)             Trade and other receivables

Trade receivables, which are non-interest bearing and generally have terms of between 30 to 90 days, are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. For the comparative periods prior to July 1, 2018, an allowance for doubtful debts is made when there is objective evidence that a receivable is impaired.  Such evidence includes an assessment of the debtor’s ability and willingness to pay the amount due.  The amount of the allowance/impairment loss is measured as the difference between the carrying amount of the trade receivables and the estimated future cash flows expected to be received from the relevant debtors.

The Company has applied IFRS 9 from July 1, 2018. To measure the loss allowance on trade receivables, the Company uses the simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables.

To measure the expected credit losses, trade receivables assets would be grouped based on shared credit risk characteristics and the days past due.

(p)             Inventories

Inventories principally comprise laboratory and other supplies and are valued at the lower of cost and net realizable value.  Inventory costs are recognized as the purchase price of items from suppliers plus freight inwards and any applicable landing charges.  Costs are assigned on the basis of weighted average cost.

(q)             Property, plant and equipment

Plant and equipment is stated at cost less accumulated depreciation and any impairment in value.  Depreciation is calculated on a straight-line basis over the estimated useful life of the respective asset as follows:

Laboratory equipment — 3 to 5 years

Computer equipment — 3 years

Office equipment — 3 to 5 years

Leasehold improvements — lease term, being between 1 and 3 years

Costs relating to day-to-day servicing of any item of property, plant and equipment are recognized in profit or loss as incurred.  The cost of replacing larger parts of some items of property, plant and equipment are capitalized when incurred and depreciated over the period until their next scheduled replacement, with the replacement parts being subsequently written off.

(r)              Intangible assets

Patents

Patents held by the Company are used in the licensing, testing and research areas and are carried at cost and amortized on a straight-line basis over their useful lives, being 10 years.  External costs incurred in filing and protecting patent applications, for which no future benefit is reasonably assured, are expensed as incurred.

Research and development costs

Costs relating to research activities are expensed as incurred.  An intangible asset arising from development expenditure on an internal project is recognized only when the Company can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the development and the ability to measure reliably the expenditure attributable to the intangible asset during its development.  To date, all development costs have been expensed as incurred as their recoverability cannot be regarded as assured.

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(s)               Impairment of assets

The Company assesses at each reporting date whether there is an indication that an asset may be impaired.  If any such indication exists, the Company makes an estimate of the asset’s recoverable amount.  An asset’s recoverable amount is the higher of its fair value less costs of disposal or its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets and the asset’s value-in-use cannot be estimated to be close to its fair value.  In such cases, the asset is tested for impairment as part of the cash-generating unit to which it belongs.  When the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, the asset or cash-generating unit is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.  Impairment losses relating to operations are recognized in those expense categories consistent with the function of the impaired asset unless the asset is carried at its revalued amount, in which case the impairment loss is treated as a revaluation decrease.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased.  If such indication exists, the recoverable amount is estimated.  A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized.  If so, the carrying amount of the asset is increased to its recoverable amount.  The increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years.  Such reversal is recognized in profit or loss unless it reverses a decrement previously charged to equity, in which case the reversal is treated as a revaluation increase.  After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

(t)                Employee benefits

(i) Short-term obligations

Provision is made for employee benefits accumulated as a result of employees rendering services up to the reporting date.  These benefits include wages and salaries, annual leave and long service leave.  Liabilities arising in respect of wages and salaries, expected to be settled within twelve months of the reporting date are measured at their nominal amounts based on remuneration rates which are expected to be paid when the liability is settled.  Expenses for non-accumulating sick leave are recognized when the leave is taken during the year and are measured at rates paid or payable.

ii) Other long-term employee benefit obligations

The liabilities for long service leave and annual leave are not expected to be settled wholly within 12 months after the end of the reporting period in which the employee renders the related service.  They are therefore recognized in the provision for employee benefits and measured as the present value of expected future payments to be made in respect of services provided by employees up to the end of the reporting period using the projected unit credit method.  Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service.  Expected future payments are discounted using market yields at the end of the reporting period of corporate bonds with terms and currencies that match, as closely as possible, the estimated future cash outflows.

(t)                Employee benefits (cont.)

The obligations are presented as current liabilities in the balance sheet if the entity does not have an unconditional right to defer settlement for at least twelve months after the reporting period, regardless of when the actual settlement is expected to occur.

(iii) Retirement benefit obligations

The Company does not have any defined benefit funds.  Statutory contributions to defined contribution superannuation funds are recognized as an expense as they become payable. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.  Statutory contributions are legally enforceable in Australia.

2.                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(u)             Provisions

Provisions for legal claims, service claims and make good obligations are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.  Where the Company expects some or all of a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.  The expense relating to any provision is presented in the statement of comprehensive income net of any reimbursement.

If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects market assessments of the time value of money and, where appropriate, the risks specific to the liability.  Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

(v)             Trade and other payables

Trade payables and other payables are carried at amortized cost and represent liabilities for goods and services provided to the Company prior to the end of the financial year that are unpaid and arise when the Company becomes obliged to make future payments in respect of the purchase of these goods and services.  Trade payables and other payables generally have terms of between 30 and 60 days.

(w)           Contributed equity

Issued and paid up capital is recognized at the fair value of the consideration received by the Company.  Transaction costs arising on the issue of Ordinary Shares are recognized directly in equity as a deduction, net of tax, of the proceeds received.  The Company has a share-based payment option plan under which options to subscribe for the Company’s shares have been granted to certain executives and other employees.

3.                  CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

Estimates and judgements are evaluated and based on historical experience and other factors, including expectations of future events that may have a financial impact on the Company and that are believed to be reasonable under the circumstances.

Critical accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events.  The key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying value of certain assets and liabilities within the next annual reporting period are set out below.

Share-based payments transactions

The Company measures the cost of equity-settled transactions with employees by reference to the value of the equity instruments at the date on which they are granted.  Management determined the fair value with the assistance of an independent valuer using a Black-Scholes and Monte Carlo simulation options pricing model.

4.                  COST OF SALES

	Consolidated
	2019	2018	2017
	A$	A$	A$
Inventories used	55,995	93,869	172,070
Direct labour costs	103,601	88,690	152,767
Depreciation expense	55,480	65,853	71,139
Inventories written off (1)	61,191	51,676	96,441
Total cost of sales	276,267	300,088	492,417

(1)                                           Inventories written off include $Nil (2018: $24,506 and 2017: $53,856) of items that expired during the year.

5.                  NON OPERATING INCOME AND EXPENDITURE

	2019 A$	2018 A$	2017 A$
Net profit on disposal of plant and equipment	—	—	52,188
Research and development tax incentive	856,707	299,351	253,159
Export Marketing & Development Grant	—	126,907	—
Interest income	25,794	15,218	38,765
Rental income	—	—	—
Other income	137,268	—	—
Total non operating income and expenditure	1,019,769	441,476	344,112

6.                  FOREIGN EXCHANGE GAIN RECLASSIFIED ON LIQUIDATION OF SUBSIDIARY

Reclassification of net foreign exchange gains previously recognised in other comprehensive income, reclassified to profit or loss	Nil
Total gain on liquidation of subsidiary	Nil

Total gain is attributable to the liquidation of GeneType AG, a dormant subsidiary, that was completed on 13 December 2017

7.                   OTHER GAINS / (LOSSES)

	Consolidated
	2019	2018	2017
	A$	A$	A$
Net foreign exchange gains/(losses)	92,518	—	—
Net impairment losses(1)	(500,000)	—	—
Total other gains / (losses)	(407,482)	—	—

(1) In August 2018, the Company invested $250,000 into Swisstec towards the proposed joint venture to enable the Company and Swisstec to collaborate to develop a medical and health service platform using blockchain technology. The Company has recorded an impairment against the investment during the financial year ended June 30, 2019, due to cessation of activities in relation to the joint venture.

(1) In December 2018, Genetic Technologies Limited entered and invested $250,000 into a Joint Venture agreement with Blockshine Health Pty Ltd. with an ownership of 49%. The Company has recorded an impairment against the investment during the financial year ended June 30, 2019, due to the cancellation of the project.

8.                   EXPENSES

	Consolidated
	2019	2018	2017
	A$	A$	A$
Amortization of intangible assets	—	—	63,783
Depreciation of fixed assets	156,248	303,749	307,828
Employee benefits expenses	2,414,408	2,657,232	3,594,936
Operating lease expenses	312,956	326,192	310,413
Research and development expenses	310,703	459,026	418,598

9.                  INCOME TAX

	Consolidated
	2019	2018	2017
	A$	A$	A$
Reconciliation of income tax expense to prima facie tax payable
Loss before income tax expense	(6,425,604)	(5,463,872)	(8,403,826)
Tax at the Australian tax rate of 27.50% (2018: 27.50% and 2017: 28.50%)	(1,767,041)	(1,502,565)	(2,311,052)
Tax effect amounts which are not deductible/(taxable) in calculating taxable income
Share-based payments expense	92,153	35,650	33,079
Research and development tax incentive	541,596	148,346	108,163
Other non-deductible items	590	1,509	1,257
Other assessable items	—	—	81,155
	(1,132,702)	(1,317,060)	(2,087,398)

Difference in overseas tax rates	41,009	67,557	(96,775)
Under /(over) provision	1,126,722	(268,092)	(75,054)
Temporary differences not recognized	(121,965)	—	—
Research and development tax credit	(238,084)	(82,322)	(69,619)
Tax losses not recognized	325,020	1,599,917	2,328,846
Income tax expense	—	—	—

Net deferred tax assets

Deferred tax assets not recognized
Property, plant and equipment	863	1,381	2,802
Capital raising costs	232,328	347,370	320,417
Applera settlement	—	—	—
Intangible assets	1,893,220	1,949,601	2,003,505
Provisions	187,958	201,492	333,103
Other	—	—	—
Total deferred tax assets	2,314,369	2,499,844	2,659,827
Deferred tax liabilities not recognized
Prepayments	—	—	—
Total deferred tax liabilities	—	—	—
Net deferred tax assets on temporary differences not brought to account	(2,314,369)	(2,499,844)	(2,659,827)
Total net deferred tax assets	—	—	—

9.                  INCOME TAX (cont.)

	Consolidated
	2019	2018	2017
	A$	A$	A$
Tax losses
Unused tax losses for which no deferred tax asset has been recognized	90,254,547	87,970,140	80,706,629
Potential tax benefit @ 27.50% (2016: 28.50%)	23,104,882	22,596,182	22,194,323

Subject to the Company continuing to meet the relevant statutory tests, the tax losses are available for offset against future taxable income.

At June 30, 2019, the Company had a potential tax benefit related to tax losses carried forward of $23,104,882 (2018:22,596,182). Such amount includes net losses of $5,541,152 (2018:$5,155,038) related to subsidiaries in the United States (U.S.). The Tax Cuts and Jobs Act (TCJA) enacted by Congress in the U.S. on December 22, 2017 cut the top corporate income tax rate from 35% to 21%. For tax years beginning after December 31, 2017, the graduated corporate tax rate structure is eliminated and corporate taxable income will be taxed at 21-percent flat rate. Additionally, the previous 20-year limitation on carry forward net operating losses (NOL’s) has been removed, allowing the NOL’s to be carried forward indefinitely. The remaining tax losses carried forward of $ 17,563,730 (2018:17,441,144) are indefinite and are attributable to the Company’s operations in Australia. As such the total unused tax losses available to the Company, equal $23,104,882 (2018:$22,596,182).

As at balance date, there are unrecognized tax losses with a benefit of approximately $23,104,882 (2018: $22,596,182 and 2017: $22,194,323) that have not been recognized as a deferred tax asset to the Company.  These unrecognized deferred tax assets will only be obtained if:

(a)         The Company companies derive future assessable income of a nature and amount sufficient to enable the benefits to be realized;

(b)         The Company companies continue to comply with the conditions for deductibility imposed by the law; and

(c)          No changes in tax legislation adversely affect the Company companies from realizing the benefit.

Tax consolidation legislation

Genetic Technologies Limited and its wholly-owned Australian subsidiaries implemented the tax consolidation legislation as from July 1, 2003.  The accounting policy in relation to this legislation is set out in Note 2(j).

The entities in the tax consolidated Company have entered into a Tax Sharing Agreement which, in the opinion of the Directors, limits the joint and several liabilities of the wholly-owned entities in the case of a default by the head entity, Genetic Technologies Limited.

The entities have also entered into a Tax Funding Agreement under which the wholly-owned entities fully compensate Genetic Technologies Limited for any current tax payable assumed and are compensated by Genetic Technologies Limited for any current tax receivable and deferred tax assets relating to unused tax losses or unused tax credits that are transferred to Genetic Technologies Limited under the tax consolidation legislation.  The funding amounts are determined by reference to the amounts recognized in the respective subsidiaries’ financial statements.

The amounts receivable or payable under the Tax Funding Agreement are due upon receipt of the funding advice from the head entity, which is issued as soon as practicable after the end of each financial year.

As at June 30, 2019, there are no unrecognised temporary differences associated with the Company’s investments in subsidiaries, as the Company has no liability for additional taxation should unremitted earnings be remitted (2017: $nil).

10.           LOSS PER SHARE

The following reflects the income and share data used in the calculations of basic and diluted loss per share:

	2019 A$	2018 A$	2017 A$
Loss for the year attributable to the owners of Genetic Technologies Limited	(6,425,604)	(5,463,872)	(8,403,826)
Weighted average number of Ordinary Shares used in calculating loss per share	2,635,454,870	2,435,282,724	2,121,638,888

Note:        None of the 114,250,000 (2018: 55,102,778 and 2017: 75,102,778) options/performance rights over the Company’s Ordinary Shares that were outstanding as at the reporting date are considered to be dilutive for the purposes of calculating diluted earnings per share.

11.           CASH AND CASH EQUIVALENTS

	Consolidated
	2019	2018	2017
	A$	A$	A$
Reconciliation of cash and cash equivalents
Cash at bank and on hand	2,131,741	5,487,035	10,988,255
Total cash and cash equivalents	2,131,741	5,487,035	10,988,255

Reconciliation of loss for the year
Reconciliation of loss for the year after income tax to net cash flows used in operating activities is as follows:
Loss for the year after income tax	(6,425,604)	(5,463,872)	(8,403,826)

Adjust for non-cash items
Amortization and depreciation expenses	156,260	303,749	371,611
Impairment of intangible assets		—	544,694
Impairment of investments	500,000
Share-based payments expense	335,102	129,635	120,287
interest classified as investing cash flows	(25,850)	15,219	—
Net (profit) / loss on disposal of plant and equipment	—	—	(52,188)
Net (gains) / losses on liquidation of subsidiary	—	(527,049)	—
Net foreign exchange (gains) / losses	(92,518)	(128,360)	175,038

Adjust for changes in assets and liabilities
(Increase) / decrease in trade and other receivables	(517,383)	124,889	204,501
(Increase) / decrease in prepayments and other assets	(42,885)	14,843	103,488
Increase / (decrease) in trade and other payables	60,178	47,027	60,120
Increase / (decrease) in provisions	(20,482)	(122,176)	62,636
Net cash flows from / (used in) operating activities	(6,073,182)	(5,636,533)	(6,813,639)
Financing facilities available
As at June 30, 2019, the following financing facilities had been negotiated and were available:
Total facilities
Credit cards	95,714	183,770	306,128
Facilities used as at reporting date
Credit cards	(6,516)	(12,031)	(12,428)
Facilities unused as at reporting date
Credit cards	89,198	171,739	293,700

12.           TRADE AND OTHER RECEIVABLES (CURRENT)

	Consolidated
	2019	2018
	A$	A$
Trade receivables	16,529	10,503
Less: 2019: Impairment allowance / 2018: provision for doubtful debts	—	—
Net trade receivables	16,529	10,503
Other receivables*	802,237	290,880
Total net current trade and other receivables	818,766	301,383

•                 Other receivables majorly consists of R&D income grant receivable.

Note: Trade and other receivables for the Company include amounts due in US dollars of USD Nil (2018: USD 7,114).

Refer Note 28 for details of aging, interest rate and credit risks applicable to trade and other receivables for which, due to their short-term nature, their carrying value approximates their fair value.

13.           PREPAYMENTS AND OTHER ASSETS (CURRENT)

	2019 A$	2018 A$
Prepayments	159,844	139,767
Inventories at the lower of cost and net realizable value	31,865	59,007
Performance bond and deposits	53,456	3,505
Total current prepayments and other assets	245,165	202,279

14.           PROPERTY, PLANT AND EQUIPMENT

	Consolidated
	2019	2018
	A$	A$
Laboratory equipment, at cost	1,451,389	1,451,389
Less: accumulated depreciation	(1,410,877)	(1,355,397)
Net laboratory equipment	40,512	95,992
Computer equipment, at cost	609,550	609,550
Add: additions during the year	47,715	—
Less: accumulated depreciation	(628,868)	(563,208)
Net computer equipment	28,397	46,342
Office equipment, at cost	167,564	167,564
Less: accumulated depreciation	(167,564)	(166,807)
Net office equipment	—	757
Equipment under hire purchase, at cost	594,626	594,626
Less: accumulated depreciation	(594,626)	(594,626)
Net equipment under hire purchase	—	—
Leasehold improvements, at cost	462,797	462,797
Add: additions during the year	2,583
Less: accumulated depreciation	(464,956)	(430,604)
Net leasehold improvements	424	32,193
Total net property, plant and equipment	69,333	175,284
Reconciliation of property, plant and equipment
Opening gross carrying amount	3,285,926	3,283,541
Add: additions purchased during the year	50,297	2,385
Less: disposals made during the year	—	—
Closing gross carrying amount	3,336,223	3,285,926
Opening accumulated depreciation and impairment losses	(3,110,642)	(2,806,893)
Add: disposals made during the year	—	—
Less: depreciation expense charged	(156,248)	(303,749)
Closing accumulated depreciation and impairment losses	(3,266,890)	(3,110,642)
Total net property, plant and equipment	69,333	175,284

Reconciliation of movements in property, plant and equipment by asset category

	Opening				Closing
	net carrying	Additions	Disposals	Depreciation	net carrying
	amount	during year	during year	expense	amount
Asset category	A$	A$	A$	A$	A$
Laboratory equipment	95,992	—	—	(55,480)	40,512
Computer equipment	46,342	47,714	—	(66,416)	28,397
Leasehold improvements	32,193	2,583	—	(34,352)	424
Totals	175,284	50,297	—	(156,248)	69,333

15.           TRADE AND OTHER PAYABLES (CURRENT)

	Consolidated
	2019	2018
	A$	A$
Trade payables	590,231	535,924
Other payables	68,423	222,502
Accrued expenses	346,654	186,704
Total current trade and other payables	1,005,308	945,130

Note: Trade payables for the Company include amounts due in US dollars of USD 126,829 (2018: USD 116,063) and Swiss francs of CHF 0 (2017: CHF 380).

Refer Note 28 for details of management of interest rate, foreign exchange and liquidity risks applicable to trade and other payables for which, due to their short-term nature, their carrying value approximates their fair value.

16.           PROVISIONS (CURRENT AND NON-CURRENT)

	2019	2018
	A$	A$
Current provisions
Annual leave	152,352	145,449
Long service leave	243,740	268,544
Make good *	91,590	91,590
Total current provisions	487,682	505,583
Non-current provisions
Long service leave	809	3,390
Make good *	—	—
Total non-current provisions	809	3,390
Total provisions	488,491	508,973

* Make good provision

Genetic Technologies Limited is required to restore the leased premises situated in Fitzroy, Melbourne to their original condition at the end of the lease terms. A provision has been recognized for the present value of the estimated expenditure required to remove any leasehold improvements. These costs have been capitalized as part of the cost of leasehold improvements and are amortized over the shorter of the term of the lease or the useful life of the assets. See Note 2 (u) for the Company’s other accounting policies relevant to provisions.

16.           PROVISIONS (CURRENT AND NON-CURRENT) (cont.)

	Consolidated
	2019	2018
	A$	A$
Reconciliation of annual leave provision
Balance at the beginning of the financial year	145,499	239,821
Add: obligation accrued during the year	91,106	155,967
Less: utilized during the year	(84,253)	(250,289)
Balance at the end of the financial year	152,352	145,499
Reconciliation of long service leave provision
Balance at the beginning of the financial year	271,933	299,739
(Less)/ Add: obligation accrued during the year	10,226	(27,806)
Less: utilized during the year	(37,610)	—
Balance at the end of the financial year	244,549	271,933

Note: The current provisions for annual leave and long service leave include a total amount of $335,655 (2018: $325,421) in respect of obligations which, based on historical evidence, the Company estimates will be settled more than 12 months from balance date.

17.           CONTRIBUTED EQUITY

	Consolidated
	2019	2018
	A$	A$
Issued and paid-up capital
Fully paid Ordinary Shares	125,498,824	122,372,662
Total contributed equity	125,498,824	122,372,662
Movements in shares on issue

Year ended June 30, 2018	Shares	$
Balance at the beginning of the financial year	2,435,282,724	122,382,625
Less: transaction costs arising on share issue	—	(9,963)
Balance at the end of the financial year	2,435,282,724	122,372,662

Year ended June 30, 2019	Shares	$
Balance at the beginning of the financial year	2,435,282,724	122,372,662
Shares issued during the year	502,851,419	3,557,509
Less: transaction costs arising on share issue		(431,347)
Balance at the end of the financial year	2,938,134,143	125,498,824

Terms and conditions of contributed equity

Ordinary shares have the right to receive dividends as declared and, in the event of winding up the Company, to participate in the proceeds from the sale of all surplus assets in proportion to the number of and amounts paid up on shares held.  Ordinary shares, which have no par value, entitle their holder to one vote, either in person or by proxy, at a meeting of the Company.

Capital management

When managing capital, Management’s objective is to ensure that the Company continues as a going concern as well as to provide returns for shareholders and benefits for other stakeholders. Management also aims to maintain a capital structure to reduce the entity’s cost of capital.

18.           RESERVES

	Consolidated
	2019	2018
	A$	A$
Foreign currency translation	789,598	765,930
Share-based payments	5,220,334	4,885,232
Total reserves	6,009,932	5,651,162
Reconciliation of foreign currency translation reserve
Balance at the beginning of the financial year	765,930	1,288,896
Add: net currency translation gain / (loss)	23,668	(522,966)
Balance at the end of the financial year	789,598	765,930
Reconciliation of share-based payments reserve
Balance at the beginning of the financial year	4,885,232	4,755,597
Add: share-based payments expense	341,201	129,635
Less: Reversal of forfeited/lapsed options	(6,099)
Balance at the end of the financial year	5,220,334	4,885,232

Nature and purpose of reserves

Foreign currency translation reserve

This reserve is used to record exchange differences arising from the translation of the financial statements of foreign subsidiaries.

Share-based payments reserve

This reserve is used to record the value of share-based payments provided to employees and others providing similar services as part of their remuneration.

19.           ACCUMULATED LOSSES

Balance at the beginning of the financial year	(123,311,946)	(117,848,074)
Add: net loss attributable to owners of Genetic Technologies Limited	(6,425,604)	(5,463,872)
Balance at the end of the financial year	(129,737,550)	(123,311,946)

20.    OPTIONS

The fair value of options granted under an Employee Option Plan is recognised as an employee benefit expense with a corresponding increase in equity. The fair value is measured at grant date and recognized over the vesting period over which all of the specified vesting conditions are to be satisfied. The fair value at grant date is determined by management with the assistance of an independent valuer, using a Black-Scholes option pricing model or a Monte Carlo simulation analysis. The total amount to be expensed is determined by reference to the fair value of the options granted;

•    including any market performance conditions (e.g. the entities share price)

•    excluding the impact of any service and non-market performance vesting conditions (e.g. remaining an employee over a specified time period)

The cumulative employee benefits expense recognised at each reporting date until vesting date reflects (i) the extent to which the vesting period has expired; and (ii) the number of awards that, in the opinion of the Directors of the Group, will ultimately vest. This opinion is formed based on the best information available at balance date.

Where the terms of an equity-settled award are modified, as a minimum an expense is recognised as if the terms had not been modified. In addition, an expense is recognised for any increase in the value of the transaction as a result of the modification, as at the date of modification. Where appropriate, the dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share. The Company’s policy is to treat the options of terminated employees as forfeitures.

On November 30, 2001, the Directors of the Company established a Staff Share Plan. On November 19, 2008, the shareholders of the Company approved the introduction of a new Employee Option Plan. Under the terms of the respective Plans, the Directors may, at their discretion, grant options over the ordinary shares in the Genetic Technologies Limited to executives, consultants, employees, and former Non-Executive Directors, of the Company.

During the year 16,000,000 options over ordinary shares were granted pursuant the Employee Option Plan. The following information relates to ordinary shares granted pursuant to the Employee Option Plan at no cost for year ended 30 June 2019;

Set out below are summaries of all listed and unlisted options, including ESOP:

	Ave. exercise price per option	Number of options and performance rights
As at 1 July	$0.017	55,102,778
Granted to KentGrove Capital	$0.015	12,500,000
Granted to employees during the year	$0.010	16,000,000
Lapsed during the year	$0.020	(19,236,111)
Forfeited during the year	$0.001	(6,000,000)
Lapse of unlisted options attached to convertible notes	$0.015	(20,366,667)
As at 30 June	$0.015	38,000,000

Note:

On August 8, 2018, the Company announced that it issued the following securities to Kentgrove Capital Pty Ltd:

•                  8,833,100 Shares in lieu of payment of the Establishment Fee (Establishment Shares);

•                  12,500,000 Options exercisable at $0.0153 each and expiring 3 years after issue (Establishment Options); and

•                  100,000,000 Shares as security for the Company’s obligations under the Kentgrove Facility (Collateral Shares).

Fair value of options granted

The options granted to Kentgrove Capital Pty Ltd were valued based on the following:

2019
Grant Date	08 Aug 2018
Options issued	12,500,000
Dividend yield	—
Historic volatility and expected volatility	80%
Option exercise price	$0.0153
Weighted average exercise price	$0.0153
Risk-free interest rate	2.02%
Expected life of an option	3 years
Model used	Black-Scholes
Fair value of options at grant date	$0.0040

As at June 30, 2019, the following options over Ordinary Shares in the Company were outstanding.

	2019	Weighted ave. exercise price	2018	Weighted ave. exercise price
Unlisted employee options (refer below)	25,500,000	$0.015	34,736,111	$0.017
Unlisted options attached to convertible notes	—	—	20,366,667	$0.015
Unlisted options granted to KentGrove Capital	12,500,000	$0.015	—	—
	38,000,000	$0.015	55,102,778	$0.016

On November 30, 2001, the Directors of the Company established a Staff Share Plan.  On November 19, 2008, the shareholders of the Company approved the introduction of a new Employee Option Plan.  Under the terms of the respective Plans, the Directors of the Company may grant options over Ordinary Shares in Genetic Technologies Limited to executives, consultants and employees of the Company.  The options, which are granted at nil cost, are not transferable and are not quoted on the ASX.  As at June 30, 2019, there was 1 executive and 12 employees who held options that had been granted under the Plans.  Options granted under the Plans carry no rights to dividends and no voting rights.

20.    OPTIONS (cont.)

The movements in the number of options granted under the Plans are as follows:

	2019	Weighted ave. exercise price	2018	Weighted ave. exercise price
Unlisted employee options
Balance at the beginning of the financial year	34,736,111	$0.017	54,736,111	$0.016
Add: options granted during the year	16,000,000	$0.010	—	—
Less: options lapsed during the year	(19,236,111)	$0.020	—	—
Less: options forfeited during the year	(6,000,000)	$0.010	(20,000,000)	$0.014
Balance at the end of the financial year	25,500,000	$0.015	34,736,111	$0.017

There were no options exercised under the Employee Option Plan during the year ended June 30, 2019 (2018: Nil).

The numbers of options outstanding as at June 30, 2019 by ASX code, including the respective dates of expiry and exercise prices, are tabled below (refer Note 23 for further information).  The options tabled below are not listed on ASX.

Option description	2019	Weighted ave. exercise price	2018	Weighted ave. exercise price
Unlisted employee options
Options to Kentgrove (expiring August 8, 2021)	12,500,000	$0.015	—	—
GTGAD (expiring September 14, 2020)	—	—	—	—
GTGAD (expiring November 24, 2020)	—	—	19,236,111	$0.020
GTGAD (expiring March 31, 2021)	5,000,000	$0.020	5,000,000	$0.020
GTGAD (expiring February 16, 2022)	5,500,000	$0.010	10,500,000	$0.010
ESOP options (expiring December 11, 2021)	15,000,000	$0.010	—	—
Balance at the end of financial year	38,000,000	$0.015	34,736,111	$0.017

Unlisted options attached to convertible notes
GTGAC (expiring December 2, 2018)	—	—	20,366,667	$0.015
Balance at the end of the financial year	38,000,000	$0.015	55,102,778	$0.016
Exercisable at the end of the financial year	38,000,000	$0.015	48,102,778	$0.017

The weighted average remaining contractual life of options outstanding as at June 30, 2019 was 2.16 years (2018: 1.94 years).

21.           SEGMENT INFORMATION

Identification of reportable segments

The Company has identified a sole operating segment as reported that is consistent with the internal reporting provided to the chief operating decision maker and is aligned to the one major revenue stream.

The Company’s operating segment is summarized as follows:

Business segments

		Revenues and income
Segment		Sales	Other	Totals	Profit / (loss)
		A$	A$	A$	A$
Operations	2019	25,444	1,019,769	1,045,213	(6,425,604)
	2018	189,254	441,476	630,730	(5,463,872)
	2017	518,506	344,112	862,618	(8,403,826)

				Amortization	Purchases of
Segment		Assets	Liabilities	/depreciation	equipment
		A$	A$	A$	A$
Operations	2019	3,265,005	(1,493,799)	(156,248)	5,353
	2018	6,165,981	(1,454,103)	(303,749)	2,385
	2017	12,108,297	(1,529,253)	(371,611)	234,799

Geographic information

Australia — is the home country of the parent entity and the location of the Company’s genetic testing and licensing operations.

U.S. — is the home of Phenogen Sciences Inc. and GeneType Corporation.

Switzerland — is the home of GeneType AG (Liquidated December 2017).

Geographic information

		Revenues and income
		Sales	Other	Totals	Profit/(Loss)
		A$	A$	A$	A$
Australia	2019	5,247	1,019,769	1,025,016	(5,791,950)
	2018	—	441,476	441,476	(3,504,098)
	2017	18,215	344,112	362,327	(7,000,994)
U.S.	2019	20,197	—	20,197	(633,654)
	2018	189,254	—	189,254	(1,959,774)
	2017	500,291	—	500,291	(1,371,001)
Other	2019	—	—	—	—
	2018	—	—	—	—
	2017	—	—	—	(31,831)
Totals	2019	25,444	1,019,769	1,045,213	(6,425,604)
	2018	189,254	441,476	630,730	(5,463,872)
	2017	518,506	344,112	862,618	(8,403,826)

21.                               SEGMENT INFORMATION (cont.)

Segment assets:

The internal management reporting presented to key business decision makers report total assets on the basis consistent with that if the consolidated financial statements. These reports do not allocate assets based on the operations of each segment or by geographical location.

Under the current management reporting framework, total assets are not reviewed to a specific reporting segment or geographical location.

Segment Liabilities:

The internal management reporting presented to key business decision makers report total liabilities on the basis consistent with that if the consolidated financial statements. Under the current management reporting framework, total liabilities are not reviewed to a specific reporting segment or geographical location.

Other revenues and income includes interest received of $25,790 (2018: $15,218  and 2017: $38,765).

Expenses includes employee benefits expenses of $2,414,408 (2018: $2,657,232 and 2017: $3,594,936).

Included in the above figures are the following intersegment balances and transactions:

	Consolidated
	2019	2018	2017
	A$	A$	A$
Foreign exchange gain (U.S.) and foreign exchange loss (Australia)	291,542	981,141	776,295
Cost of sales (U.S.) and sales (Australia)	9,708	38,352	74,762

Segment products and locations

The principal geographic segment is Australia, with the Company’s headquarters being located in Melbourne in the State of Victoria however the key sales activities take place in the U.S..

Major customers

During the years ended June 30, 2019 and June 30, 2018 there was no customer from whom the Company generated revenues representing more than 10% of the total consolidated revenue from operations or outstanding receivables.

22.          SHARE BASED PAYMENTS

(a) Employee option plan

On November 30, 2001, the Directors of the Company established a Staff Share Plan.  On November 19, 2008, the shareholders of the Company approved the introduction of a new Employee Option Plan.  Under the terms of the respective Plans, the Directors may, at their discretion, grant options over the Ordinary Shares in the Genetic Technologies Limited to executives, consultants, employees, and former Non-Executive Directors, of the Company.

During the year 16,000,000 options over Ordinary Shares were granted pursuant the Employee Option Plan. The following information relates to Ordinary Shares granted pursuant to the Employee Option Plan at no cost for year ended 30 June 2019;

i.                                          16,000,000 unlisted options (Expiring on December 11, 2021 with an exercise price of $0.01 vesting on 30 June 2019) over Ordinary Shares pursuant to the Employee Option Plan were granted. The fair value of each option granted is estimated by an external valuer using a Black-Scholes option-pricing model, with assumptions as follows:

2019
Grant Date	12 Dec 2018
Options issued	16,000,000
Dividend yield	—
Historic volatility and expected volatility	80%
Option exercise price	$0.010
Weighted average exercise price	$0.030
Risk-free interest rate	2.02%
Expected life of an option	2.8 years
Model used	Black-Scholes
Fair value of options at grant date	$0.0051

As at 30 June 2019, there were 14 employee who held options that had been granted under the Plan.

During the financial year 2018 no options over ordinary shares were granted pursuant the Employee Option Plan. The following information relates to ordinary shares granted pursuant to the Employee Option Plan at no cost for year ended 30 June 2017;

The following information relates to Ordinary Shares granted pursuant to the Employee Option Plan at no cost for year ended 30 June 2017;

i.                  1,250,000 options to a number of employees of the Company’s US Subsidiary, Phenogen Sciences Inc. The options vest based on non-market performance conditions (requirement to remain employed by the Company) in three tranches commencing on the date of the 2017 Annual General Meeting (AGM) of the Company and then at each of the 12 and 24 month anniversaries thereafter. The fair value of each option granted is estimated by an external valuer using a Black-Scholes option-pricing model, with assumptions as follows

2017
Grant Date	17 Feb 2017
Options issued	1,250,000
Dividend yield	—
Historic volatility and expected volatility	60%
Option exercise price	$0.010
Weighted average exercise price	$0.010
Risk-free interest rate	2.19%
Expected life of an option	4.5 years
Model used	Black-Scholes
Fair value of options at grant date	$0.0050

As at 30 June 2019, there was 1 employee (2018: 1) who held options that had been granted under the Plan.

ii.               21,500,000 options to a number of KMP. The options vest based on non-market performance conditions (requirement to remain employed by the Company) in three tranches commencing on the date of the 2017 Annual General Meeting (AGM) of the Company and then at each of the 12 and 24 month anniversaries thereafter. The fair value of each option granted is estimated by an external valuer using a Black-Scholes option-pricing model, with assumptions as follows

2017
Grant Date	17 Feb 2017
Options issued	21,500,000
Dividend yield	—
Historic volatility and expected volatility	60%
Option exercise price	$0.010
Weighted average exercise price	$0.010
Risk-free interest rate	2.19%
Expected life of an option	4.5 years
Model used	Black-Scholes
Fair value of options at grant date	$0.0050

iii.            1,250,000 options (2016: 2,000,000 options) to a number of employees of the Company’s US Subsidiary, Phenogen Sciences Inc. The options vest based on non-market performance conditions (requirement to remain employed by the Company) in three tranches commencing on the date of the 2017 Annual General Meeting (AGM) of the Company and then at each of the 12 and 24 month anniversaries thereafter (2016:  three equal tranches after 12 months, 24 months, and 36 months from date of grant, respectively). The fair value of each option granted is estimated by an external valuer using a Black-Scholes option-pricing model, with assumptions as follows

	2017	2016
Grant Date	17 Feb 2017	1 April 2016	25 Nov 2015
Options issued	1,250,000	500,000	1,500,000
Dividend yield	—	—	—
Historic volatility and expected volatility	60%	80%	80%
Option exercise price	$0.010	$0.039	$0.058
Fair value of options at grant date	$0.0050	$0.0065	$0.0139
Weighted average exercise price	$0.010	$0.039	$0.058
Risk-free interest rate	2.19%	1.93%	2.22%
Expected life of an option	4.5 years	4.3 years	4.5 years
Model used	Black-Scholes	Black-Scholes	Black-Scholes

(b) Performance Rights Issuance

After receiving requisite shareholder approval on November 29, 2018, the Company has issued 76,250,000 performance rights to Directors of the Company as follows:

7,500,000 Class A Performance Rights, 25,000,000 Class B Performance Rights and 25,000,000 Class C performance Rights to Dr Paul Kasian

3,750,000 Class A Performance Rights to Dr Lindsay Wakefield

6,250,000 Class A Performance Rights to Dr Jerzy Muchnicki

5,000,000 Class A Performance Rights to Mr Peter Rubinstein

3,750,000 Class A Performance Rights to Mr Xue Lee

Further detail around each tranche of performance rights has been detailed within the explanatory memorandum accompanying the Notice of Meeting lodged with the ASX on October 30, 2018. The Company has accounted for these performance rights in accordance with its accounting policy for share-based payment transactions and has recorded $104,441 of associated expense in the current year-end.

Valuation of Performance Rights

The Performance Rights are not currently quoted on the ASX and as such have no ready market value. The Performance Rights each grant the holder a right of grant of one ordinary Share in the Company upon vesting of the Performance Rights for nil consideration. Accordingly, the Performance Rights may have a present value at the date of their grant. Various factors impact upon the value of Performance Rights including:

•               the period outstanding before the expiry date of the Performance Rights;

•               the underlying price or value of the securities into which they may be converted;

•               the proportion of the issued capital as expanded consequent upon conversion of the Performance Rights into Shares (i.e. whether or not the shares that might be acquired upon exercise of the options represent a controlling or other significant interest); and

•               the value of the shares into which the Performance Rights may be converted.

There are various formulae which can be applied to determining the theoretical value of options (including the formula known as the Black-Scholes Model valuation formula and the Monte Carlo simulation).

The Company has commissioned an independent valuation of the Performance Rights. The independent valuer has applied the Monte Carlo simulation in providing the valuation of the Performance Rights.

Inherent in the application of the Monte Carlo simulation are a number of inputs, some of which must be assumed. The data relied upon in applying the Monte Carlo simulation was:

a)             exercise price being 0.0 cents per Performance Right for all classes;

b)             VWAP hurdle (10 days consecutive share price hurdle) equaling 2.0 cents for Class A and Class B and

3.3cents for Class C Performance Rights;

c)              the continuously compounded risk-free rate being 2.02% for all classes of Performance Rights (calculated with reference to the RBA quoted Commonwealth Government bonds as at October 8,2018 of similar duration to that of the expected life of each class of Performance Right);

d)             the expected option life of 2.8 years for all classes of Performance Rights; and

e)              a volatility measure of 80%.

Based on the independent valuation of the performance rights, the company agrees that the total value of the performance rights to be issued to each director (depending on the share price at issue) is as follows:

Valuation of Class A Performance Rights

	Number of Performance Rights issued	Valuation per Class A (cents)	Total fair value of Class A Performance Rights	Expense accounted for during the year
Dr Paul Kasian	7,500,000	0.77	$57,750	$11,229
Dr Lindsay Wakefield	3,750,000	0.77	$28,875	$5,614
Dr Jerzy Muchnicki	6,250,000	0.77	$48,125	$9,358
Mr Peter Rubinstein	5,000,000	0.77	$38,500	$7,486
Mr Sam Lee	3,750,000	0.77	$28,875	$5,614

Valuation of Class B Performance Rights

	Number of Performance Rights issued	Valuation per Class B (cents)	Class B Performance Rights	Expense accounted for during the year
Dr Paul Kasian	25,000,000	0.77	$192,500	$37,431

Valuation of Class C Performance Rights

	Number of Performance Rights issued	Valuation per Class C (cents)	Class C Performance Rights	Expense accounted for during the year
Dr Paul Kasian	25,000,000	0.57	$142,500	$27,708

22.          SHARE BASED PAYMENTS (cont.)

(b) Expenses arising from share-based payment transactions

Total expenses arising from share-based payment transactions recognized during the period as part of employee benefit expense were as follows:

	Consolidated
	2019	2018	2017
Kentgrove options issued	15,278	—	—
Performance rights issued	104,441	—	120,287
Options issued under employee option plan	215,383	129,635	120,287
Total expenses arising from share-based payments	335,102	129,635	120,287

23.           COMMITMENTS AND CONTINGENCIES

	Consolidated
	2019	2018	2017
Operating lease expenditure commitments	A$	A$	A$
Minimum operating lease payments
- not later than one year	250,068	41,625	227,992
- later than one year but not later than five years	266,560	—	35,676
- later than five years	—	—	—
Total minimum operating lease payments	516,628	41,625	263,668

As at June 30, 2019, the above operating leases related to the following premises that are currently occupied by the Company:

Location	Landlord	Use	Date of expiry of lease	Minimum payments ($)
60-66 Hanover Street Fitzroy, Victoria 3065 Australia	Crude Pty. Ltd.	Office / laboratory	August 31, 2021	487,837
1300 Baxter Street, Suite 157, Charlotte, North Carolina	Mid-Town Partners LLC	Office	Month to month	28,791
			Total	516,628

Apart from the above, there were no other commitments or contingencies as at June 30, 2019.

On July 3, 2018 the lease agreement for the Fitzroy premises in Melbourne was extended for 3 years from September 1, 2018 to August 31, 2021. In addition, Phenogen Sciences Inc. has vacated the Harris Corners Parkway office in Charlotte and entered into a lease agreement effective July 23, 2018 for premises situated at 1300 Baxter Street, Suite 157, Charlotte, North Carolina.

24.    AUDITORS’ REMUNERATION

	Consolidated
	2019	2018	2017
	A$	A$	A$
Audit and assurance services
PricewaterhouseCoopers in respect of:
Audit(1)	288,000	288,200	325,972
Audit related	—	—	107,451
Other audit firms in respect of:
Audit of the Financial Reports of subsidiaries	—	—	4,070
Total remuneration in respect of audit services	288,000	288,200	437,493

(1) Audit fees consist of services that would normally be provided in connection with statutory and regulatory filings or engagements, including services that generally only the independent accountant can reasonably provide.

25.          RELATED PARTY DISCLOSURES

Ultimate parent

Genetic Technologies Limited is the ultimate Australian parent company. As at the date of this Report, no shareholder controls more than 50% of the issued capital of the Company.

Transactions within the Group and with other related parties

During the year ended 31 December 2019, the only transactions between entities within the Group and other related parties occurred, are as listed below. Except where noted, all amounts were charged on similar to market terms and at commercial rates.

Debt convertible notes

During the year ended 30 June 2015, the Company finalised the raising of $2,150,000 via the issue of unlisted secured (debt) notes to existing and new Australian institutional and wholesale investors. The debt notes carried a 10.0% coupon rate, and as approved at the Annual General Meeting, held on 25 November 2014, became convertible notes which could convert into ordinary shares (at a 10.0% discount to the 5 day VWAP). These convertible notes also carry free attached options to purchase further shares in the Company.

Of these convertible notes, $125,000 were issued to a holder associated with Dr Lindsay Wakefield, a Company director at the time of issue, on the same terms and conditions as other note holders, all of which were converted during the year ended 30 June 2015. The 8,333,333 share options attached to these convertible notes expired during the year ended 30 June 2019. Dr Muchnicki and Mr Rubinstein, both of whom were elected as Directors of the Company on 31 January 2018, also participated in the debt convertible notes raising, during the year ended 30 June 2019 associated options indirectly held of 6,666,667 and 5,000,000 respectively expired.

Blockchain Global Limited

As announced by the Company on 15 February 2018, a non-binding terms sheet with Blockchain Global Limited(BCG) was entered to provide a framework for continuing discussions between the two companies, with the proposed transaction being subject to shareholder approval (by non-associated Shareholders); and as announced by the Company on 2 August 2018, a framework agreement with BCG was entered formalizing the non-binding terms sheet and providing a framework for a strategic alliance between the Company and BCG, with the agreement became binding on 29 November 2018 upon receiving the requisite shareholder approval. The agreement proposed the issue of 486 million shares to BCG in 3 tranches subject to the achievement of certain milestones. To date no shares have been issued under the framework agreements and no milestones have been achieved. Any rights to the 486 million milestone shares lapse between 27th December 2019 and 27 June 2020.

The company has accounted for these share issuances in accordance with its accounting policy for share-based payment transactions and has not recorded any associated expense in the current year given performance conditions have not been met and are not currently considering any Blockchain related projects.

A number of Directors of the Company presently or previously have had involvement with BCG. Mr Sam Lee has a direct and indirect share interest and was a CEO and managing director of BCG. Mr Peter Rubinstein held a minority shareholding in the entity and was also a director in BCG. Dr Jerzy Muchnicki has a direct and indirect interest in BCG. Dr Paul Kasian was previously a director of BCG until July 2018.

Performance Rights Issuance

After receiving requisite shareholder approval on 29 November 2018, the Company has issued 76,250,000 performance rights to Directors of the Company as follows:

• 7,500,000 Class A Performance Rights, 25,000,000 Class B Performance Rights and 25,000,000 Class C performance Rights to Dr Paul Kasian

• 3,750,000 Class A Performance Rights to Dr Lindsay Wakefield

• 6,250,000 Class A Performance Rights to Dr Jerzy Muchnicki

• 5,000,000 Class A Performance Rights to Mr Peter Rubinstein

• 3,750,000 Class A Performance Rights to Mr Xue Lee

The Company has accounted for these performance rights in accordance with its accounting policy for share-based payment transactions and has recorded $104,441 of associated expense in the current year.

Valuation of Performance Rights

The Performance Rights are not currently quoted on the ASX and as such have no ready market value. The Performance Rights each grant the holder a right of grant of one ordinary Share in the Company upon vesting of the Performance Rights for nil consideration. Accordingly, the Performance Rights may have a present value at the date of their grant. Various factors impact upon the value of Performance Rights including:

• the period outstanding before the expiry date of the Performance Rights;

• the underlying price or value of the securities into which they may be converted;

• the proportion of the issued capital as expanded consequent upon conversion of the Performance Rights into Shares (i.e. whether or not the shares that might be acquired upon exercise of the options represent a controlling or other significant interest); and

• the value of the shares into Which the Performance Rights may be converted.

Blockshine Health Joint Venture

The Company, via its subsidiary Gene Ventures Pty Ltd, entered into a joint venture with Blockshine Technology Corporation (BTC). The joint venture company, called Blockshine Health, will pursue and develop blockchain opportunities in the biomedical sector. Blockshine Health will have full access to BTC’s technology (royalty free) as well as all of its opportunities in the biomedical sector. The Company invested $250,000 into the joint venture for a 49% equity stake. The Company has recorded an impairment against the investment during the financial year ended June 30, 2019, due to the cancellation of the project.

Dr Jerzy Muchnicki (GTG’s nominee for directorship) is currently the director of both the Company and Blockshine Health. At this time, no Directors fees are payable to Dr Muchnicki by the joint venture company Blockshine Health.

There were no transactions with parties related to Key Management Personnel during the year other than that disclosed above.

Genetic Technologies HK Limited and Aocheng Genetic Technologies Co. Ltd - Joint Venture

In August 2018, the Company announced a Heads of Agreement had been reached with Representatives of the Hainan Government - Hainan Ecological Smart City Group (“HESCG”), a Chinese industrial park development & operations company have formally invited Genetic Technologies Limited (“GTG”) to visit the Hainan Medical Pilot Zone to conduct a formal review and discuss opportunities for market entry into China via the Hainan Free Trade Zone initiative. The invitation was extended to GTG via Beijing Zishan Health Consultancy Limited (“Zishan”), demonstrating the potential for growth presented by the proposed Joint Venture between the parties (as announced to the market on 14 August 2018).

Participants in the Hainan Medical Pilot Zone gain access to the Chinese healthcare market with an estimated value in excess of US$800B. Discussions with HESCG form part of an official review process to evaluate the feasibility of offering GTG’s suite of genetic risk assessment tests into China through the Hainan Medical Pilot Zone.

Subsequently, the Company announced the official formation of Genetic Technologies HK Limited and Aocheng Genetic Technologies Co. Ltd in Hong Kong to the market on March 27, 2019,

With a growing clinical market and increased government investment in health-related technology, China is poised to become one of the largest global markets for genomic testing. The invitation from representatives of the Hainan Government represents a significant opportunity for GTG to advance the adoption of genetic risk assessment tests in the region.

GTG’s Chairman, Dr Paul Kasian has been named in the formation Heads of Agreement document to be the Chairman of the Joint Venture entity. At this time, no Directors fees or emoluments have been paid to Dr Kasian, nor have agreements regarding fees been reached.

Lodge Corporate

Dr. Kasian was a director of corporate finance and corporate advisor from December 2017 to February 2019 with Lodge Corporate. During the year, the company engaged in corporate advisory services with Lodge Corporate and had transactions worth $67,000 during the financial year end 2019.

Mr. Phillip Hains (Chief Financial Officer)

Subsequent to the financial year end 2019, on July 11, 2019, the Company announced that it had appointed Mr. Phillip Hains (MBA, CA) as the Chief Financial Officer who has over 30 years of extensive experience in roles with a portfolio of ASX and NASDAQ listed companies and provides CFO services through his firm The CFO Solution. The Company had a similar arrange with The CFO Solution, where it would engage and provided services of overall CFO, accounting and other finance related activities.

During the financial year 2019, the company had transactions valued at $45,459 with The CFO Solution towards provision of overall CFO, accounting and other finance related activities.

Details of Directors and Key Management Personnel as at balance date

Directors

• Dr Paul Kasian (Former Chairman and Interim CEO) (resigned September 24, 2019)

• Dr Lindsay Wakefield (Non-Executive)

• Dr Jerzy Muchnicki (Executive Director and Interim CEO) (appointed on September 24, 2019)

• Mr Peter Rubinstein (Non-Executive)

• Mr Xue Lee (Non-Executive) (resigned on July 9, 2019)

Executives

• Dr Richard Allman (Scientific Director)

• Mr Paul Viney (Chief Financial Officer, Chief Operating Officer and Company Secretary) (appointed on December 15, 2018 and resigned on July 15, 2019)

• Kevin Fischer (Chief Financial Officer) (resigned on December 31, 2018)

25.           RELATED PARTY DISCLOSURES (cont.)

	Consolidated
	2019	2018	2017
	A$	A$	A$
Remuneration of Key Management Personnel
Short-term employee benefits	964,162	1,215,632	1,533,457
Post-employment benefits	86,130	96,315	101,320
Share-based payments	157,886	130,385	121,269
Other long-term benefits	734	2,371	61,594
Termination benefits	—	164,760	—
Total remuneration of Key Management Personnel	1,208,912	1,609,463	1,817,640

26.           SUBSIDIARIES

The following diagram is a depiction of the Company structure as at June 30, 2019.

		Company interest (%)		Net carrying value ($)
Name of Company	Incorporation details	2019	2018	2019	2018
Entities held directly by parent
GeneType Pty. Ltd. (Dormant)	September 5, 1990 Victoria, Australia	100%	100%	—	—
Genetic Technologies Corporation Pty. Ltd. (Genetic testing)	October 11, 1996 N.S.W., Australia	100%	100%	2	2
Gene Ventures Pty. Ltd. * (Dormant)	March 7, 2001 N.S.W., Australia	100%	100%	10	10
GeneType AG ** (Dormant)	February 13, 1989 Zug, Switzerland	—	—	—	—
GeneType Corporation (Dormant)	December 18, 1989 California, U.S.A.	100%	100%	—	—
Phenogen Sciences Inc. (BREVAGenTM )	June 28, 2010 Delaware, U.S.A.	100%	100%	11,006	11,006
Genetic Technologies HK Ltd	March 18, 2019 Hong Kong, China	100%	N/A	—	—
Total carrying value				11,018	11,018

* On 26 April 2018, the name of RareCellect Pty Ltd (ACN 096 135 9847) was changed to Gene Ventures Pty Ltd (ACN 096 135 947)

** Liquidation of GeneType AG was completed on 13 December 2017

27.           FINANCIAL RISK MANAGEMENT

The Company’s activities expose it to a variety of financial risks such as credit risk, market risk (including foreign currency risk and interest rate risk) and liquidity risk.  The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Company.  The Company uses different methods to measure the different types of risk to which it is exposed.  These methods include sensitivity analysis in the case of foreign exchange, interest rate and aging analysis for credit risk.

Risk management is managed by the Executive under guidance provided by the Board of Directors via its Audit Committee, which provides guidance for overall risk management, as well as policies covering specific areas, such as credit risk, foreign exchange risk and interest rate risk.  The Committee identifies and evaluates financial risks in close cooperation with the Company’s executive management.

The Company’s principal financial instruments comprise cash and cash equivalents.  The Company also has other financial assets and liabilities, such as trade receivables and payables, which arise directly from its operations.

The Company does not typically enter into derivative transactions, such as interest rate swaps or forward currency contracts.  It is, and has been throughout the period under review, the Company’s policy that no trading in financial instruments shall be undertaken.  The main risks arising from the Company’s financial instruments are credit risk exposures, foreign currency risk, interest rate risk and liquidity risk.  The policies for managing each of these risks are summarized below.

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognized, in respect of each class of financial asset, financial liability and equity instrument are disclosed in Note 2.

The Company holds the following financial instruments:

	Consolidated
	2019	2018
	A$	A$
Financial assets
Cash at bank / on hand	2,131,741	5,487,035
Trade and other receivables	818,766	301,383
Performance bond and deposits	53,456	3,505
Total financial assets	3,003,963	5,791,923

Financial liabilities
Trade and other payables	1,005,308	945,130
Total financial liabilities	1,005,308	945,130

Credit risk

The Company’s credit risk is managed on a Company basis.  Credit risk arises from cash and cash equivalents and deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables and committed transactions. Other receivables represent amounts accrued for which reimbursement will be applied for from the Australian Taxation Authority under the Governments Research & Development grant. The maximum exposures to credit risk at June 30, 2019 in relation to each class of recognized financial asset is the carrying amount of those assets, as indicated in the balance sheet.

Financial assets included on the balance sheet that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables.  In accordance with the guidelines of the Company’s Short Term Investment Policy, the Company minimizes this concentration of risk by placing its cash and cash equivalents with financial institutions that maintain superior credit ratings in order to limit the degree of credit exposure.  For banks and financial institutions, only independently-rated parties with a minimum rating of “A-1” are accepted.  The Company has also established guidelines relative to credit ratings, diversification and maturities that seek to maintain safety and liquidity.  The Company does not require collateral to provide credit to its customers.  The Group has not entered into any transactions that qualify as a financial derivative instrument.

27.           FINANCIAL RISK MANAGEMENT (cont.)

Credit risk (cont.)

The trade receivables balance is reflective of historical collection rates which are monitored on an ongoing basis and adjusted accordingly based on changing collection and test data. As at June 30, 2019, the balance of the Company’s total accrued net trade receivables was $16,529 (2018: $10,503 (refer Note 12)).

Credit risk further arises in relation to financial guarantees given by the Company to certain parties in respect of obligations of its subsidiaries.  Such guarantees are only provided in exceptional circumstances.

An analysis of the aging of trade and other receivables s is provided below:

	Consolidated
	2019	2018
	A$	A$
Net trade and other receivables
Current (less than 30 days)	802,237	294,454
31 days to 60 days	11,159	3142
61 days to 90 days (note)	—	783
Greater than 90 days (note)	5,370	3004
Total net trade and other receivables (Note 12)	818,766	301,383

Market risk

Foreign currency risk

The Company operates internationally and is exposed to foreign currency exchange risk, primarily with respect to the US dollar, through financial assets and liabilities.  It is the Company’s policy not to hedge these transactions as the exposure is considered to be minimal from a consolidated operations perspective.  Further, as the Company incurs expenses which are payable in US dollars, the financial assets that are held in US dollars provide a natural hedge for the Company.

Foreign exchange risk arises from planned future commercial transactions and recognized assets and liabilities denominated in a currency that is not the entity’s functional currency and net investments in foreign operations.  The risk is measured using sensitivity analysis and cash flow forecasting.

The Company has a Foreign Exchange Management Policy which was developed to establish a formal framework and procedures for the efficient management of the financial risks that impact on Genetic Technologies Limited through its activities outside of Australia, predominantly in the United States.  The policy governs the way in which the financial assets and liabilities of the Company that are denominated in foreign currencies are managed and any risks associated with that management are identified and addressed.  Under the policy, which is updated on a regular basis as circumstances dictate, the Company generally retains in foreign currency only sufficient funds to meet the expected expenditures in that currency.  Surplus funds are converted into Australian dollars as and when deemed appropriate by the Board in consultation with the CFO.

27.           FINANCIAL RISK MANAGEMENT (cont.)

Market risk (cont.)

As at June 30, 2019, the Company held the following financial assets and liabilities that were denominated in foreign currencies:

Consolidated	Year	USD	EUR	CHF
Financial assets
Cash at bank / on hand	2019	201,737	27,052	—
	2018	2,154,291	28,952	—
Bonds and deposits	2019	1,986	—	—
	2018	3,505	—	—
Total financial assets	2019	203,723	27,052	—
	2018	2,157,796	28,952	—
Financial liabilities
Trade and other payables	2019	117,992	1,900	—
	2018	116,063	—	—
Total financial liabilities	2019	117,992	1,900	—
	2018	116,063	—	—

Notes:            USD — United States dollars               EUR — European euros                                       CHF — Swiss francs

During the year ended June 30, 2019, the Australian dollar / US dollar exchange rate weakened by 5.13%, from 0.7403 at the beginning of the year to 0.7023 at the end of the year.

Based on the financial instruments held at June 30, 2019, had the Australian dollar weakened/ strengthened by 10% against the US dollar with all other variables held constant, the Company’s loss for the year would have been $11,851 lower/ $9,696 higher (2018: 306,000 lower/ $250,000 higher), mainly as a result of changes in the values of cash and cash equivalents which are denominated in US dollars, as detailed in the above tables.

Interest rate risk

The Company’s main interest rate risk arises in relation to its short-term deposits with various financial institutions.  If rates were to decrease, the Company may generate less interest revenue from such deposits.  However, given the relatively short duration of such deposits, the associate risk is relatively minimal.

The Company has a Short Term Investment Policy which was developed to manage the Company’s surplus cash and cash equivalents.  In this context, the Company adopts a prudent approach that is tailored to cash forecasts rather than seeking high returns that may compromise access to funds as and when they are required.  Under the policy, the Company deposits its surplus cash in a range of deposits / securities over different time frames and with different institutions in order to diversify its portfolio and minimize risk.

On a monthly basis, Management provides the Board with a detailed list of all cash and cash equivalents, showing the periods over which the cash has been deposited, the name and credit rating of the institution holding the deposit and the interest rate at which the funds have been deposited.

At June 30, 2019, if interest rates had changed by +/- 50 basis points from the year-end rates, with all other variables held constant, the Company’s loss for the year would have been $8,969 lower / higher (2018: loss $12,000 lower / higher), as a result of higher / lower interest income from cash and cash equivalents.

27.           FINANCIAL RISK MANAGEMENT (cont.)

Market risk (cont.)

The exposure to interest rate risks and the effective interest rates of financial assets and liabilities, both recognized and unrealized, for the Company is as follows:

		Floating rate	Fixed rate	Carrying amount	Weighted ave. effective rate	Ave. maturity Period
Consolidated	Year	A$	A$	A$	%	Days
Financial assets
Cash at bank / on hand	2019	2,131,741		2,131,741	1.74%	At call
	2018	2,394,754	—	2,394,754	1.74%	At call
Performance bond / deposits	2019		53,456	53,456	—	At call
	2018	—	3,505	3,505	—	At call
Totals	2019	2,131,741	53,456	2,131,741
	2018	2,394,754	3,505	2,398,259
Financial liabilities
Financial liabilities at fair value through profit or loss	2019	—	—	—	—	—
	2018	—	—	—	—	—
Totals	2019	—	—	—
	2018	—	—	—

Note  The Company holds the balance of its cash in non-interest bearing bank accounts.

Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and cash equivalents and the availability of funding through an adequate amount of committed credit facilities, such as its hire purchase and credit card facilities.  The Company manages liquidity risk by continuously monitoring forecast and actual cash flows and, wherever possible, matching the maturity profiles of financial assets and liabilities.  Due to the dynamic nature of the underlying businesses, Management aims to maintain flexibility in funding by keeping committed credit lines available.  Surplus funds are generally only invested in instruments that are tradeable in highly liquid markets. Refer note 2(a) for further information on the material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern.

27.           FINANCIAL RISK MANAGEMENT (cont.)

Liquidity risk (cont.)

A balanced view of cash inflows and outflows affecting the Company is summarized in the table below:

		< 6 months	6 to 12 months	1 to 5 years	> 5 years	Totals
Consolidated	Year	A$	A$	A$	A$	A$
Financial assets
Cash at bank / on hand	2019	2,131,741				2,131,741
	2018	5,487,035	—	—	—	5,487,035
Trade and other receivables	2019	818,766				818,766
	2018	301,383	—	—	—	301,383
Performance bond and deposits	2019	53,456				53,456
	2018	3,505	—	—	—	3,505
Total financial assets	2019	3,003,963				3,003,963
	2018	5,791,923	—	—	—	5,791,923
Financial liabilities
Trade and other payables	2019	1,005,308				1,005,308
	2018	945,130	—	—	—	945,130
Total financial liabilities	2019	1,005,308				1,005,308
	2018	945,130	—	—	—	945,130
Net maturity	2019	(1,998,655)				(1,998,655)
	2018	4,846,793	—	—	—	4,846,793

The Company had access to the following undrawn borrowing facility as at June 30, 2019:

	Facility limit	Amount used	Amount available
	A$	A$	A$
Nature of facility
Credit card facility	95,714	-6,516	89,198

28.           SUBSEQUENT EVENTS

Significant events after balance date

The following significant events have occurred after balance date;

•                  The Company appointed Mr. Nick Burrows as Non- Executive Independent Director to the board on September 2, 2019.

•                  On August 15, 2019, the Company announced a ratio change on the ADR program from 1 ADS representing 150 Ordinary Shares to a new ratio of 1 ADS representing 600 Ordinary Shares. The ratio change will result in a reverse split on Genetic Technologies ADSs on the basis of 1 ADS for 4 old ADS held. The Ordinary Shares of Genetic Technologies Limited will not be affected by this change in the ADS to ordinary shares ratio.

•                  On July 11, 2019, the Company announced the appointment of a new Company Secretary in form of Mr. Justyn Stedwell and appointed a new Chief Financial Officer of the Company in form of Mr. Phillip Hains. These appointments replace roles performed by Mr. Paul Viney due to his departure which was announced during the same month.

•                  On September 24, 2019, the Company announced resignation of Dr. Paul Kasian (current Chairman and interim Chief Executive Officer) with immediate effect with Dr. Jerzy Muchnicki taking up the role of the interim Chief Executive Officer.

•                  On September 23, 2019, the Company announced the signing of a three-year collaboration agreement with Translational Genomics Research Institute (TGen) of Phoenix, Arizona USA. The agreement includes cooperation in the design feasibility analysis of clinical research studies to support the clinical application of GTG’s polygenic risk tests and identification of appropriate clinical partners to participate in the studies.

[•] American Depositary Shares
[•] Representing Ordinary Shares

PROSPECTUS

, 2019

Until                    , 2020 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise indicated, all references to “Genetic Technologies “ or the “company,” “we,” “our,” “us” or similar terms refer to Genetic Technologies Limited and its subsidiaries.

Item 6. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no provision of the Company’s Constitution or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Rule 22 of the Company’s Constitution provides:

To the extent permitted by law, the Company shall indemnify each person who is or has been an officer of the Company or an officer of a related body corporate of the Company, on a full indemnity basis against any liability incurred by the person:

•                  in his capacity as an officer of the Company or a related body corporate; and

•                  to a person other than the Company or a related body corporate of the Company, unless the liability arises out of conduct of the officer which involves a lack of good faith.

To the extent permitted by law, the Company shall indemnify each person who is or has been an officer of the Company or an officer of a related body corporate of the Company, on a full indemnity basis against any liability for costs and expenses incurred by the person in connection with proceedings involving the person in his or her capacity as an officer of the Company or a related body corporate.

The Company may:

•                  enter into, or agree to enter into; and

•                  pay, or agree to pay, a premium in respect of,

a contract insuring a person who is or has been an officer of the Company or of a related body corporate of the Company against a liability incurred by the person as such an officer, except in circumstances prohibited by the Law.

Without limiting a person’s right under this Rule 22, the Company may enter into a deed agreeing with the person to give effect to the rights of the person conferred by this rule or the exercise of a discretion under this rule, on such terms and conditions as the directors think fit and which are not inconsistent with this Rule 22.

This Rule 22 does not limit any right the person otherwise has.

In this Rule 22, an officer means a director or secretary of the Company and such other persons as the directors decide from time to time.

The Company maintains liability insurance policies insuring the Company’s directors and officers against certain liabilities that they may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the prior three years, we issued and sold to third parties the securities listed below without registering the securities under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulations D and S thereunder. None of these transactions involved any public offering. All our securities were sold through private placement either (i) outside the United States or (ii) in the United States to a limited number of investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act.

On October 29, 2019, the Company completed a rights offering to the holders of its ordinary shares in which it issued 1,125,000,000 ordinary shares at an issue price of A$0.004, resulting in gross proceeds to the Company before transaction costs of A$4,500,000. Lodge Corporate acted as the underwriter in the rights offering with respect to A$4,000,000 of the A$4,500,000 total proceeds raised in the rights offering, and was paid a commission of 2% of A$4,000,000.  In addition, Lodge Corporate and sub-underwriters in the Rights Offering became entitled to be issued three-year options to purchase an aggregate of 500,000,000 ordinary shares at an exercise price of A$0.008 per ordinary share.  The sub-underwriters of the underwritten portion of the Rights Offering included Peter Rubinstein and Dr. Jerzy Muchnicki, who will each be issued options to purchase 125,000,000 ordinary shares.

In addition, the Company sold securities in the three prior fiscal years as follows:

		Issue Price	Total Value
Date	Details	AUD$	AUD$
May 6, 2019	72,596,869 ordinary shares issued to Kentgrove Capital Growth Fund	$0.00676	490,755

October 24, 2018	100,000,0000 ordinary shares issued to Kentgrove Capital Growth Fund	$0.0135	1,350,000

August 8, 2018	108,833,100 ordinary shares issued to Kentgrove Capital Growth Fund	$0.0113	1,229,814

Item 8. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
Exhibit 1.1	Form of Underwriting Agreement (to be filed by amendment)

Exhibit 3.1	Constitution (incorporated by reference to Exhibit 1.1 of the Company’s Registration Statement on Form 20-F filed with the Commission on December 21, 2010)

Exhibit 4.1

Deposit Agreement, dated as of January 14, 2002, by and among Genetic Technologies Limited, The Bank of New York Mellon, as Depositary, and the Owners and Holders of American Depositary Receipts (incorporated by reference to Exhibit 1 of the Company’s Registration Statement on Form F-6 relating to the ADSs filed with the Commission on September 12, 2012)

Exhibit 4.2	Form of American Depositary Receipt (incorporated by reference to Rule 424(b)(3) filing (File No. 333-183861), filed with the Commission on August 15, 2019)

Exhibit 5.1	Opinion of K&L Gates (to be filed by amendment)

Exhibit 10.2	License and Services Agreement, dated November 29, 2016, between The University of Melbourne and Genetic Technologies Limited (filed herewith)

Exhibit 10.3	Collaborative Research Agreement between Memorial Sloan Kettering Cancer Center; The Chancellor, Masters and Scholars of the University of Cambridge; and Phenogen Sciences, Inc. (filed herewith)

Exhibit 10.4	Master Collaboration Agreement, dated September 13, 2019, between Genetic Technologies Limited and The Translational Genomics Research Institute (filed herewith)

Exhibit 10.5	Exhibit A-1 entered into under Master Collaboration Agreement, dated September 13, 2019, between Genetic Technologies Limited and The Translational Genomics Research Institute (filed herewith)

Exhibit 23.1	Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm (filed herewith)

Exhibit 23.2	Consent of K&L Gates (to be included in Exhibit 5.1)

Exhibit 24.1	Power of Attorney (filed herewith as part of the signature page)

Financial Statement Schedules.

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings.

(a)                                 The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser

(b)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)                                  The undersigned registrant hereby undertakes that:

(1)                                 For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                                 For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melbourne, Victoria Australia, on the sixteenth day of December 2019.

GENETIC TECHNOLOGIES LIMITED

By:	/s/ Dr. Jerzy Muchnicki
Dr. Jerzy Muchnicki
Interim Chief Executive Officer and Director

NOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Jerzy Muchnicki and Phillip Hains, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Jerzy Muchnicki	Interim Chief Executive Officer (Principal Executive Officer)	December 17, 2019
Dr. Jerzy Muchnicki

/s/ Phillip Hains	Chief Financial Officer (Principal Financial Officer)	December 17, 2019
Phillip Hains

/s/ Dr. Lindsay Wakefield	Director	December 17, 2019
Dr. Lindsay Wakefield

/s/ Peter Rubinstein	Director	December 17, 2019
Peter Rubinstein

/s/ Nick Burrows	Director	December 17, 2019
Nick Burrows

Authorized U.S. Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Genetic Technologies Limited, has signed this registration statement in the City of Newark, Delaware, on December 17, 2019.

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director
Authorized Representative in the United States